     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 29, 1999

                                                      REGISTRATION NO. 333-73071
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                               ------------------

                            MIPS TECHNOLOGIES, INC.
             (Exact Name of Registrant as Specified in its Charter)

           DELAWARE                          3674                  77-0322161
 (State or Other Jurisdiction         (Primary Standard         (I.R.S. Employer
     of Incorporation or                  Industrial             Identification
        Organization)                Classification Code            Number)
                                           Number)

                              1225 CHARLESTON ROAD
                        MOUNTAIN VIEW, CALIFORNIA 94043
                                 (650) 567-5000
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  Of Registrant's Principal Executive Offices)

                                JOHN E. BOURGOIN
                            MIPS TECHNOLOGIES, INC.
                              1225 CHARLESTON ROAD
                        MOUNTAIN VIEW, CALIFORNIA 94043
                                 (650) 567-5000
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                               ------------------

                                   COPIES TO:

        WILLIAM H. HINMAN, JR.                    DONALD M. KELLER, JR.
         Shearman & Sterling                        Venture Law Group,
         1550 El Camino Real                    A Professional Corporation
     Menlo Park, California 94025                  2800 Sand Hill Road
            (650) 330-2200                     Menlo Park, California 94025
                                                      (650) 854-4488

                               ------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                               ------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                               ------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE


    On March 1, 1999, MIPS Technologies, Inc. filed a definitive Proxy Statement with the U.S. Securities and Exchange Commission relating to a special meeting of its stockholders called for the purpose of approving a proposal to recapitalize the authorized capital stock of MIPS Technologies, including (1) the approval and adoption of an amended and restated certificate of incorporation and by-laws of MIPS Technologies pursuant to which each issued and outstanding share of MIPS Technologies' common stock, par value $0.001 per share, will be redesignated as one share of newly created and issued Class A common stock, par value $0.001 per share, of MIPS Technologies and (2) the exchange by Silicon Graphics, Inc. of each share of Class A Common Stock it will own for one share of newly created and issued Class B common stock, par value $0.001 per share, of MIPS Technologies (the "Recapitalization"). The offering of shares of Class A common stock described in the prospectus contained herein will only be consummated if the Recapitalization is approved by MIPS Technologies' stockholders and effected by MIPS Technologies, as described in the Proxy Statement. All information in this Registration Statement and the prospectus contained herein, other than the consolidated financial statements, assumes that the Recapitalization is approved by the stockholders of MIPS Technologies and becomes effective.

                  SUBJECT TO COMPLETION. DATED MARCH 29, 1999.

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                6,000,000 Shares

                                     [LOGO]
                              Class A Common Stock
                                 -------------


    Silicon Graphics, Inc. is offering all of the shares of Class A common stock, and we will not receive any proceeds from the sale of the shares. Upon completion of this offering, Silicon Graphics will own 69% of our outstanding common stock (67% if the Underwriters' over-allotment option is exercised in full), consisting of all of the outstanding shares of our Class B common stock.



    Holders of the Class A common stock are entitled to elect 20% of our board of directors, while holders of the Class B common stock are entitled to elect our remaining directors. The rights of the holders of the Class A and Class B common stock are substantially identical in all other respects.



    The Class A common stock will be traded on The Nasdaq National Market under the symbol "MIPS". On March 26, 1999, the last reported sale price of our common stock on The Nasdaq National Market was $53.00 per share.



    SEE "RISK FACTORS" BEGINNING ON PAGE 6 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE CLASS A COMMON STOCK.


                               ------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------

                                                                     Per Share     Total
                                                                     ----------  ----------
Initial public offering price......................................  $           $
Underwriting discount..............................................  $           $
Proceeds, before expenses, to Silicon Graphics.....................  $           $


    The underwriters may, under certain circumstances, purchase up to an additional 900,000 shares of Class A common stock from Silicon Graphics at the initial public offering price less the underwriting discount.


                               ------------------

GOLDMAN, SACHS & CO.

                           CREDIT SUISSE FIRST BOSTON

                                                   BANCBOSTON ROBERTSON STEPHENS

                                  ------------

                         Prospectus dated       , 1999.

                               [ARTWORK TO COME]

                               PROSPECTUS SUMMARY

    YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION ABOUT OUR COMPANY AND OUR FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS INCLUDED ELSEWHERE IN THIS PROSPECTUS.

                            MIPS TECHNOLOGIES, INC.


    MIPS Technologies is a leading designer of high-performance processors and related intellectual property for use in a wide variety of increasingly sophisticated consumer devices and business equipment. Our processor designs are based on our 32- and 64-bit reduced instruction set computing (RISC) architectures. We are the only company that has a 64-bit architecture in processors that are currently being sold to digital consumer product manufacturers in high volumes.



    We license our core processor designs and related intellectual property to semiconductor manufacturers, companies that design but do not manufacture semiconductor products, and system original equipment manufacturers. Together with our licensees, we offer a variety of high-performance processors in standard, custom, semi-custom and application-specific products. Our licensees include, among others, Broadcom Corporation, Integrated Device Technology, Inc., LSI Logic Corporation, NEC Corporation, NKK Corporation, Philips Semiconductors, Quantum Effect Design, Inc., Texas Instruments, Inc. and Toshiba Corporation.


    Our licensees currently offer over 60 standard processors based on our RISC architecture which have a cumulative installed base of over 120 million units. According to INSIDE THE NEW COMPUTER INDUSTRY, an industry trade publication, the market for RISC-based processors totaled approximately 133 million units in calendar year 1998, a 36% increase over 1997. Based on industry sources, we believe that more than one third of these units were based on the MIPS RISC architecture.


    Our primary target market is the emerging market for digital consumer products. We believe that our 32- and 64-bit processor designs are well suited for this market due to the scalability and performance of our RISC architecture and the cost and time-to-market advantages provided by our intellectual property. Our core processor designs and related intellectual property have been incorporated into several key products in this market, including video games such as the Nintendo 64 and Sony PlayStation, handheld personal computers such as the NEC MobilePro, the Philips Nino, the Sharp Mobilon TriPad and the Vadem Clio, digital set-top boxes such as EchoStar's Dish Network and General Instrument's DVi-5000+ and Internet appliances from WebTV.


                                  THE OFFERING


    The following information assumes that the underwriters do not exercise the option granted by Silicon Graphics to purchase additional shares in the offering. See "Underwriting". The outstanding share information excludes 7,817,714 shares of Class A common stock reserved for issuance under our stock option and stock purchase plans.



Class A common stock
  offered by Silicon
  Graphics(1)............  6,000,000 shares
Class A common stock to
  be outstanding after
  this offering..........  11,542,286 shares
Class A and Class B
  common stock to be
  outstanding after this
  offering...............  37,292,286 shares
Nasdaq National Market
  symbol.................  "MIPS"


--------------


(1) Silicon Graphics currently owns 31,750,000 shares of Class B common stock and no shares of Class A common stock. Under the terms of our certificate of incorporation, as amended as a result of the recapitalization, upon the transfer by Silicon Graphics of 6,000,000 shares of Class B common stock to our underwriters in connection with this offering, such shares of Class B common stock will be automatically converted into shares of Class A common stock on a one-for-one basis.

                         SUMMARY FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


The historical financial information presented below, particularly for periods prior to the third quarter of fiscal 1998, may not be indicative of our future performance and does not necessarily reflect what our financial position and results of operations would have been had we operated as a separate, stand-alone entity during the periods covered. The historical financial information for such periods does not reflect many significant changes that have occurred in our funding and operations and the sources and costs of our revenue as a result of both the separation of our business from that of Silicon Graphics and our shift in strategic direction. The per share data excludes 7,817,714 shares of Class A common stock reserved for issuance under our stock option and stock purchase plans, of which 4,117,000 shares were subject to outstanding options as of December 31, 1998. See "Management--1998 Long-Term Incentive Plan" and "Management--Director Compensation".


                                                                                                  SIX MONTHS ENDED
                                                          YEAR ENDED JUNE 30,                       DECEMBER 31,
                                         -----------------------------------------------------  --------------------
                                           1994       1995       1996       1997       1998       1997       1998
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                             (unaudited)                                            (unaudited)
STATEMENTS OF OPERATIONS DATA:
  Royalties............................  $   8,402  $  13,576  $  19,716  $  37,192  $  55,980  $  26,759  $  24,854
  Contract revenue.....................      8,962     13,903     17,327      3,115        830        827      2,400
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Total revenue........................     17,364     27,479     37,043     40,307     56,810     27,586     27,254

  Total costs and expenses.............     36,524     57,430     64,609     81,092     56,427     43,321     15,323

  Net income (loss)....................    (19,230)   (30,020)   (27,665)   (40,835)       376    (15,746)     7,421

  Net income (loss) per basic share....  $   (0.53) $   (0.83) $   (0.77) $   (1.13) $    0.01  $   (0.44) $    0.20
  Net income (loss) per diluted
    share..............................      (0.53)     (0.83)     (0.77)     (1.13)      0.01      (0.44)      0.19

                                                                                             DECEMBER 31, 1998
                                                                                         -------------------------
BALANCE SHEET DATA:
  Cash and cash equivalents............................................................          $  26,052
  Working capital......................................................................             19,065
  Total assets.........................................................................             33,289
  Total stockholders' equity...........................................................             22,872

                               -----------------

        THE RECAPITALIZATION AND OUR RELATIONSHIP WITH SILICON GRAPHICS

    On January 14, 1999, Silicon Graphics announced its intention to dispose of its interest in us by September 30, 2000. Silicon Graphics has advised us that this divestiture could occur through one or more transactions. The timing and form of any disposition will be subject to market and other conditions. Silicon Graphics could dispose of shares of our common stock in public or private offerings, in a dividend or other distribution to its stockholders, in an exchange offer for outstanding shares of its common stock, or otherwise. Other than this offering, Silicon Graphics has not formulated any definitive plans regarding the divestiture of its interest in us. See "The Recapitalization" for a discussion of certain matters regarding Silicon Graphics' ability to dispose of shares of our common stock in the near term.

    THE RECAPITALIZATION. In light of Silicon Graphics' intention to dispose of its interest in us, we effected a recapitalization of our capital stock on
            , 1999. The recapitalization was designed to permit an orderly, multi-step increase in the number of shares of our common stock that are publicly traded while preserving Silicon Graphics' ability to dispose of its remaining interest in us in a transaction that is intended to be tax-free to Silicon Graphics and its stockholders. As part of the recapitalization, our common stock was redesignated as Class A common stock. Following the recapitalization, Silicon Graphics exchanged the Class A common stock it owned for Class B common stock. As a result, Silicon Graphics presently owns all of the outstanding shares of Class B common stock and no shares of Class A common stock.



    The holders of the Class A common stock, voting as a class, are entitled to elect 20% of the members of our board of directors. The holders of the Class A common stock will elect one director to our board of directors at our 1999 annual meeting of stockholders. Silicon Graphics, as the holder of all of the outstanding shares of Class B common stock, is entitled to elect our remaining directors. Additional information regarding the terms of the Class A and Class B common stock, including a description of certain conversion and exchange provisions, can be found on pages 61 through 64.



    RELATIONSHIP BETWEEN US AND SILICON GRAPHICS. Silicon Graphics is entitled to elect six of the seven members of our board of directors and, following this offering, will own approximately 69% of the total outstanding shares of Class A and Class B common stock (67% if the underwriters' overallotment option is exercised in full). Accordingly, Silicon Graphics will have the ability to exercise a controlling influence over our business and affairs.



    In connection with the recapitalization, we agreed to enter into a distribution tax indemnification agreement with Silicon Graphics. This agreement will apply if Silicon Graphics distributes all of its interest in us in a transaction intended to be tax-free to Silicon Graphics and its stockholders. The agreement will contain provisions limiting our ability to issue our capital stock following a tax-free distribution and prohibiting certain other actions. The agreement will also impose certain indemnification obligations on us with respect to a tax-free distribution. In addition, at the time of our initial public offering and the separation of our business from that of Silicon Graphics, we entered into certain agreements with Silicon Graphics governing various relationships between the two companies. Information regarding these agreements can be found on pages 52 through 58.


    Our headquarters are located at 1225 Charleston Road, Mountain View, California 94043, and our telephone number is (650) 567-5000.

                                  RISK FACTORS


    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING ANY INVESTMENT DECISION. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING OUR COMPANY. ADDITIONAL RISKS AND UNCERTAINTIES ALSO MAY IMPAIR OUR BUSINESS OPERATIONS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS WOULD LIKELY SUFFER. IN SUCH CASE, THE TRADING PRICE OF OUR CLASS A COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.


    THIS PROSPECTUS CONTAINS FORWARD LOOKING STATEMENTS BASED ON OUR CURRENT EXPECTATIONS, ASSUMPTIONS, ESTIMATES AND PROJECTIONS ABOUT OUR COMPANY AND OUR INDUSTRY. THESE FORWARD LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED IN SUCH STATEMENTS AS A RESULT OF CERTAIN FACTORS, AS MORE FULLY DESCRIBED IN THIS SECTION AND ELSEWHERE IN THIS PROSPECTUS.


A SIGNIFICANT PORTION OF OUR REVENUE IS CURRENTLY DERIVED FROM SALES OF THE CURRENT GENERATION OF NINTENDO VIDEO GAME PLAYERS AND RELATED CARTIDGES



    Contract revenue and royalties from Nintendo and NEC relating to Nintendo 64 video game players and related cartridges accounted for 23%, 69%, 79% and 75% of our total revenue for the fiscal years ended June 30, 1996, 1997 and 1998 and the first six months of fiscal 1999, respectively. We anticipate that royalties related to sales of Nintendo 64 video game cartridges will continue to represent a substantial portion of our total revenue for the next several years. Accordingly, factors negatively affecting sales of Nintendo 64 video game cartridges could have a material adverse effect on our results of operations and financial condition.



    The market for home entertainment products is competitive and the introduction of new products or technologies, as well as shifting consumer preferences, could negatively impact the amount and timing of sales of Nintendo 64 video game players and related cartridges. In addition, the eventual introduction of the next generation Nintendo video game system is likely to result in declining sales of Nintendo 64 video game players and related cartridges, although sales of video game cartridges, which account for a significant portion of our royalties, will continue, albeit at a declining rate, for a period of time after the introduction. We developed key elements of the Nintendo 64 system in conjunction with Silicon Graphics. These elements included certain software and graphics technologies which, as a result of our separation from Silicon Graphics and our shift in strategic direction in early 1998, we no longer offer. Accordingly, we will need to generate revenue growth from our stated markets to offset the eventual decline of Nintendo 64 royalties. We understand that the next generation Nintendo video game system will not incorporate any of our technology. We value our relationship with Nintendo; however, there can be no assurance that this relationship will result in any revenues for us other than those generated by the sale of Nintendo 64 video game players and related cartridges. In May 1998, we entered into a memorandum of understanding with Silicon Graphics, Nintendo Co. Ltd. and ArtX, Inc. resolving disputes among the parties regarding the use of our trade secrets and the scope and nature of the confidentiality obligations imposed on us and Silicon Graphics under our contract with Nintendo. See "Business -- Litigation".



WE MUST DIVERSIFY OUR SOURCES OF REVENUE



    Our future success will depend on our ability to offset the eventual decline in revenue from Nintendo 64 video game products with revenue related to sales of other digital consumer products and business equipment. Our ability to diversify our sources of revenue is still uncertain and will depend on whether our processors and related designs are selected for design ("design wins") into a broader range of digital consumer products and business equipment. Our ability to achieve design wins is subject to several risks and uncertainties, including:



- the potentially limited opportunities for design wins with respect to certain digital consumer products, such as video game products, due to a limited number of product manufacturers and the length of product life cycles;



- the risk that the performance, functionality, price and power characteristics of our designs may not satisfy those that are critical to specific digital consumer product applications; and



- our limited research and development and sales and marketing experience in our target markets due to our previous focus on the development of high performance processors for Silicon Graphics' workstations and servers.



    Our failure to achieve a sufficient number of design wins could have a material adverse effect on our business, results of operations and financial condition. Moreover, even if our technology is incorporated into new products, we cannot be certain that any such products will ultimately be brought to market, achieve commercial acceptance or generate meaningful royalties for us.



A SIGNIFICANT PORTION OF OUR REVENUE IS GENERATED FROM A FEW SEMICONDUCTOR COMPANIES



    We currently have nine key semiconductor company licensees. Because our strategy has been to license our technology to a relatively limited number of semiconductor companies, a significant portion of our total revenue has been derived from a limited number of semiconductor companies. Accordingly, factors negatively affecting a particular licensee could adversely effect our results of operations and financial condition if such licensee accounts for a significant portion of our revenue at the time. We are subject to many risks beyond our control that influence the success of our licensees, including, for example, the highly competitive environment in which they operate, the market for their products, their engineering capabilities and their financial and other resources.



    Revenue from our top two semiconductor company licensees represented an aggregate of 18% of our total revenue in fiscal 1998 and 14% of our total revenue in the first half of fiscal 1999. We expect that this revenue concentration will continue in the future, although the identity of the particular licensees that will account for this revenue concentration may vary from period to period depending on the addition or expiration of contracts, the nature and timing of payments due under our contracts and the volumes and prices at which our licensees sell products incorporating our technology.



WE DEPEND ON SEMICONDUCTOR COMPANIES AND DIGITAL CONSUMER PRODUCT MANUFACTURERS TO ADOPT OUR TECHNOLOGY AND USE IT IN THE PRODUCTS THEY SELL



    We do not manufacture or sell processors containing our technology. Rather, we license our technology to semiconductor companies and digital consumer product manufacturers who then incorporate our technology into the products they sell. Accordingly, the adoption and continued use of our technology by semiconductor companies and digital consumer product manufacturers is important to our continued success. We cannot assure you that we will be able to maintain our current relationships or establish new relationships with additional licensees, and any failure by us to do so could have a material adverse effect on our business.



    We face numerous risks in obtaining agreements with semiconductor companies and digital consumer product manufacturers on terms consistent with our business model, including:



- the lengthy and expensive process of building a relationship with a potential licensee before there is any assurance of an agreement;


- the fact that we may compete with the internal design teams of semiconductor companies and digital consumer product manufacturers in the development of products using technologies that are similar to or an alternative to ours;



- the potential difficulties in persuading large semiconductor companies and digital consumer product manufacturers to work with us, to rely on us for critical technology, and to disclose to us proprietary manufacturing technology; and



- the potential difficulties in persuading potential licensees to bear certain development costs associated with our technology and to make other necessary investments to produce embedded processors using our technology.



    Moreover, we are subject to risks beyond our control that influence the success or failure of a particular semiconductor company or digital consumer product manufacturer, including:



-  the competition it faces and the market acceptance of its products;



- its engineering, marketing and management capabilities and the technical challenges unrelated to our technology that it faces in developing its products; and



-  its financial and other resources.



    None of our current licensees are obligated to license new or future generations of our processor designs. In addition, because we do not control the business practices of our licensees, we do not influence the degree to which our licensees promote our technology or set the prices at which the products incorporating our technology are sold to digital consumer product manufacturers.



    Our separation from Silicon Graphics may negatively affect certain of our existing licensee relationships, insofar as Silicon Graphics was a factor in establishing and maintaining the relationship or in negotiating the financial and other terms of our contracts with such licensees (due to, for example, Silicon Graphics' status as a customer of such licensees).


OUR QUARTERLY FINANCIAL RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS


    Our quarterly financial results may vary significantly due to a number of factors, many of which are outside of our control. In addition, our revenue components are difficult to predict and may fluctuate significantly from period to period. Because our expenses are largely independent of our revenue in any particular period, it is difficult to accurately forecast our operating results. Our operating expenses are based, in part, on anticipated future revenue and a high percentage of our expenses are fixed in the short term. As a result, if our revenue is below expectations in any quarter, the adverse effect may be magnified by our inability to adjust spending in a timely manner to compensate for the revenue shortfall.



    In light of the foregoing, we believe that quarter-to-quarter comparisons of our revenue and operating results may not be a good indication of our future performance. In addition, it is possible that in some future periods our results of operations may be below the expectations of public market analysts and investors. In this event, the price of our Class A common stock may fall.



    Factors that could cause our revenue and operating results to vary from quarter to quarter include:


- the demand for and average selling prices of semiconductor products that incorporate our technology;

- the financial terms of our contractual arrangements with our semiconductor licensees, which may provide for significant up-front payments or payments based on the achievement of certain milestones;

-  the relative mix of contract revenue and royalties;

-  competitive pressures resulting in lower contract revenue or royalty rates;

- our ability to develop, introduce and market new processor intellectual property;

- the establishment or loss of licensing relationships with semiconductor companies or digital consumer product manufacturers;


- the timing of new products and product enhancements by us and our competitors;

- changes in development schedules, research and development expenditure levels and product support by us and digital consumer product manufacturers;

-  seasonal fluctuations; and

-  general economic and market conditions.


SILICON GRAPHICS CAN EXERCISE A CONTROLLING INFLUENCE OVER OUR BUSINESS AND AFFAIRS



    Silicon Graphics presently owns all of our issued and outstanding Class B common stock, representing approximately 85% of the total outstanding Class A and Class B common stock. Upon completion of this offering, Silicon Graphics will continue to own all of our outstanding Class B common stock, representing approximately 69% of the total outstanding Class A and Class B common stock (67% if the underwriters' over-allotment option is exercised in full). Accordingly, Silicon Graphics will be able to direct the election of 80% of our directors (rounded up to the nearest whole director) and to exercise a controlling influence over our business and affairs, including:


-  any determinations with respect to mergers or other business combinations;

-  the acquisition or disposition of assets;

-  future issuances of debt and equity securities; and

-  the payment of dividends on our common stock.


    Similarly, for so long as Silicon Graphics continues to beneficially own in excess of 50% of the outstanding Class A and Class B common stock, it will have the power to determine matters submitted to a vote of our stockholders without the consent of other stockholders, will have the power to prevent or cause a change in control of us and could take other actions that might be favorable to Silicon Graphics.



    Following this offering, because Silicon Graphics will own less than 80% of our outstanding common stock, we will no longer be included in Silicon Graphics' consolidated group for federal income tax purposes. However, under federal income tax laws, we will remain jointly and severally liable for the federal income tax liability of each other member of Silicon Graphics' consolidated group arising during periods when we were a member of the group. Under the terms of our tax sharing agreement with Silicon Graphics, Silicon Graphics has the sole authority to respond to and conduct tax proceedings (including tax audits) relating to us for such periods.


WE HAVE POTENTIAL CONFLICTS OF INTEREST WITH SILICON GRAPHICS WHICH COULD ADVERSELY AFFECT US

    Conflicts of interest may arise between us and Silicon Graphics in a number of areas relating to our past and ongoing relationships, including:

-  potential competitive business activities;

- indemnification arrangements, including with respect to the separation of our business from that of Silicon Graphics and the recapitalization;

-  potential acquisitions or financing transactions;

- sales or other dispositions by Silicon Graphics of shares of our common stock, including through the exercise of its registration rights or in a tax-free distribution to its stockholders;

- the exercise by Silicon Graphics of its ability to control our management and affairs; and

-  tax and intellectual property matters.


    We cannot assure you that any conflicts that may arise between us and Silicon Graphics will be resolved in a manner that does not have a material adverse effect on us, even if such result is not intended by Silicon Graphics. In addition, certain of the agreements that we entered into with Silicon Graphics in connection with the separation of our business from that of Silicon Graphics contain specific procedures for resolving disputes between the two companies with respect to the subject matter of those agreements. We cannot assure you that more favorable results to us would not be obtained under different procedures.



    Silicon Graphics does not currently engage in the design and development of processor intellectual property for embedded systems applications. However, you should be aware that our certificate of incorporation provides that Silicon Graphics has no duty to refrain from engaging in the same or similar activities or lines of business as MIPS Technologies. See "Description of Capital Stock -- Corporate Opportunities".



    Ownership interests of our directors or officers in the common stock of Silicon Graphics or service as both a director of MIPS Technologies and an officer or employee of Silicon Graphics could create or appear to create potential conflicts of interest when directors and officers are faced with decisions that could have different implications for MIPS Technologies and Silicon Graphics. Our certificate of incorporation includes provisions relating to the allocation of business opportunities that may be suitable for both MIPS Technologies and Silicon Graphics based on the relationship to the companies of the individual to whom the opportunity is presented and the method by which it was presented. See "Description of Capital Stock -- Corporate Opportunities".



WE ARE DEPENDENT ON THE EMERGING MARKET FOR DIGITAL CONSUMER PRODUCTS AND CONSUMER ACCEPTANCE OF THE PRODUCTS THAT INCORPORATE OUR TECHNOLOGY



    The digital consumer products industry is presently the primary market for our processor, core and related designs. The market for digital consumer products is relatively new and emerging, and our success will depend largely on the level of consumer interest in digital consumer products, many of which have only recently been introduced to the market. In addition, the timing and amount of royalties we receive will depend on consumer acceptance of the products that incorporate our technology. We cannot assure you that any products that incorporate our technology will achieve commercial acceptance or generate meaningful royalties for us.


    Our dependence on the digital consumer products industry involves several risks and uncertainties, including:

-  changes in consumer requirements and preferences;


- the introduction of products by our competitors embodying new technologies or features; and



- the current lack of open industry standards for hardware and software in the digital consumer products industry.



OUR RESEARCH AND DEVELOPMENT EFFORTS ARE CRITICAL TO OUR SUCCESS



    Our future success will depend on our ability to develop enhancements and new generations of our processors, cores and other intellectual property that satisfy the requirements of specific product applications and introduce these new technologies to the marketplace in a timely manner. If our development efforts are not successful or are significantly delayed, or if the characteristics of our processor and related designs are not compatible with the requirements of specific product applications, our ability to achieve design wins may be limited. Our failure to achieve a sufficient number of design wins could have a material adverse effect on our business, results of operations and financial condition.


    Technical innovations of the type critical to our success are inherently complex and involve several risks, including:

- our ability to anticipate and timely respond to changes in the requirements of digital consumer product and business equipment manufacturers;

- our ability to anticipate and timely respond to changes in semiconductor manufacturing processes;

-  changing consumer preferences in the digital consumer products market;

- the emergence of new standards in the semiconductor, digital consumer product or business equipment industries;

- the significant investment that is often required before commercial viability is determined; and

- the introduction by our competitors of products embodying new technologies or features.

    Any failure by us to adequately address these risks could render our existing processor, core and related designs obsolete and could have a material adverse effect on our business, results of operations and financial condition. In addition, we cannot assure you that we will have the financial and other resources necessary to develop processor, core and related designs in the future, or that any enhancements or new generations of the technology that we develop will generate revenue in excess of the costs of development.

PROTECTION OF OUR INTELLECTUAL PROPERTY IS CRITICAL TO OUR ABILITY TO COMPETE


    We attempt to protect our intellectual property rights through a combination of patent, trademark, copyright and trade secret laws as well as licensing agreements and employee and third-party nondisclosure and assignment agreements. Our failure to obtain or maintain adequate protection of our intellectual property rights for any reason could have a material adverse effect on our business, results of operations and financial condition.



    Policing the unauthorized use of our intellectual property is difficult, and we cannot be certain that the steps we have taken will prevent the misappropriation or unauthorized use of our technologies, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. In addition, we cannot be certain that we will be able to prevent other parties from designing and marketing unauthorized MIPS-based products or that others will not independently develop or otherwise acquire the same or substantially equivalent technologies as ours. Moreover, our cross licensing arrangements, in which we license certain of our patents but do not generally transfer know-how or other proprietary information, may facilitate the ability of our cross-licensees, either alone or in conjunction with others, to develop competitive products and designs. See "Business -- Intellectual Property".



    We own 54 U.S. patents and have an additional 15 U.S. patent applications pending, with corresponding patents and applications in various foreign jurisdictions. We cannot assure you that any of our patent applications will be approved or that any of the patents that we own will not be challenged, invalidated or circumvented by others or be of sufficient scope or strength to provide us with any meaningful protection or commercial advantage.



    Significant litigation regarding intellectual property rights exists in our industry. We cannot be certain that third parties will not make a claim of infringement against us or against our semiconductor company licensees or digital consumer product manufacturers in connection with their use of our technology. Any claims, even those without merit, could be time consuming to defend, result in costly litigation and/or require us to enter into royalty or licensing agreements. These royalty or licensing agreements, if required, may not be available to us on acceptable terms or at all. A successful claim of infringement against us or one of our semiconductor manufacturing licensees in connection with its use of our technology could adversely affect our business.


    We have entered into licensing arrangements with Silicon Graphics with respect to certain of its intellectual property that we use in our business. As a result of the separation, however, we no longer have full access to Silicon Graphics' patents and other intellectual property. In the past, the MIPS Group benefitted from its status as a division of Silicon Graphics in its access to the intellectual property of third parties through licensing arrangements or otherwise, and in the negotiation of the financial and other terms of such arrangements. The separation of our business from that of Silicon Graphics could adversely affect our ability to negotiate commercially attractive intellectual property licensing arrangements with third parties in the future. Moreover, in connection with future intellectual property infringement claims, we will not have the benefit of asserting counterclaims based on Silicon Graphics' intellectual property portfolio, nor will we be able to provide licenses to Silicon Graphics' intellectual property in order to resolve such claims.

OUR HISTORICAL FINANCIAL INFORMATION DOES NOT REFLECT THE RECENT CHANGES TO OUR BUSINESS AND STRATEGY

    The historical financial information included in this prospectus for periods prior to the third quarter of fiscal 1998 does not reflect the many significant changes in our cost structure that have occurred as a result of the separation of our business from that of Silicon Graphics and our shift in strategic direction. Such historical financial information also does not reflect changes in our funding and operations that have resulted from our transition to a separate, stand-alone entity.

    For example, in anticipation of the more limited focus of our ongoing research and development activities, we reduced our research and development staff by 185 persons in the third quarter of fiscal 1998. This reduction primarily reflects the transfer to Silicon Graphics of employees engaged in the development of next generation processors for Silicon Graphics' systems. However, the research and development activities of the employees transferred to Silicon Graphics did not generate any material revenue for us in recent periods and, therefore, the reduction in our research and development staff did not have, and is not expected to have, a material effect on our revenue. In particular, while the royalties we received from our licensees on their sales to Silicon Graphics of products incorporating our technology represented approximately 20% of our total revenue in fiscal 1996, such royalties represented less than 5% of our total revenue in fiscal 1997 and fiscal 1998 and less than 1% in the first six months of fiscal 1999.

    In addition, our sales and marketing activities have increased as a result of our shift in focus from the design of processors addressing the needs of Silicon Graphics to the development, marketing and licensing of processor and related designs for a wide variety of applications in the digital consumer products industry.

WE NEED TO CONTINUE TO DEVELOP OUR ADMINISTRATIVE INFRASTRUCTURE


    Prior to the separation of our business from that of Silicon Graphics in June 1998, we operated as a division of Silicon Graphics and not as a separate stand-alone company. Although we continue to be a majority owned subsidiary of Silicon Graphics, Silicon Graphics has no obligation to assist us except as described in "Arrangements Between MIPS Technologies and Silicon Graphics-- Management Services Agreement". If we fail to implement the financial, operational, administrative and other systems and infrastructure necessary to support our business as a stand-alone company, our business, results of operations and financial condition could be adversely affected.


OUR MARKETS ARE HIGHLY COMPETITIVE AND WE MAY BE UNABLE TO COMPETE EFFECTIVELY


    Competition in the market for embedded processors is intense. We believe that the principal competitive factors in our industry are performance, functionality, price, customizability and power consumption. We cannot assure you that we will be able to compete successfully or that competitive pressures will not materially and adversely affect our business, results of operations and financial condition.


    Our processors and cores compete with those of ARM Holdings plc, Hitachi Semiconductor (America) Inc. and PowerPC (an alliance between Motorola, Inc. and IBM Corporation), although we also compete with semiconductor manufacturers whose product lines include processors for embedded and non-embedded applications, including Intel Corporation, National Semiconductor Corporation, Advanced Micro Devices, Inc. and Motorola, Inc. In addition, we may face competition from the producers of unauthorized MIPS-based clones and non-RISC based technology designs.

    To remain competitive, we must also differentiate our processors, cores and related designs from those available or under development by the internal design groups of semiconductor manufacturers, including some of our current and prospective manufacturing licensees. Many of these internal design groups have substantial programming and design resources and are part of larger organizations with substantial financial and marketing resources. These internal design groups may develop products that compete directly with ours or may actively seek to license their own technology to third-party semiconductor manufacturers.


    Many of our existing competitors, as well as a number of potential new competitors, have longer operating histories, greater brand recognition, larger customer bases as well as greater financial and marketing resources than we do. This may allow them to respond more quickly than we can to new or emerging technologies and changes in customer requirements. It may also allow them to devote greater resources than we can to the development and promotion of their technologies and products. In addition, we may face competition from non-RISC based technology designs.


FUTURE DISPOSITIONS OF OUR COMMON STOCK BY SILICON GRAPHICS COULD ADVERSELY AFFECT THE MARKET PRICE FOR OUR COMMON STOCK


    Following this offering, Silicon Graphics will own approximately 25,750,000 shares of Class B common stock (24,850,000 if the underwriters' overallotment option is exercised in full). Silicon Graphics is not obligated to retain these shares, except that it has agreed not to sell or otherwise dispose of any shares of Class A or Class B common stock for 180 days after the completion of this offering without the consent of our underwriters, other than in a distribution by Silicon Graphics of all of the shares of Class B common stock that it owns in order to avoid the application of certain recently proposed tax legislation. See "Underwriting". Any sale or distribution by Silicon Graphics of a substantial amount of Class A or Class B common stock in the public market or to its stockholders, or the perception that such a sale or distribution could occur, could have an adverse effect on the market price of the Class A common stock.



    Silicon Graphics recently announced its intention to dispose of its entire interest in us by September 30, 2000. Subject to the above restriction and applicable federal securities laws, Silicon Graphics may dispose of all or a portion of the shares of Class B common stock that it owns in one or more transactions, including a public or private offering, a distribution of the shares to its stockholders, an offer to exchange the shares for outstanding shares of its common stock, or otherwise. Although it has not formulated definitive plans to do so, Silicon Graphics expects its divestiture will include a distribution of a significant number of shares of Class B common stock to its stockholders in a transaction intended to generally qualify as a tax-free distribution under the Internal Revenue Code, and any such distribution may be preceded by additional public offerings of Class A common stock. Silicon Graphics has registration rights with respect to its shares of Class B common stock which would facilitate any future disposition. The actual timing and form of any disposition will be subject to market and other conditions.

    We cannot assure you as to the period of time that Silicon Graphics will retain its shares of Class B common stock following this offering. Moreover, the United States Treasury Department has recently proposed legislation which, if enacted without modification, could result in the distribution by Silicon Graphics of all of the Class B common stock it owns shortly after this offering. See "The Recapitalization -- Proposed Tax Legislation".



    There can be no assurance that, in any transfer by Silicon Graphics of a controlling interest in us, any of our public stockholders will be able to participate in such a transaction or will realize any premium with respect to their shares of Class A common stock.


WE ARE DEPENDENT ON OUR ABILITY TO HIRE AND RETAIN KEY PERSONNEL

    Our future success depends to a significant extent on the continued contributions of our key management, technical, sales and marketing personnel, many of whom are highly skilled and difficult to replace. We do not have employment agreements with any of our officers or key employees. We intend to hire additional highly skilled personnel, particularly technical personnel, for our anticipated research and development activities. Competition for qualified personnel, particularly those with significant experience in the semiconductor and processor design industries, is intense. The loss of the services of any of our key personnel or our inability to attract and retain qualified personnel in the future could have a material adverse effect on our business, results of operations and financial condition. In particular, our ability to hire and retain qualified engineering personnel is essential to meet our business goals.


OUR REVENUE IS SUBJECT TO FLUCTUATIONS IN CURRENCY EXCHANGE RATES



    A substantial portion of our revenue has been, and is expected to continue to be, derived from customers outside the United States, primarily in Japan. To date, substantially all of our revenue from international customers has been denominated in U.S. dollars. However, to the extent that the sales by our manufacturing licensees to their customers are denominated in foreign currencies, the royalties we receive on such sales could be subject to fluctuations in currency exchange rates. In addition, if the effective price of the technology we sell to our licensees were to increase due to fluctuations in foreign currency exchange rates, demand for our technology could fall which would, in turn, reduce our royalties. Because we cannot predict the amount of non-U.S. dollar denominated revenue earned by our licensees, we have not historically attempted to mitigate the effect that currency fluctuations may have on our revenue, and we do not presently intend to do so in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Revenue" and "-- Impact of Currency".


WE HAVE GROWN RAPIDLY AND MUST MANAGE OUR GROWTH EFFECTIVELY


    Our ability to continue to grow successfully requires an effective planning and management process. Since June 30, 1998, we have increased our headcount substantially, from 63 employees at that date to 110 employees at December 31, 1998. This increase includes the addition of 24 employees in December 1998 to staff research and development activities at our new development center in Denmark, as well as additional employees in our sales and marketing staff.


    Our growth has placed, and the recruitment and integration of additional employees will continue to place, a strain on our resources. Digital consumer product manufacturers and our semiconductor manufacturing licensees typically require significant engineering support in the design, testing and manufacture of products incorporating our technology. Accordingly, increases in the adoption of our technology can be expected to increase the strain on our personnel, particularly our engineers.

OUR ABILITY TO RAISE CAPITAL IN THE FUTURE MAY BE LIMITED


    We believe that cash generated by our operations, together with our current cash balance, will be sufficient to meet our operating and capital requirements for the foreseeable future. However, we may in the future be required to raise additional funds through public or private financing, strategic relationships or other arrangements. We cannot be certain that any such financing will be available on acceptable terms, or at all, and our failure to raise capital when needed could have a material adverse effect on our business, operating results and financial condition. Additional equity financing may be dilutive to the holders of our common stock, and debt financing, if available, may involve restrictive covenants. Moreover, strategic relationships, if necessary to raise additional funds, may require that we relinquish our rights to certain technology.


    Our ability to issue shares of our common stock in connection with an acquisition or in a public or private offering during the 30 months following a tax-free distribution by Silicon Graphics of its interest in us will be limited under the terms of a distribution tax indemnification agreement which we have agreed to enter into with Silicon Graphics prior to a tax-free distribution. See "Arrangements Between MIPS Technologies and Silicon Graphics -- Corporate Agreement" and "-- Exchange Agreement".


    Prior to our initial public offering in June 1998, our working capital needs were satisfied by Silicon Graphics. Presently, Silicon Graphics has no obligation to assist us, financially or otherwise, except as described in "Arrangements Between MIPS Technologies and Silicon Graphics".



POTENTIAL YEAR 2000 PROBLEMS COULD ADVERSELY AFFECT OUR BUSINESS


    Many computer programs and embedded date-reliant systems use two digits rather than four to define the applicable year. Programs and systems that record only the last two digits of the calendar year may not be able to distinguish whether "00" means 1900 or 2000. If not corrected, date-related information and data could cause such programs or systems to fail or to generate erroneous information.


    We are unable to directly assess the Year 2000 compliance of products and technologies developed by others and incorporating our technology. To the extent that any such third-party product or technology is not Year 2000 compliant, we may be adversely affected due to our association with such product or technology. In addition, our revenue and operating results could become subject to unexpected fluctuations and could be adversely effected if our licensees or system original equipment manufacturers encounter Year 2000 compliance problems that affect their ability to distribute products that incorporate our technology.



    We will also be contacting critical suppliers to determine whether the products and services they provide to us are Year 2000 compliant. We will develop contingency plans should the need arise. A delay or failure by our critical suppliers to be Year 2000 compliant could, in a worst case, interrupt our business and have an adverse effect on our business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Issue".


OUR STOCK PRICE IS SUBJECT TO SIGNIFICANT FLUCTUATION


    The market price of our common stock has fluctuated in the past and could continue to be subject to wide fluctuations in response to various factors, including announcements of technological innovations or new products by us, our licensees, digital consumer product manufacturers or our competitors, announcements regarding the loss or establishment of licensing relationships, and developments with respect to our patents or proprietary rights.


    In addition, the equity markets have experienced volatility that has particularly affected the market prices of equity securities of many high technology companies and that often has been unrelated or disproportionate to their operating performance. These broad market fluctuations may adversely affect the market price of the Class A common stock, and investors may be unable to resell their shares at or above the offering price. See "Price Range of Common Stock".


CERTAIN PROVISIONS OF OUR CORPORATE DOCUMENTS AND DELAWARE LAW MAY MAKE IT MORE DIFFICULT FOR US TO BE ACQUIRED

    Provisions of our certificate of incorporation and by-laws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. Such provisions could also make more difficult or delay the removal of our incumbent management. See "Description of Capital Stock". However, these provisions do not have a substantial practical significance to investors as long as we are controlled by Silicon Graphics.

                               ------------------

               SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

    Certain statements contained in this prospectus under the captions "Prospectus Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" including those concerning (1) our strategy, (2) the future sources and costs of our revenue,
(3) our product development and sales and marketing efforts, and (4) our relationship with Silicon Graphics, including the divestiture by Silicon Graphics of its interest in us in a tax-free distribution to its stockholders or otherwise, contain certain forward looking statements concerning our operations, economic performance, financial condition and relationship with Silicon Graphics. The forward looking statements contained in this prospectus are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward looking statements. Factors that could cause such differences include, but are not limited to, those discussed under "Risk Factors".

                                USE OF PROCEEDS

    We will not receive any proceeds from the


sale of Class A common stock in this offering.


                          PRICE RANGE OF COMMON STOCK


    Our common stock has been quoted on the Nasdaq National Market under the symbol "MIPS" since our initial public offering on June 30, 1998. Prior to such
time, there was no public market for our common stock. Effective              ,
1999 and in connection with the recapitalization, our common stock, as then quoted on the Nasdaq National Market, was redesignated as Class A common stock. On the effective date of our initial public offering, June 30, 1998, the reported last sale price of our common stock was $13.44 per share. The following table sets forth, for the periods indicated, the high and low reported last sale prices per share of our common stock on the Nasdaq National Market.



                                                                               HIGH        LOW
                                                                             ---------  ---------
FISCAL YEAR 1999
    First Quarter..........................................................  $   23.25  $   10.63
    Second Quarter.........................................................  $   32.00  $   14.84
    Third Quarter (through March 26, 1999).................................  $   56.50  $   28.25



    On March 26, 1999, the reported last sale price on our common stock on the Nasdaq National Market was $53.00 per share. As of February 19, 1999, there were approximately 21 stockholders of record of our common stock.


                                DIVIDEND POLICY

    We have never declared or paid any dividends on our capital stock. We currently intend to retain any future earnings to fund the development and growth of our business and do not expect to pay any cash or stock dividends for the foreseeable future.

                             CORPORATE INFORMATION


    MIPS Technologies, Inc. was incorporated in Delaware in June 1992. Prior to the separation of our business from Silicon Graphics' other operations in the fourth quarter of fiscal 1998, our business was conducted by Silicon Graphics primarily through its MIPS Group, a division of Silicon Graphics. Our predecessor, MIPS Computer Systems, Inc., which was acquired by Silicon Graphics in 1992, was founded in 1984 and was engaged in the design and development of RISC processors for the computer systems and embedded markets. Reference in this prospectus to "MIPS Technologies", "we", "our" and "us" refer to MIPS Technologies, Inc. and its subsidiaries.



    Our web site is located at http://www.mips.com. Information contained on our web site does not constitute part of this prospectus.

                              THE RECAPITALIZATION

                                    GENERAL

    On January 14, 1999, Silicon Graphics announced its intention to divest its interest in us by September 30, 2000. Silicon Graphics has advised us that this divestiture could be effected in one or more transactions and is expected to include a distribution of a significant portion of its interest in us to Silicon Graphics stockholders in a transaction intended to generally qualify as a tax-free distribution under the Internal Revenue Code (a "Tax-Free Distribution"). The actual timing and form of any disposition will be subject to market and other conditions.


    In light of Silicon Graphics' intention to dispose of its interest in us, on
      , 1999, we effected a recapitalization of our capital stock under which each previously issued and outstanding share of our common stock was redesignated as one share of Class A common stock. Silicon Graphics and the holders of a majority of the shares of our common stock held by persons other than Silicon Graphics and its affiliates approved the recapitalization. Under the terms of an exchange agreement between us and Silicon Graphics, Silicon Graphics exchanged each share of Class A common stock it owned immediately after the recapitalization for one share of Class B common stock. Silicon Graphics currently beneficially owns all of the outstanding shares of Class B common stock and no shares of Class A common stock. Under our certificate of incorporation, prior to a Tax-Free Distribution, Silicon Graphics will continue to own all of the outstanding shares of Class B common stock.



    The holders of the Class A common stock, voting separately as a class, are entitled to elect 20% of the members of our board of directors (the "Class A Directors"), and in no event less than one director. One Class A Director will be elected at our 1999 Annual Meeting of Stockholders, and the Class A Director so elected will serve until his or her term expires at our 2002 Annual Meeting of Stockholders. The holders of the Class B common stock, voting separately as a class, are entitled to elect the remaining directors. Accordingly, Silicon Graphics will elect six of the seven members of our board of directors.



    The Class A common stock and the Class B common stock have substantially identical rights and preferences in all other respects, including with respect to all other matters submitted to the vote of stockholders (except as otherwise required by law) and with respect to dividend rights and rights upon liquidation.


    The recapitalization was designed to permit an orderly, multi-step increase in the number of shares of our common stock that are publicly traded while preserving Silicon Graphics' ability to effect a Tax-Free Distribution. To effect a distribution that would be tax free to Silicon Graphics and its stockholders, current tax law requires, among other things, that Silicon Graphics own, at the time of the distribution, capital stock representing at least 80% of our voting power. In addition, for tax-free treatment, Silicon Graphics must distribute all of the MIPS Technologies capital stock it then owns to its stockholders in a single transaction.


    Silicon Graphics' ability, by virtue of its ownership of all of the outstanding shares of Class B common stock, to elect 80% of the members of our board of directors (rounded up to the nearest whole director) at all times prior to a Tax-Free Distribution will satisfy the 80% voting power requirement for a Tax-Free Distribution under current tax law. Accordingly, prior to a Tax-Free Distribution, under current tax law, Silicon Graphics may reduce its economic interest in us below 80% through secondary market sales, thereby increasing the public float of the Class A common stock, without jeopardizing its ability to effect a Tax-Free Distribution of its remaining interest.


                       CONVERSION AND EXCHANGE PROVISIONS


    Our certificate of incorporation contains provisions pursuant to which, under certain circumstances, all outstanding shares of Class B common stock will be automatically converted into shares of Class A common stock on a one-for-one basis. Certain of these automatic conversion provisions may be triggered prior to a Tax-Free Distribution, including upon a change of control of Silicon Graphics or if Silicon Graphics' economic interest in us falls below certain levels. In addition, the outstanding shares of Class B common stock will be automatically converted into shares of Class A common stock if we are acquired, subject to certain exceptions.



    In the event that Silicon Graphics pursues and consummates a Tax-Free Distribution, we expect that we would continue to have a dual class capital structure only for so long as may be required for Silicon Graphics to effect, and maintain the tax-free status of, the Tax-Free Distribution. However, there can be no assurance as to the length of time that we will continue to have the dual class capital structure, and the Class B common stock could be outstanding indefinitely.


    For a more complete description of the conversion and exchange provisions contained in our certificate of incorporation, see "Description of Capital Stock" beginning on page 64.

                            PROPOSED TAX LEGISLATION

    On February 1, 1999, the United States Treasury Department proposed legislation which, if enacted, would require a distributing corporation generally to own stock representing 80% of the value of the spun-off corporation in addition to the current requirement that it own stock representing 80% of the voting power, in order for a spin-off to qualify for tax-free treatment under
Section 355 of the Internal Revenue Code.

    We cannot predict whether this or any similar proposal will be enacted or, if enacted, whether the final legislation will contain transitional relief that would allow Silicon Graphics to complete a Tax-Free Distribution. If the legislation is enacted substantially as proposed and without transitional relief, Silicon Graphics could be required to effect a Tax-Free Distribution shortly after this offering in order to avoid the application of such legislation. In addition, depending on the form of such legislation, if enacted, Silicon Graphics may be unable to effect a Tax-Free Distribution and therefore could elect to retain its interest in us indefinitely.

                               EXCHANGE AGREEMENT

    In connection with the recapitalization, we entered into an exchange agreement with Silicon Graphics pursuant to which Silicon Graphics will become obligated to purchase a pre-determined number of shares of our common stock if it has not disposed of its entire interest in us prior to December 31, 2000, subject to certain exceptions. Silicon Graphics may purchase such shares from us or a third party, at its election.

    The exchange agreement also obligates the parties to enter into a distribution tax indemnification agreement prior to a Tax-Free Distribution. The distribution tax indemnification agreement will contain covenants limiting our ability to take certain actions following a Tax-Free Distribution that could cause the distribution to become taxable to Silicon Graphics and, in some instances, its stockholders. These covenants will prohibit us from:


- changing the relative voting rights of the Class A and Class B common stock during the five-year period following the Tax-Free Distribution;



- exchanging outstanding shares of Class B common stock for shares of Class A common stock during the five-year period following the Tax-Free Distribution;


- issuing capital stock in an acquisition or private or public offering during the 30-month period following the Tax-Free Distribution; and

-  taking certain other actions.

    We must indemnify Silicon Graphics if we breach these covenants and in certain other circumstances, including if more than a specified percentage of our stock is acquired, unless certain requirements are met. See "Arrangements Between MIPS Technologies and Silicon Graphics -- Exchange Agreement".

                                 CAPITALIZATION

    The following table sets forth our capitalization as of December 31, 1998, on an actual basis and on a pro forma basis giving effect to the
recapitalization of our capital stock, which was effective as of       , 1999.
You should read this information together with our financial statements and the notes to those statements included elsewhere in this prospectus.


                                                                         DECEMBER 31, 1998
                                                                       ----------------------
                                                                        ACTUAL     PRO FORMA
                                                                       ---------  -----------
                                                                           (IN THOUSANDS)
Stockholders' equity:
  Preferred stock, par value $0.001: 50,000,000 shares authorized; no
    shares issued and outstanding....................................  $      --   $      --
  Common stock, par value $0.001: 150,000,000 shares authorized;
    37,292,286 shares issued and outstanding actual and no shares
    issued and outstanding pro forma (1).............................         37          --
  Class A common stock, par value $0.001: 150,000,000 shares authorized; no shares issued and outstanding actual and 5,542,286
    shares issued and outstanding pro forma (1)......................         --           5
  Class B common stock, par value $0.001: 100,000,000 shares authorized; no shares issued and outstanding actual and
    31,750,000 shares issued and outstanding pro forma...............         --          32
  Additional paid-in capital.........................................    136,235     136,235
  Accumulated deficit................................................   (113,400)   (113,400)
                                                                       ---------  -----------
    Total stockholders' equity.......................................     22,872      22,872
                                                                       ---------  -----------
Total capitalization.................................................  $  22,872   $  22,872
                                                                       ---------  -----------
                                                                       ---------  -----------


--------------


(1) Excludes 7,817,714 shares of Class A common stock reserved for issuance under our stock option and stock purchase plans, of which 4,117,000 shares were subject to outstanding options as of December 31, 1998. See "Management -- 1998 Long-Term Incentive Plan" and "Management -- Director Compensation".

                      SELECTED CONSOLIDATED FINANCIAL DATA

    You should read the selected consolidated financial data set forth below in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition" and our financial statements and the notes to those statements included elsewhere in this prospectus. The selected consolidated financial data set forth below as of June 30, 1996, 1997 and 1998, and for the fiscal years then ended, have been derived from our financial statements which have been audited by Ernst & Young LLP, independent auditors. The data as of June 30, 1994 and 1995, and for the fiscal years then ended, and as of December 31, 1997 and 1998, and for the six months then ended, is unaudited and, in the opinion of our management, include all adjustments (consisting only of normal recurring accruals) necessary to present fairly our results of operations for the periods then ended and our financial position as of such dates. The interim period results are not necessarily indicative of results to be expected for a full year.

    The historical financial information presented below, particularly for periods prior to the third quarter of fiscal 1998, may not be indicative of our future performance and does not necessarily reflect what our financial position and results of operations would have been had we operated as a separate, stand-alone entity during the periods prior to the third quarter of fiscal 1998. The historical financial information for such periods does not reflect many significant changes that have occurred in our funding and operations and the sources and costs of our revenue as a result of both the separation of our business from that of Silicon Graphics and our shift in strategic direction.

                                                                                                       SIX MONTHS ENDED
                                                               YEAR ENDED JUNE 30,                       DECEMBER 31,
                                              -----------------------------------------------------  --------------------
                                                1994       1995       1996       1997       1998       1997       1998
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                  (unaudited)                                            (unaudited)
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Revenue:
  Royalties.................................  $   8,402  $  13,576  $  19,716  $  37,192  $  55,980  $  26,759  $  24,854
  Contract revenue..........................      8,962     13,903     17,327      3,115        830        827      2,400
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total revenue...........................     17,364     27,479     37,043     40,307     56,810     27,586     27,254
Costs and expenses:
  Cost of contract revenue..................      2,768      7,364      5,580      1,345        375        375        125
  Research and development..................     24,396     39,033     48,402     68,827     43,446     35,127      9,223
  Sales and marketing.......................      5,668      6,761      6,026      6,170      5,307      2,910      3,019
  General and administrative................      3,692      4,272      4,601      4,750      4,685      2,295      2,956
  Restructuring charge......................         --         --         --         --      2,614      2,614         --
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total costs and expenses................     36,524     57,430     64,609     81,092     56,427     43,321     15,323
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating income (loss).....................    (19,160)   (29,951)   (27,566)   (40,785)       383    (15,735)    11,931
Interest income (expense)...................        (70)       (69)       (99)       (50)        (7)       (11)       438
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before income taxes...........    (19,230)   (30,020)   (27,665)   (40,835)       376    (15,746)    12,369
Provision for income taxes..................         --         --         --         --         --         --      4,948
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss)...........................  $ (19,230) $ (30,020) $ (27,665) $ (40,835) $     376  $ (15,746) $   7,421
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss) per basic share...........  $   (0.53) $   (0.83) $   (0.77) $   (1.13) $    0.01  $   (0.44) $    0.20
Net income (loss) per diluted share.........      (0.53)     (0.83)     (0.77)     (1.13)      0.01      (0.44)      0.19

BALANCE SHEET DATA (AT PERIOD END):
Cash and cash equivalents...................  $      --  $      --  $      --  $      --  $      45  $      --  $  26,052
Working capital (deficiency)................    (11,230)   (16,683)    (8,531)    (8,446)    (4,530)    (8,211)    19,065
Total assets................................     12,338     15,744     15,289     19,674      4,696     16,724     33,289
Long-term obligations, net of current
  maturities(1).............................        457        739        331         --         --         --         --
Total stockholders' equity (deficit)........       (755)    (3,736)     3,853      8,072       (747)     5,266     22,872

------------------

(1) Long-term obligations consist of capital lease obligations. We leased equipment under capital lease obligations that matured in fiscal 1998.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATION

    YOU SHOULD READ THE FOLLOWING DISCUSSION AND ANALYSIS TOGETHER WITH "SELECTED CONSOLIDATED FINANCIAL DATA" AND OUR FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION CONTAINS FORWARD LOOKING STATEMENTS BASED ON OUR CURRENT EXPECTATIONS, ASSUMPTIONS, ESTIMATES AND PROJECTIONS ABOUT US AND OUR INDUSTRY. THESE FORWARD LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE INDICATED IN THESE FORWARD LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, AS MORE FULLY DESCRIBED IN THE "RISK FACTORS" SECTION AND ELSEWHERE IN THIS PROSPECTUS. WE UNDERTAKE NO OBLIGATION TO UPDATE PUBLICLY ANY FORWARD LOOKING STATEMENTS FOR ANY REASON, EVEN IF NEW INFORMATION BECOMES AVAILABLE OR OTHER EVENTS OCCUR IN THE FUTURE.

                                    OVERVIEW

    Our predecessor, MIPS Computer Systems, Inc., was founded in 1984 and was engaged in the design and development of RISC processors for the computer systems and embedded markets. Silicon Graphics adopted the MIPS architecture for its computer systems in 1988 and acquired MIPS Computer Systems, Inc. in 1992. Following the acquisition, Silicon Graphics continued the MIPS processor business through its MIPS Group (a division of Silicon Graphics), which focused primarily on the development of high-performance processors for Silicon Graphics' workstations and servers. In order to increase the focus of the MIPS Group on the design and development of processor intellectual property for the embedded market, Silicon Graphics separated the business of the MIPS Group from its other operations and transferred to us the assets, liabilities and intellectual property related to this business.

    Until the last few years, cost considerations limited the use of MIPS RISC processors in high-volume digital consumer products. As the cost to manufacture processors based on the MIPS technology decreased, the MIPS Group sought to penetrate the consumer market, both through supporting and coordinating the efforts of the MIPS semiconductor licensees and, most notably, by partnering with Nintendo in its design of the Nintendo 64 video game player and related cartridges. The combination of these efforts has led to significant growth in MIPS-based devices. Based on industry sources, we believe that more than one third of the market for RISC-based processors were based on the MIPS RISC architecture.

    Revenue related to sales of Nintendo 64 video game players and related cartridges currently accounts for the substantial majority of MIPS Technologies' revenue. In the short term, we intend to use our operating cash flow, including royalties we receive with respect to sales of Nintendo 64 video game players and related cartridges, to fund processor and related design efforts aimed at the digital consumer products market and to establish and strengthen relationships with semiconductor licensees and system original equipment manufacturers (system
OEMs). As part of these efforts, we intend to develop processors with increased flexibility and modularity that will allow our semiconductor licensees, as well as system OEMs, to provide high-performance, customized products more quickly.

    The financial statements for periods prior to the third quarter of fiscal 1998 reflect the historical results of operations, financial position and cash flows of the MIPS Group, certain portions of which were transferred to us by Silicon Graphics in connection with the separation of the two businesses. The financial statements for such periods have been carved out from the financial statements of Silicon Graphics using the historical results of operations and historical basis of the assets and liabilities of our business, as adjusted to reflect allocations of certain corporate charges that our management believes are reasonable. Our financial information for periods prior to the third quarter of fiscal 1998 may not necessarily reflect the results of our operations, financial position and cash flows in the future or what the results of operations, financial position and cash flows would have been had the MIPS Group been a separate, stand-alone entity during those periods. The financial information for such earlier periods does not reflect the many significant changes that have occurred in our funding and operations and the sources and costs of revenue as a result of both our separation from Silicon Graphics and our shift in strategic direction.

                                    REVENUE

    Our revenue consists of royalties and contract revenue earned under contracts with our licensees and under our agreement with Nintendo. Our contracts with our licensees are typically subject to periodic renewal or extension and expire at various dates through December 2009. We generate royalties from the sale by semiconductor manufacturers of products incorporating our technology. Royalty revenue generally is recognized in the quarter in which a report is received from a licensee detailing the shipments of products incorporating our intellectual property (i.e., generally in the quarter following the sale of the licensee's product to its customer). Royalties may be calculated as a percentage of the revenue received by the seller on sales of such products or on a per unit basis. Under the terms of an agreement with Silicon Graphics entered into in connection with the separation, we also receive all royalties payable by Nintendo relating to sales of Nintendo 64 video game players and related cartridges.

    Contract revenue includes technology license fees and engineering services fees. We receive license fees for the use of technology that we have developed internally and, in some cases, that we have licensed from third parties. License fees are typically recognized upon the execution of the license agreement and transfer of intellectual property, provided no further significant performance obligations exist. Technology license fees vary based on, among other things, whether a particular technology is licensed for a single application or for multiple or unlimited applications, and whether the license granted covers a particular design or a broader architecture. Part of these fees may be payable up-front and part may be due upon the achievement of certain milestones such as provision of deliverables by us or production of semiconductor chips by the licensee. Engineering services fees are recognized as revenue when defined milestones are completed and the milestone payment is probable of collection. In most instances, the technology we develop, including under engineering services contracts, can be licensed to multiple customers.

    In fiscal 1996, our total revenue was split relatively equally between royalties and contract revenue. Royalties in fiscal 1996 were earned primarily from NEC, while contract revenue primarily reflected engineering service fees from Nintendo related to the Nintendo 64 video game system prior to its commercial introduction. In fiscal 1997 and 1998 and the first six months of fiscal 1999, our revenue mix changed significantly, with royalties representing over 90% of our total revenue during those periods, due primarily to royalties earned from Nintendo, and to a lesser extent NEC, on sales of Nintendo 64 video game players and related cartridges.

    Royalties from Nintendo and NEC on sales of Nintendo 64 video game players and related cartridges accounted for approximately 79% of our total revenue for fiscal 1998 and 75% of our total revenue for the first six months of fiscal 1999. We anticipate that revenue related to sales of Nintendo 64 video game players and related cartridges will continue to represent a significant portion of our total revenue for the next several years. We receive royalties from NEC based on a percentage of the revenue derived by NEC from sales of the processor included in the Nintendo 64 video game player. Current royalties from Nintendo are based on unit sales of Nintendo 64 video game cartridges. We also received royalties from Nintendo with respect to the graphics chip included in Nintendo 64 video game players, and these royalties had a lifetime cap based on unit sales that was reached in the second quarter of fiscal 1998. There is no cap on royalties from NEC with respect to its sale of processors to Nintendo for Nintendo 64 video game players or on royalties from Nintendo with respect to sales of Nintendo 64 video game cartridges.


    The market for home entertainment products is competitive and the introduction of new products or technologies, as well as shifting consumer preferences, could negatively impact the amount and timing of sales of Nintendo 64 video game players and related cartridges. In addition, the eventual introduction of the next generation Nintendo video game system is likely to result in declining sales of Nintendo 64 video game players and related cartridges, although sales of video game cartridges, which account for a significant portion of our royalties, will continue, albeit at a declining rate, for a period of time after the introduction. We developed key elements of the Nintendo 64 system in conjunction with Silicon Graphics. These elements included certain software and graphics technologies which, as a result of our separation from Silicon Graphics and our shift in strategic direction in early 1998, we no longer offer. Accordingly, we will need to generate revenue growth from our stated markets to offset the eventual decline of Nintendo 64 royalties. We understand that the next generation Nintendo video game system will not incorporate any of our technology. We value our relationship with Nintendo; however, there can be no assurance that this relationship will result in any revenues for us other than those generated by the sale of Nintendo 64 video game players and related cartridges. In May 1998, we entered into a memorandum of understanding with Silicon Graphics, Nintendo Co. Ltd. and ArtX, Inc. resolving disputes among the parties regarding the use of our trade secrets and the scope and nature of the confidentiality obligations imposed on us and Silicon Graphics under our contract with Nintendo. See "Business -- Litigation".


    We expect that royalties will continue to represent a significant percentage of our total revenue over the next several years due to our contractual arrangements with Nintendo. The amount, timing and relative mix of royalties and contract revenue is difficult to predict. Factors affecting the amount and timing of our future royalties include:

- the adoption of our technology by digital consumer product and business equipment manufacturers;

-  consumer acceptance of products incorporating our technology;

- changes in the average selling prices of semiconductor and digital consumer products and business equipment; and

-  fluctuations in currency exchange rates.

    Moreover, our royalty arrangements will vary from licensee to licensee depending on a number of factors, including the amount of any license fee paid and the marketing and engineering support required by the licensee. Contract revenue may fluctuate significantly from period to period and any increase or decrease in such revenue will not be indicative of future period-to-period increases or decreases. Factors affecting the amount and timing of our future contract revenue include:

- the financial terms of our contractual arrangements with our semiconductor licensees, which may provide for significant up-front payments or payments based on the achievement of certain milestones; and

- the adoption of our technology by semiconductor manufacturers, which is influenced by a number of factors including competitive conditions in the market for processor and core intellectual property.

    Although a substantial portion of our total revenue to date has been derived from royalties and contract revenue relating to sales of Nintendo 64 video game products, we expect that royalties and contract revenue related to sales of other digital consumer products, such as handheld personal computers, cellular telephones and set-top boxes, as well as other video game products, will constitute an increasingly significant portion of our total revenue. Our ability to diversify our revenue base will depend primarily on the number and variety of design wins we obtain from digital consumer product and business equipment manufacturers, and consumer acceptance of products that incorporate our technology. We generally do not have a direct contractual relationship with digital consumer product manufacturers, and the royalty reports submitted by our semiconductor licensees generally do not disclose which consumer products include our RISC technology. As a result, it is difficult for us to identify or predict the extent to which our future revenue will be dependent upon a particular digital consumer product or product manufacturer.

    Because revenue related to sales of digital consumer products is expected to represent a substantial portion of our total revenue over the next several years, we expect to experience seasonal fluctuations in our revenue and operating results. We typically record royalty revenue from our licensees, including Nintendo, in the quarter following the sale of the related digital consumer product. Because a disproportionate amount of Nintendo 64 video game cartridges are typically sold in the second fiscal quarter (which includes the holiday selling season), we have realized a disproportionate amount of our revenue and operating income in our third fiscal quarter. As we increase our focus on processors, cores and related designs for high-volume digital consumer products, similar seasonal fluctuations in our revenue and operating results can be expected to continue.

    A significant portion of our total revenue has been and is expected to continue to be derived from a limited number of semiconductor companies. Revenue from our top two semiconductor company licensees represented an aggregate of 48% of our total revenue in fiscal 1996, 29% of our total revenue in fiscal 1997, 18% of our total revenue in fiscal 1998 and 14% of our total revenue for the six months ended December 31, 1998. Although we continue to broaden our base of licensees, it is likely that our revenue will continue to be concentrated at the semiconductor licensee level. This revenue concentration for any given period will vary depending on the addition or expiration of contracts, the nature and timing of payments due under such contracts and the volumes and prices at which our licensees sell products incorporating our technology. Accordingly, the identity of particular licensees that will account for any such revenue concentration will vary from period to period and may be difficult to predict. The non-renewal of contracts by our semiconductor company licensees could adversely affect our future operating results.

    To date, companies based in Japan have accounted for the substantial majority of our total revenue, and nearly all of our international revenue. International revenue accounted for approximately 83% of our total revenue in fiscal 1996, 87% of our total revenue in fiscal 1997, 90% of our total revenue in fiscal 1998 and 90% of our total revenue for the six months ended December 31, 1998. Substantially all of this revenue has been denominated in U.S. dollars. We expect that revenue derived from international licensees, primarily in Asia, will continue to represent a significant portion of our total revenue. Several countries in Asia are experiencing economic difficulties, characterized by reduced economic activity, lack of liquidity, highly volatile foreign currency exchange and interest rates and unstable stock markets. Several of our licensees sell products into Asia that incorporate our processors and related designs. Any negative impact of the circumstances in Asia on sales of such products by our licensees could have a negative impact on our royalty revenue.

                               COSTS AND EXPENSES

    Our costs and expenses include cost of contract revenue, research and development expenses, sales and marketing expenses and general and administrative expenses.

COST OF CONTRACT REVENUE

    Cost of contract revenue presently consists primarily of sublicense fees. We incur an obligation to pay these fees when we sublicense to our customers technology that we have licensed from third parties. Sublicense fees are recognized as cost of contract revenue when the obligation is incurred, which is typically the same period in which the related revenue is recognized. Prior to fiscal 1998, cost of contract revenue also included nonrecurring engineering service costs directly related to a development agreement with a specific licensee which were expensed as incurred over the period of services. We believe that future cost of contract revenue will be minimal.

RESEARCH AND DEVELOPMENT

    The separation of our business from that of Silicon Graphics and our shift in strategic direction have significantly impacted our research and development cost structure. In particular, the markets we presently target allow us to use small design teams and to rely largely on industry standard third-party design tools. By contrast, Silicon Graphics' complex processor requirements and its need to develop and maintain proprietary design tools demanded that the MIPS Group employ large design teams. As a result, we have been able to reduce our staffing requirements and costs.

    The decrease in research and development staff resulting from the separation and shift in strategic direction was offset in part by the addition of 24 employees in December 1998 to staff research and development activities in a new development center in Copenhagen, Denmark. These employees are engaged in product development and also provide support and design expertise for our European-based customers. At December 31, 1998, our research and development staff was 75 persons, compared to 36 persons at June 30, 1998 and 221 persons at December 31, 1997. Reflecting this change in our research and development cost structure, our research and development expenses for the second quarter and first six months of fiscal 1999 decreased by $13.1 million and $25.9 million, respectively, to $4.7 million and $9.2 million, compared to $17.8 million and $35.1 million for the comparable periods in fiscal 1998. We expect that our research and development staff and expenses will increase as we continue to develop new designs for the digital consumer products and business equipment markets.

    The costs we incur with respect to internally developed technology and engineering services are included in research and development expense as they are incurred and are not directly related to any particular licensee, license agreement or license fee.

SALES AND MARKETING

    Sales and marketing expenses include salaries, travel expenses and costs associated with direct marketing, advertising and other marketing efforts. Costs of technical support are also included in sales and marketing expenses. Our sales and marketing efforts are directed at establishing and supporting licensing relationships with semiconductor manufacturers, fabless semiconductor companies and system OEMs. At December 31, 1998, our sales and marketing staff totaled 22 persons. Our sales and marketing staff and related expenses are expected to increase as we seek to diversify our revenue base.

GENERAL AND ADMINISTRATIVE

    Historically, a significant portion of our general and administrative expenses have reflected an allocation of corporate overhead by Silicon Graphics based on headcount and a percentage allocation based on certain factors including net sales, headcount and relative expenditure levels. Presently, certain tax and facilities services are provided to us pursuant to our Management Services Agreement with Silicon Graphics. While our general and administrative expenses have remained relatively stable since the separation, we expect that our general and administrative expenses will increase in the future due, in part, to costs related to our status as a stand-alone entity such as increased patent related costs and expenses related to compliance with the reporting and other requirements of a publicly-traded company.

      RESULTS OF OPERATIONS -- SIX MONTHS ENDED DECEMBER 31, 1997 AND 1998

    Total revenue for the first six months of fiscal 1999 decreased by $332,000 to $27.3 million, compared to $27.6 million for the comparable period in fiscal 1998. Royalties for the first six months of fiscal 1999 decreased by $1.9 million to $24.9 million, compared to $26.8 million for the same period in fiscal 1998. This decrease was due to the absence of royalties from the graphics chips included in the Nintendo 64 video game player, which reached its cap in the second quarter of fiscal 1998. Contract revenue for the first six months of fiscal 1999 increased by $1.6 million to $2.4 million, compared to $827,000 for the same period in fiscal 1998. This increase in contract revenue reflects fees generated primarily from new agreements, and included engineering service fees of $1.5 million based upon the achievement of defined milestones in the second quarter of fiscal 1999.

    Cost of contract revenue decreased by $250,000 to $125,000 for the first six months of fiscal 1999 compared with the same period in fiscal 1998. The decrease was attributable to a decrease in sublicensing activities which resulted in a decrease in an obligation to pay sublicense fees to our licensors.

    Research and development expenses for the first six months of fiscal 1999 decreased by $25.9 million, to $9.2 million, compared to research and development expenses of $35.1 million for the comparable period in fiscal 1998. This decrease reflects the significant reduction in our research and development staff accompanying the separation and our change in strategic direction in the second half of fiscal 1998. Research and development expenses for the first six months of fiscal 1998 reflect the operations of the MIPS Group which had a staff of 221 persons at December 31, 1997. Because the markets we target allow us to rely largely on industry standard third-party design tools and to use smaller design teams than were employed by the MIPS Group, we reduced our research and development staff by approximately 185 persons in the third quarter of fiscal 1998. This decrease was offset, in part, by the addition of 24 employees to staff our development center in Copenhagen, Denmark, which opened in December 1998.

    Sales and marketing and general and administrative expenses for the first six months of fiscal 1999 increased $770,000, to $6.0 million, compared to sales and marketing and general and administrative expenses of $5.2 million for the comparable period in fiscal 1998. This increase was due to an increase in staffing levels and legal and consulting services.

    The restructuring charge taken in the second quarter of fiscal 1998 included $500,000 in severance related costs and $2.1 million in asset writedowns related to the shift in the strategic direction.

    Interest income (expense), net, for the first six months of fiscal 1999 increased by $449,000 to interest income of $438,000 compared to interest expense of $11,000 for the comparable period in fiscal 1998. The increase was primarily due to interest income earned from investment of the net proceeds of approximately $16.0 million from our initial public offering and, to a lesser extent, cash generated from operating activities.

    While we are a part of Silicon Graphics' consolidated group for federal income tax purposes, we are responsible for our income taxes through a tax sharing agreement with Silicon Graphics. Therefore, to the extent we produce taxable income, losses or credits, we make or receive payments as though we filed separate federal, state and local income tax returns. We will be included in Silicon Graphics' consolidated group for federal income tax purposes for so long as Silicon Graphics beneficially owns at least 80% of the total voting power and value of our outstanding common stock. Upon the consummation of this offering we will no longer be a part of Silicon Graphics' consolidated group and will file separate federal, state and local income tax returns.

    We recorded a provision for income taxes of $4.9 million for the first six months of fiscal 1999 compared to zero for the comparable period in fiscal 1998. The provision for the first six months of fiscal 1999 was based on an estimated federal and state combined rate of 40% on income before taxes. The net loss incurred in the first six months of fiscal 1998 is primarily attributable to our operations as a division of Silicon Graphics and were included in the income tax returns filed by Silicon Graphics. In light of both historical losses incurred, as well as the fact that, by operation of the tax sharing agreement, we will not receive any benefit for losses incurred or have any tax liability for any income earned up to the closing date of the initial public offering, no income tax provision or benefit has been reflected for the first six months of fiscal 1998.

       RESULTS OF OPERATIONS -- YEARS ENDED JUNE 30, 1996, 1997 AND 1998

    Our total revenue in fiscal 1996, 1997 and 1998 was as follows:

  FISCAL YEAR    TOTAL REVENUE
---------------  --------------
        1996      $37.0 million
        1997      40.3 million
        1998      56.8 million

    Revenue for fiscal 1996 consisted of royalties from the sale by semiconductor manufacturers of products incorporating our technology. Royalties for fiscal 1997 and 1998 consisted of royalties from sale by semiconductor manufacturers of products incorporating our technology and from sales of Nintendo 64 video game players and related cartridges. The significant increase in royalties in fiscal 1997 from fiscal 1996 and in fiscal 1998 from fiscal 1997 reflects royalties received from Nintendo and NEC related to sales of Nintendo 64 video game players and related cartridges. We earned our first significant royalties from Nintendo 64 video game system sales in the third quarter of fiscal 1997, following the commercial introduction of that system. In the second quarter of fiscal 1998, royalties from the graphics chip included in the Nintendo game player reached its cap.

    Fiscal 1996 contract revenue included engineering service fees related to development efforts for the Nintendo 64 video game system as well as approximately $10.0 million in license fees from three licensees. Contract revenue for fiscal 1997 consisted principally of engineering service fees from Nintendo related to development efforts for Nintendo 64 video game products, and for fiscal 1998 consisted principally of license fees related to code compression technology. The decrease in contract revenue in fiscal 1997 reflected substantial completion in fiscal 1996 of the Nintendo 64 video game system development prior to its commercial introduction by Nintendo.

    Under the terms of our contracts with three of our licensees, such licensees pay us royalties on sales to Silicon Graphics of certain products incorporating our technology. We estimate that less than 5% of our total revenue for fiscal 1998 and less than 1% of our total revenue for the first six months of 1999 was related to such sales.

    Our cost of contract revenue in fiscal 1996, 1997 and 1998 was as follows:

                      COST OF
  FISCAL YEAR     CONTRACT REVENUE
---------------  ------------------
        1996        $5.6 million
        1997         1.3 million
        1998             375,000

    Cost of contract revenue in fiscal 1996 and 1997 was principally attributable to non-recurring engineering fees related to Nintendo 64 video game system development and in fiscal 1998 was principally attributable to sublicense fees. The decrease in fiscal 1997 from 1996 was principally attributable to the completion in fiscal 1996 of the Nintendo 64 video game system development. The decrease in fiscal 1998 from 1997 was attributable to a decrease in sublicensing activities which resulted in a decrease in our obligation to pay sublicensing fees.

    Research and development expenses in fiscal 1996, 1997 and 1998 were as follows:

                      RESEARCH AND
  FISCAL YEAR     DEVELOPMENT EXPENSES
---------------  -----------------------
        1996          $48.4 million
        1997           68.8 million
        1998           43.4 million

    The increase in research and development expenses in fiscal 1997 was attributable to additional personnel, including consultants, working on next generation processor development projects. The decrease in research and development expenses in fiscal 1998 was primarily due to the reduction in our research and development staff from 221 persons at December 31, 1997 to 36 persons at June 30, 1998. This reduction reflects the transfer to Silicon Graphics of employees engaged in the development of next generation processors for Silicon Graphics' systems as well as other staff reductions associated with our change in strategic direction.

    Sales and marketing expenses in fiscal 1996, 1997 and 1998 were as follows:

                      SALES AND
  FISCAL YEAR     MARKETING EXPENSES
---------------  --------------------
        1996         $6.0 million
        1997          6.2 million
        1998          5.3 million

    The decrease in fiscal 1998 was primarily due to a decrease in advertising and promotional spending.

    General and administrative expenses, which remained relatively stable in fiscal 1996, 1997 and 1998 were as follows:

                     GENERAL AND
                    ADMINISTRATIVE
  FISCAL YEAR          EXPENSES
---------------  --------------------
        1996         $4.6 million
        1997          4.8 million
        1998          4.7 million

    The restructuring charge taken in the second quarter of fiscal 1998 included $500,000 in severance related costs and $2.1 million in asset write-downs related to our shift in strategic direction.

    Prior to the separation, we did not have a tax sharing agreement in place but, rather, we were included in the income tax returns filed by Silicon Graphics and its subsidiaries in various domestic and foreign jurisdictions. Pursuant to the tax sharing agreement, we will realize no income tax benefit, nor bear any income tax liability, related to our operations prior to the completion of our initial public offering on July 6, 1998. Moreover, in light of historical losses, on a stand-alone basis, our tax provision for fiscal 1998 would have been immaterial.

                               IMPACT OF CURRENCY

    Certain of our international licensees pay royalties based on revenues that are reported in a local currency (currently yen) and translated into U.S. dollars at the exchange rate in effect when such revenues are reported by the licensee. To date, substantially all of our revenue from international customers has been denominated in U.S. dollars. However, to the extent that sales to digital consumer product manufacturers by our manufacturing licensees are denominated in foreign currencies, royalties we receive on such sales could be subject to fluctuations in currency exchange rates. In addition, if the effective price of the technology we sell to our licensees were to increase as a result of fluctuations in foreign currency exchange rates, demand for technology could fall which would, in turn, reduce our royalties. We are unable to predict the amount of non-U.S. dollar denominated revenue earned by our licensees and, therefore, have not attempted to mitigate the effect that currency fluctuations may have on our royalty revenue.

                        QUARTERLY RESULTS OF OPERATIONS

    The following table sets forth our statement of operations data for each of the six quarters in the period ended December 31, 1998. This unaudited quarterly information has been prepared on the same basis as the annual audited financial statements and, in the opinion of our management, includes all adjustments, consisting only of normal recurring accruals, necessary to present fairly the information set forth therein. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                                    QUARTER ENDED
                                          -----------------------------------------------------------------
                                          SEPT. 30,   DEC. 31,  MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                                            1997        1997      1998        1998       1998        1998
                                          ---------   --------  ---------   --------   ---------   --------
                                                              (IN THOUSANDS, UNAUDITED)
Revenue:
  Royalties.............................   $14,287    $ 12,472   $18,231    $10,990     $11,611    $13,243
  Contract revenue......................       750          77        --          3         650      1,750
                                          ---------   --------  ---------   --------   ---------   --------
    Total revenue.......................    15,037      12,549    18,231     10,993      12,261     14,993
Costs and expenses:
  Cost of contract revenue..............       375          --        --         --          --        125
  Research and development..............    17,338      17,789     4,446      3,873       4,552      4,667
  Sales and marketing...................     1,448       1,462     1,274      1,123       1,289      1,730
  General and administrative............     1,257       1,038       986      1,404       1,135      1,821
  Restructuring charge..................        --       2,614        --         --          --         --
                                          ---------   --------  ---------   --------   ---------   --------
    Total costs and expenses............    20,418      22,903     6,706      6,400       6,976      8,343
                                          ---------   --------  ---------   --------   ---------   --------
Operating income (loss).................    (5,381)    (10,354)   11,525      4,593       5,285      6,650
Interest income (expense)...............        (7)         (4)       (2)         6         170        264
                                          ---------   --------  ---------   --------   ---------   --------
Income (loss) before income taxes.......    (5,388)    (10,358)   11,523      4,599       5,455      6,914
Provision for income taxes..............        --          --        --         --       2,182      2,766
                                          ---------   --------  ---------   --------   ---------   --------
Net income (loss).......................   $(5,388)   $(10,358)  $11,523    $ 4,599     $ 3,273    $ 4,148
                                          ---------   --------  ---------   --------   ---------   --------
                                          ---------   --------  ---------   --------   ---------   --------

    Royalty revenue for the quarter ended December 31, 1997 decreased by $1.8 million, or 12.7%, compared to the prior quarter, reflecting, in part, a decrease in royalties from the graphics chip included in the Nintendo video game player which reached its cap during the December quarter. Royalty revenue for the quarter ended March 31, 1998 increased by $5.8 million, or 46%, compared to the prior quarter. This increase primarily reflects the seasonal nature of our royalty stream, in particular royalties relating to sales of Nintendo 64 video game products during the 1997 holiday selling season. Contract revenue for the quarter ended December 31, 1998 increased by $1.1 million compared to the prior quarter, due to fees generated primarily from new licensing agreements, and included engineering service fees of $1.5 million based upon our achievement of defined milestones during the quarter.

    Research and development expenses for periods prior to the quarter ended March 31, 1998 reflect the operations of the MIPS Group prior to the separation of our business from that of Silicon Graphics. For the quarter ended March 31, 1998 and subsequent periods, our research and development expenses reflect the reduction in our staff that accompanied the separation of our business from that of Silicon Graphics and the shift in strategic direction. The restructuring charge of $2.6 million in the second quarter of fiscal 1998 included $500,000 in severance related costs and $2.1 million in asset writedowns related to the separation and to our shift in strategic direction.

    Our operating results for quarters subsequent to our initial public offering in July 1998 reflect our responsibility for income taxes under our tax sharing agreement with Silicon Graphics. The provision for income taxes was $2.2 million for the quarter ended September 30, 1998 and $2.8 million for the quarter ended December 31, 1998. Prior to our initial public offering, we were included in the tax returns filed by Silicon Graphics and its subsidiaries in various domestic and foreign jurisdictions and we did not separately record any provision for income taxes.

    We expect to experience significant fluctuations in our quarterly operating results due to a variety of factors, many of which are outside of our control. Factors that may adversely affect our quarterly operating results include those described under the caption "Risk Factors -- Our quarterly financial results are subject to significant fluctuations".


                        LIQUIDITY AND CAPITAL RESOURCES

    On July 6, 1998 we completed our initial public offering of 5,500,000 shares of our common stock. Of the 5,500,000 shares offered, we offered 1,250,000 shares and 4,250,000 shares were offered by Silicon Graphics. Net proceeds to us from the initial public offering were approximately $16.0 million. Our principal capital requirements are to fund working capital needs, and to a lesser extent capital expenditures, in order to support our revenue growth. Prior to our initial public offering, our capital requirements were satisfied by funds provided by Silicon Graphics through its cash management system. Since the initial public offering, we have not participated in Silicon Graphics' cash management system and Silicon Graphics has not provided additional funds to finance our operations.

    At December 31, 1998 we had cash and cash equivalents of $26.1 million and working capital of $19.1 million. For the six months ended December 31, 1997, our operating activities used net cash of $10.4 million, reflecting the net loss we incurred during the period. For the six months ended December 31, 1998, our operating activities provided net cash of $11.2 million, primarily reflecting net income and an increase in accrued liabilities, partially offset by an increase in accounts receivable. The increase in accrued liabilities was the result of an increase in accrued compensation related to higher staffing levels, as well as accumulated performance bonuses and increased accrued administrative costs associated with being a new public company. The increase in accounts receivable was due to amounts owed to us under new license agreements entered into during the period.

    Net cash used in investing activities was $452,000 for the six months ended December 31, 1997 and $1.4 million for the six months ended December 31, 1998. Net cash used in investing activities in both periods presented consisted of equipment purchases and licensing of computer aided design tools used in development. Capital expenditures have been, and future expenditures are anticipated to be, primarily for facilities and equipment to support expansion of our operations and licensing of computer aided design tools used in development. We expect that our capital expenditures will increase as our employee base grows.

    Net cash provided by financing activities was $10.9 million for the six months ended December 31, 1997 compared to $16.2 million for the comparable period in 1998. Financing activities for the six months ended December 31, 1997 consisted primarily of net funds provided by Silicon Graphics. Net cash provided by financing activities for the six months ended December 31, 1998 consisted primarily of cash received in connection with the issuance of common stock in the initial public offering.

    Our future liquidity and capital requirements are expected to vary greatly from quarter to quarter, depending on numerous factors, including, among others:

-  the cost, timing and success of product development efforts,

-  the cost and timing of sales and marketing activities,

-  the extent to which our existing and new technologies gain market acceptance,

-  the level and timing of contract revenues and royalties,

-  competing technological and market developments, and

- the cost of maintaining and enforcing patent claims and other intellectual property rights.

    We believe that cash generated by our operations, together with our existing cash balance, will be sufficient to meet our projected operating and capital requirements for the foreseeable future. However, we may in the future be required to raise additional funds through public or private financing, strategic relationships or other arrangements. Additional equity financing may be dilutive to holders of our common stock, and debt financing, if available, may involve restrictive covenants. Moreover, strategic relationships, if necessary to raise additional funds, may require that we relinquish our rights to certain of our technologies. Our failure to raise capital when needed could have a material adverse effect on our business, results of operations and financial condition. We have had no direct third-party indebtedness.

    Our ability to issue additional shares of our common stock in connection with acquisitions or to raise equity capital during the 30 month period following a Tax-Free Distribution by Silicon Graphics will be constrained by the terms of certain of our agreements with Silicon Graphics. See "Arrangements Between MIPS Technologies and Silicon Graphics -- Exchange Agreement" and "-- Corporate Agreement".

                                YEAR 2000 ISSUE

    Many computer programs and embedded date-reliant systems use two digits rather than four to define the applicable year. Programs and systems that record only the last two digits of the calendar year may not be able to distinguish whether "00" means 1900 or 2000. If not corrected, date-related information and data could cause such programs or systems to fail or to generate erroneous information.

    Although our processor and related designs have no inherent time or date function, we initiated a comprehensive assessment of our Year 2000 readiness in September 1998. We have recently completed this assessment and have begun to implement programs to make our information technology (IT) and related non-IT and processes Year 2000 compliant. In addition, we recently replaced our internal computer systems and operating and applications software. Each of the suppliers of these systems and software has indicated to us that it believes its products are Year 2000 compliant. We expect to complete changes to critical systems by the third quarter of calendar year 1999. We believe that we have allocated sufficient resources for our Year 2000 compliance efforts, and we expect that our expenses in these efforts will be less than $200,000, exclusive of ordinary costs to upgrade and maintain our equipment.

    We intend to cooperate with our licensees and others with whom we do business to coordinate Year 2000 compliance with operational processes and marketed products. However, we are unable to directly assess the Year 2000 compliance of products and technologies developed by others and incorporating our technology. To the extent that any such third-party product or technology is not Year 2000 compliant, we may be adversely affected due to our association with such product or technology. In addition, our revenue and operating results could become subject to unexpected fluctuations and could be adversely effected if our licensees or system OEMs encounter Year 2000 compliance problems that affect their ability to distribute products that incorporate our technology.

    We will also be contacting critical suppliers to determine whether the products and services they provide are Year 2000 compliant. We will develop contingency plans should the need arise. A delay or failure by critical suppliers to be Year 2000 compliant could, in a worst case, interrupt our business and have an adverse effect on our business, financial condition and results of operations.

                                    BUSINESS

                              INDUSTRY BACKGROUND

    Rapid advances in semiconductor technology have enabled the development of higher performance processors at lower cost. As a result, it is now cost-effective for system OEMs to embed these processors into a wider range of electronic products and systems, including a new generation of digital consumer products and business equipment. Processors may be purchased individually and placed on a printed circuit board or they may be embedded into larger silicon chips. Improvements in semiconductor manufacturing processes have enabled the integration of entire systems onto a single integrated circuit to create complex system-on-a-chip solutions. In many cases, these system-on-a-chip solutions are the most cost-effective method of creating new product solutions.

    However, design tool capabilities and the internal design resources of semiconductor designers and manufacturers and system OEMs have not kept pace with the increase in the number of transistors that can be placed on a single chip. Consequently, a significant and growing "design gap" for semiconductor designers and manufacturers has developed. To address this "design gap", semiconductor designers and manufacturers are increasingly licensing proven and reusable intellectual property components such as processors, cores, memories and logic blocks from third-party suppliers to create differentiated products and reduce development costs and time-to-market. The availability of low-cost, high-performance processors and the development of system-on-a-chip technology have contributed to the emergence and rapid growth of the market for embedded systems, particularly advanced digital consumer products.

    Embedded systems are broadly defined as microcontrollers, processors and cores plus related software, incorporated into devices other than personal computers, workstations, servers, mainframes and minicomputers. Until recently, this market was dominated by low-cost 4-, 8- and 16-bit microcontrollers embedded primarily into low-cost, high-volume consumer products such as home appliances, facsimile machines, printers, telephone answering machines and various automobile systems. The use of higher performance 32-and 64-bit processors was common in higher cost but lower volume applications such as telecommunications switching equipment and data networking routers. Although microcontrollers are adequate for basic system control functions, they lack the performance and bandwidth capabilities to implement today's advanced functions. Recently, however, the price of 32- and 64-bit processors has reached the point where it is now cost-effective to embed these solutions into low-cost, high-volume digital consumer products. According to INSIDE THE NEW COMPUTER INDUSTRY, the market for RISC processors increased from approximately 55 million units in calendar year 1996 to 133 million units in calendar year 1998. This increase was due in large part to growth in the market for digital consumer products, including video games with 3-D interactive capabilities.

    Digital consumer products that incorporate high-performance processors and software can offer advanced functionality such as realistic 3-D graphics rendering, digital audio and video, and communications and high-speed signal processing. A prominent example is the home video game console, in which the use of 32- and 64-bit embedded processors enables the processing of realistic graphic images in products that retail for less than $150. Other examples of digital consumer products that incorporate high-performance processors include digital cable set-top boxes, Internet appliances and handheld personal computers. These battery-powered devices, such as the Philips Nino and the NEC MobilePro, are targeted at retail price points ranging from $449 to $899 and are designed to allow consumers to access electronic mail, connect to the Internet and run software applications such as word processors and spreadsheets.

    As the lower cost of processing power has enabled higher functioning processors for these digital consumer products, multiple software operating systems have been developed to establish the user interface and control for these products. Many companies, including Microsoft, Wind River Systems, Inc. and Integrated Systems Inc., currently provide operating systems software that support embedded systems applications. Microsoft created the Windows CE operating system specifically for next generation digital consumer products such as the mobile computing and Windows-based terminals markets. The widespread adoption of the Windows CE operating system could accelerate the growth of the digital consumer products market and hence the demand for embedded processors.

    To meet the demands of the digital consumer products market, system OEMs rely on semiconductor manufacturers to design and deliver critical components within rigorous price and performance parameters. To ensure availability in these high-volume markets, these OEMs prefer multiple sources of supply. In order to supply products for these markets, semiconductor suppliers are increasingly combining their own intellectual property with that of third-party suppliers in the form of processor cores and other functional blocks. This intellectual property must be customizable to allow the semiconductor manufacturer to adapt it for specific applications and to meet stringent time-to-market requirements. It must also be scalable to enable the manufacturer to design a wide breadth of products. Finally, as the requirements to implement advanced functionality such as 3-D graphics escalate, this intellectual property must meet more demanding performance standards.

                               THE MIPS SOLUTION

    We are a leading designer and developer of RISC-based high-performance processor intellectual property for embedded systems applications. We are the only company that currently offers embedded 64-bit processor designs for high-volume digital consumer product applications. We have established a distribution channel for our intellectual property by licensing our technology to key semiconductor designers and manufacturers. Each of these licensees possesses leading design and/or process technology and can leverage a strong market position in strategic embedded markets. To date, the MIPS RISC architecture has been used to create over 60 standard processors and several hundred customer- and application-specific products. These standard processors have a cumulative installed base of over 120 million units, and have been embedded into a variety of products such as video games, color printers and handheld personal computers. According to INSIDE THE NEW COMPUTER INDUSTRY, the market for RISC-based processors totaled 133 million units in calendar year 1998, a 36% increase over 1997. Based on industry sources, we believe that more than one third of these units were based on the MIPS RISC architecture.

    Our technology focuses on providing cost-effective and high-performance processors, cores and related designs for high-volume embedded applications. The MIPS RISC architecture is flexible and allows semiconductor manufacturers to integrate their intellectual property with our processor, core and related designs to develop differentiated and innovative products for a variety of embedded applications within demanding time-to-market requirements.

    The advantages of the MIPS architecture relate primarily to scalability of die size and performance. Products incorporating the MIPS architecture range from disk drives using processor cores with a die size of less than two square millimeters to high-performance workstations using processors with a die size of 300 square millimeters. In addition, while designed for high performance, our RISC-based architectures have been incorporated in a number of low-power applications such as handheld personal computers. The MIPS architecture is designed around upward compatible instruction sets that enable manufacturers developing products across a broad range of price/performance points to use common support tools and software.

    Through our network of semiconductor manufacturing and design companies, system OEMs and independent software vendors, we have developed the infrastructure to support our architecture as a standard platform for the embedded market.

SEMICONDUCTOR LICENSEES

    We currently have nine key semiconductor licensees that develop, manufacture (or have manufactured) and sell silicon solutions based on the MIPS RISC processor architecture. Our current semiconductor licensees include, among others, Broadcom Corporation, Integrated Device Technology, LSI Logic Corporation, NEC Corporation, NKK Corporation, Philips Electronics N.V., Quantum Effect Design, Inc., Texas Instruments, Inc. and Toshiba Corporation. NEC, Toshiba and Philips, which have been licensees since 1989, 1989 and 1995, respectively, are among the world's largest semiconductor suppliers to the consumer electronics market and are investing significant resources to address the emerging digital consumer products market. Broadcom, a licensee since August 1998, is a key supplier of semiconductor products to the digital set-top box and networking markets. LSI Logic, a licensee since 1987, is a leading supplier of custom system-on-a-chip solutions for consumer devices, such as the Sony PlayStation, and the communications equipment market. IDT, a licensee since 1988, is a supplier of MIPS-based processors for the set-top box used in WebTV's Internet appliance and for communications equipment such as routers from Cisco Systems, Inc. Several of these licensees have made significant investments in our technology and market development which has resulted in multiple design teams around the world engaged in the development of MIPS-based processors and cores.


    Using our flexible intellectual property, these licensees, and the multiple design teams within these companies, are able to design optimized semiconductor products for multiple segments of the embedded market. In some cases, our licensees also add custom integration services and derivative design technologies to enhance our processor designs. These licensees and their associated design teams have developed a broad portfolio of processors and standard products based on the MIPS RISC architecture as well as application specific extensions which can be licensed back to us and offered to other licensees. For example, MIPS16, an extension to the instruction set architecture that reduces memory requirements and costs by allowing instructions to be expressed with 16 rather than 32 bits, was developed jointly by us and LSI Logic and is presently licensed by us to several of our semiconductor manufacturing licensees.


    We also develop and license custom core designs intended to address the specific silicon process technology of the manufacturer to which it is licensed. We believe that our ability to provide these custom core designs is a significant competitive advantage. Because they are designed with the manufacturer's specific silicon process technology in mind, these core designs have superior performance levels and high value for the target licensee.

SYSTEM OEMs

    Products based on the MIPS RISC architecture are used by a variety of system OEMs in the embedded market. A number of high-profile digital consumer products incorporate the MIPS RISC architecture, including the Nintendo 64 and Sony PlayStation video game systems, the Philips Nino and NEC MobilePro handheld personal computers, the Echo Star digital set-top box and WebTV's Internet appliance. We participate in various sales and technical efforts directed to system OEMs and have increased our business development organization to build brand awareness of the MIPS RISC architecture among system OEMs.

INDEPENDENT SOFTWARE VENDORS

    Our RISC architecture is further enabled by a variety of third-party independent software vendors that provide operating systems and engineering development tools such as compilers, debuggers and in-circuit emulation testers. Currently, these companies provide over 150 products in support of our RISC architecture. This substantial software support allows system OEMs to design the MIPS processor technology into their products. In particular, software operating systems developed by Microsoft, Wind River Systems, Inc. and Integrated Systems Inc. are compatible with our RISC architecture. We intend to work with Microsoft to optimize our processor designs for products running on the Windows CE operating system.

                                    STRATEGY

    We seek to be the world's leading provider of processor and core intellectual property for the embedded market. To establish MIPS RISC-based processors and cores as the industry standard and to proliferate our technology into multiple markets and applications, we have implemented a business model based on the non-exclusive licensing of our intellectual property. Key elements of this strategy include:

TARGET EMERGING MARKET FOR DIGITAL CONSUMER PRODUCTS

    As the price of high-performance 32- and 64-bit processors has declined, system OEMs have embedded these processors into next generation digital consumer products. We believe that our 32- and 64-bit processor designs are well suited for this market due to the scalability and performance of the MIPS RISC architecture and the cost and time-to-market advantages provided by our intellectual property. We target our processors for use in video game products, handheld personal computers, set-top boxes, DVD players, digital televisions and cameras and mobile telecommunications products.

LEVERAGE TECHNOLOGICAL EXPERTISE

    We will focus our research and development efforts on enhancing our existing technology to create processors, cores and related designs that are optimized for specific embedded applications. Our strategy is to use our 32- and 64-bit processor technology and a modular approach that emphasizes reusable and licensable processor technologies. We believe that this increased flexibility and modularity will allow our licensees to provide high-performance, customized products more quickly to our customers. We also custom design cores based on a manufacturer's specific silicon process technology. These custom core designs have superior performance levels and a high value for the target licensee. In addition to advancing our processor technology, we also intend to leverage our expertise in high-performance/ high-bandwidth computer systems architecture to develop intellectual property aimed at improving the performance and cost-effectiveness of next generation digital consumer products.

STRATEGIC DEVELOPMENT OF LICENSEES

    Our strategy has been to license the MIPS architecture to a relatively limited set of world-class semiconductor manufacturing and design companies. We believe that these long-term relationships have been fundamental to the proliferation of MIPS-based products. We presently license our technology to nine key semiconductor companies, each of which possesses leading design and/or process technology and can leverage a strong market position in a variety of embedded market applications. Our recently announced licensing relationships with Texas Instruments and Broadcom are current examples of this strategy. We may establish licenses with additional companies that we believe can offer value-added design capabilities in our existing target markets as well as expand the market for our processor and related designs.

STRENGTHEN MIPS' POSITION AS THE INDUSTRY STANDARD

    As an early entrant in the intellectual property market, we have established a strong brand awareness and a network of semiconductor licensees, system OEMs and independent software vendors to support our processor and related design efforts. We seek to expand the industry's support of the MIPS architecture by continuing to focus on our relationships with semiconductor designers and manufacturers, software vendors and system OEMs. We also intend to further enhance the MIPS brand and create market "pull" through targeted advertising and co-marketing with our licensees and participation in standards setting for the processor industry.

                            MARKETS AND APPLICATIONS

DIGITAL CONSUMER PRODUCTS


    Together with our existing semiconductor manufacturing licensees and our associated design teams, we seek to leverage our RISC architecture into solutions for a wide variety of sophisticated, high-volume digital consumer products such as video game products, handheld personal computers and set-top boxes. To date, MIPS RISC-based processors have been designed into many digital consumer products. Revenue related to the video game market presently accounts for a substantial majority of our total revenue, and such revenue is expected to continue to account for a significant portion of our total revenue for at least the next several years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".


    VIDEO GAMES. The market for video games, which represents the first high-volume consumer application for 32- and 64-bit processors, accounted for approximately 30 million units in 1997, of which an estimated 90% used our technology. Our key design wins in this market include the Nintendo 64 video game system, which uses our R4300i processor manufactured by NEC, and the Sony PlayStation, which uses our R3000 class embedded processor developed by LSI Logic.

    SET-TOP BOXES. As digital transmission of video signals becomes more widely available and utilized, we believe that the market for compatible set-top boxes could represent an area of growth in the use of 32- and 64-bit processors and related designs. Key design wins in this market include the set-top box used in WebTV's Internet appliance, which uses our R4000 class processor manufactured by IDT, Echostar's Dish Network set-top box, which uses our R3000 class processor manufactured by IDT, and General Instrument's DVi-5000+ advanced interactive digital set-top terminal, introduced in 1998, which uses a MIPS-based product from NEC. We also expect that Broadcom will use one of our processors in its set-top box products.

    HANDHELD PERSONAL COMPUTERS. While the market for handheld personal computers has only recently begun to develop, we expect that this market will continue to grow. To date, our RISC-based processor designs have been incorporated into products such as the Philips Nino and Sharp's Mobilon, both of which use our R3000 class processor developed by Philips. In addition, NEC has incorporated our R4000 class processor design into its MobilePro handheld personal computer, and Vadem has incorporated a similar processor into its Clio.

    OTHER DIGITAL CONSUMER PRODUCTS. Other potential digital consumer product applications for our 32- and 64-bit processors include Windows-based terminals, mobile telecommunications products, Digital Versatile Disk (DVD) players, digital televisions and cameras and the automobile PC, a product that provides drivers with a variety of services, including directions, using voice recognition and voice synthesis.

BUSINESS EQUIPMENT

    Significant design wins in network and office automation applications include networking management equipment from Cisco and laser printers from Hewlett-Packard, QMS, Lanier and Kodak.

                                    PRODUCTS

    We design, develop and license intellectual property for high-performance processors. Our intellectual property is used in the design of processors, cores, instruction set architectures (ISAs) and application specific extensions
(ASEs) that enable our semiconductor licensees to design and/or manufacture flexible, high-performance processors and cores for embedded systems within demanding time-to-market requirements.

Through licensing and royalty-based arrangements with our semiconductor licensees, we seek to strengthen the position of the MIPS architecture and proliferate our designs in embedded systems applications. We have not historically and do not intend to manufacture processors and related devices.

BASIC PROCESSORS

    We currently provide flexible, modular processor designs covering a range of performance/price points to enable our licensees to provide both standardized and customized semiconductor products more quickly to system OEMs.

    R3000. The R3000 is a 32-bit processor introduced in 1988 that has served as the basis for many derivatives by our semiconductor licensees. The small die size (less than two square millimeters in one implementation) and performance characteristics of the R3000 make it well-suited for applications such as video game consoles, handheld personal computers, networking equipment and laser printers and copiers.

    R4000. The R4000 is a 64-bit processor introduced in 1992 that has served as the basis for a variety of derivatives, including the R4300i which is used in Nintendo 64 video game players. The R4000 was designed for applications in which high performance is the principle objective, such as video games and network servers and interactive consumer applications such as set-top boxes.

    R5000. The R5000 is a 64-bit processor developed by QED in January 1996 that is presently licensed to us. The R5000, which we can sublicense to other licensees, is a dual instruction issue processor that has served as the processor in several Silicon Graphics workstations. Its performance characteristics make it an attractive processor for more powerful and sophisticated embedded applications.

    JADE. Announced in November 1998, the Jade processor core is a high-performance, low-power, 32-bit core designed for custom silicon-on-silicon applications. This processor, an enhancement to the R3000, implements our instruction set architecture and certain key features from the R4000. The Jade core is available in both optimized and synthesizable formats and is designed for easy integration with a wide variety of custom logic and peripherals.

    OPAL. Announced in November 1998, the Opal processor core is a 64-bit core aimed at companies with short time-to-market requirements that also require the higher performance of a 64-bit core. The Opal core is available in both optimized and synthesizable formats.

    RUBY. Announced in November 1998, the Ruby processor is based on the MIPS V instruction set architecture with special 64-bit operations for high performance graphics. The Ruby processor is well suited for digital consumer devices and for enterprise networking and communications products.

INSTRUCTION SET ARCHITECTURES

    Instruction set architectures are combinations of binary instructions and the hardware to execute them which together determine the native capability of a processor. Instruction set architecture standards are important because, among other things, they become the common points around which tools are built, software libraries and compilers are written and software operating systems are developed. Elements of an instruction set architecture may be copyrighted or patented, thus preventing unrestricted use without a license. We license our instruction set architectures to promote the development and marketing of our compatible parts by our semiconductor licensees.

    MIPS I/II. The MIPS I/II instruction set architecture is the basic series of instructions for 32-bit operations. This instruction set, which is presently used in a wide range of applications, allows the performance of integer and floating point computation, logical operations, data movement and a variety of other functions. Many of the R3000 class cores implement the MIPS II instruction set architecture. Full MIPS I/II compatibility is protected by patents, copyrights and trademarks that we own.

    MIPS III. In addition to providing full support for the MIPS II instruction set architecture, the MIPS III instruction set architecture extends the MIPS II instruction set architecture to 64-bit operations, increases the number of floating point registers and adds certain other functions. The MIPS III instruction set architecture is implemented in the R4000 series of products. MIPS III is an instruction set that is necessary to operate 64-bit MIPS processors in 64-bit mode.

    MIPS IV. MIPS IV enhances floating point operations and adds additional instructions that improve performance in a number of engineering and scientific applications. The MIPS IV instruction set architecture is implemented in the R5000 series of products.

    MIPS V. MIPS V provides instructions that enhance performance in 3-D graphics applications. Hardware for the MIPS V instruction set architecture has not been implemented.

APPLICATION SPECIFIC EXTENSIONS

    Application specific extensions are intended to provide design flexibility for our application-specific products and are offered to our semiconductor manufacturing licensees as optional, additional features to our processors and cores.

    MIPS16. MIPS16 is an application specific extension to our RISC architecture introduced in October 1996 that permits substantially reduced systems costs by reducing memory requirements through the use of 16-bit instruction representation.

    Our current processors, cores and related products incorporate the technologies and intellectual property used by the MIPS Group in designing processors for Silicon Graphics' high-performance computer systems, servers and workstations. These high-end processor designs include our R8000 and R10000 processors. The R8000 processor, introduced in 1994, has floating-point and computational capabilities that are valuable in engineering and scientific markets. The R10000 processor, introduced in 1995, is a sophisticated 64-bit processor capable of using dynamic instruction scheduling (out-of-order execution) and speculative branches. Applications using the highly scalable R10000 processor include supercomputers and high-performance servers for commercial applications, including database management and transaction processing. R10000 processors are used in many of the products presently sold by Silicon Graphics. Although the R8000 and R10000 were not specifically designed for embedded market applications, they contain sophisticated and valuable technology and intellectual property that has been, and will continue to be, available to us for incorporation into processor and related designs for the embedded market.

                            RESEARCH AND DEVELOPMENT

    We believe that our future competitive position will depend in large part on our ability to develop new and enhanced processors, cores and related designs in a timely and cost-effective manner. We believe that these capabilities are necessary to meet the evolving and rapidly changing needs of semiconductor manufacturers and system OEMs in our target markets. To this end, we have assembled a team of highly skilled engineers that possess significant experience in the design and development of complex processors. We are building on this base of experience and the technologies that we have developed to enhance the MIPS RISC architecture and develop a broader line of processors and cores that are optimized for various applications. Our strategy is to use a modular approach that emphasizes re-usable, licensable processors, cores and software technology. We believe that this increased flexibility and modularity will allow our semiconductor licensees to provide high-performance, customized products more quickly to their customers. In addition, we develop and license standardized instruction set architecture and application specific extensions to work within and around our RISC architecture to enhance and tailor the capabilities of our processor designs for specific applications.

    We develop and license our processor designs in several forms. Custom core designs are intended to address the specific silicon process technology of the manufacturer to which it is licensed. We believe that our ability to provide these custom core designs is a significant competitive advantage. Because they are designed with the manufacturer's specific silicon process technology in mind, these core designs have superior performance levels and high value for the target licensee.

    We also generate both high-level description language representations of our custom core designs called synthesizable or "soft" cores, and intermediate representations with some process targeting called optimized cores. Synthesizable and optimized cores are flexible and can be licensed to multiple customers and used in multiple applications. Synthesizable cores are delivered as high-level, process independent circuit descriptions, leaving the process implementation details to the system OEM. These designs provide the greatest flexibility to semiconductor companies. Optimized cores are generated using standard ASIC methodologies, including circuit synthesis and automatic place-and-route. The use of optimized cores simplifies and expedites the task of porting a design to a specific manufacturing process. Implementation advantages of a new process technology can be quickly exploited using optimized cores without significant circuit redesign.

    We are working with Microsoft to optimize the MIPS RISC-based processor designs for products running on the Windows CE operating system. The Windows CE operating system, which was developed using the MIPS RISC architecture, targets the general embedded and digital consumer products markets as well as the mobile computing and Windows-based terminals markets. The Windows CE operating system has the advantage of a flexible and modular system and a large installed base of developers who are experienced with Windows API development tools. This could provide system OEMs with a familiar software platform and could accelerate the growth of the digital consumer products market.

    At December 31, 1998, our research and development staff totaled 75 persons compared to 36 employees at June 30, 1998. This increase reflects, in part, the addition of 24 employees operating out of a new development center opened in Denmark in December 1998. Employees staffing this development center engage in product development and provide support and design expertise for our customers based in Europe. In the third quarter of fiscal 1998, we reduced our research and development staff by 185 persons, reflecting the transfer to Silicon Graphics of employees engaged in the development of next generation processors for Silicon Graphics' systems as well as other staff reductions associated with the separation and our shift in strategic direction.


    Because we expect to use industry-standard third-party design tools, we will not be required to develop and maintain the proprietary design tools that were necessary in connection with the design of high-performance processors for Silicon Graphics. As a result, we expect that our staffing requirements will be lower than those required prior to the separation. However, we intend to hire additional highly-skilled technical personnel to staff our anticipated research and development activities.


    Research and development expenses in fiscal 1996, 1997 and 1998 were as follows:

                          RESEARCH AND
    FISCAL YEAR       DEVELOPMENT EXPENSES
-------------------  -----------------------
       1996               $48.4 million
       1997               $68.8 million
       1998               $43.4 million

                              SALES AND MARKETING

    Our sales and marketing activities are focused principally on establishing and maintaining licensing arrangements with semiconductor manufacturers and participating in marketing, sales and technical efforts directed to system OEMs. We license our RISC-based processors, cores and related design technology on a non-exclusive and worldwide basis to semiconductor manufacturers who, in turn, sell products incorporating these technologies to system OEMs. The partnerships we establish form a distribution channel and are an important element of our strategy to proliferate the MIPS RISC architecture as the standard in the embedded processor industry.

    In establishing these partnerships, we seek to license our technology to those companies we believe can offer value-added design capabilities in our existing target markets as well as expand the market for our processor and related designs.


    We presently have two customers that individually account for more than 10% of our total revenue: Nintendo and NEC. Substantially all of the revenue derived from these two customers reflects contract revenue and royalties related to development and sales of Nintendo 64 video game players and related cartridges. Revenue related to sales of Nintendo 64 video game cartridges is expected to continue to account for a significant portion of our total revenue for the next several years and, therefore, we expect that a significant portion of our total revenue will continue to be derived from Nintendo and, to a lesser extent, NEC. We understand that the next generation Nintendo video game system will not incorporate any of our technology. Because revenue related to sales of Nintendo 64 video game cartridges is expected to represent a substantial portion of our total revenue, we also expect to experience seasonal fluctuations in our revenue and operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Revenue". For financial information regarding revenue derived from our international licensees, see Note 13 of Notes to Financial Statements.


    Although the precise terms of our contracts vary from licensee to licensee, they typically provide for technology license and engineering service fees which may be payable up-front and/or upon the achievement of certain milestones such as provision of deliverables by us or production of semiconductor products by the licensee. Our contracts also provide for the payment of royalties to us based on a percentage of the net revenue earned by the licensee from the sale of products incorporating our technology and, in some cases, based on unit sales of such products. Our contracts with our semiconductors licensees are typically subject to periodic renewal or extension. We also offer licensees the option to license our technology on a single-use or unlimited-use basis, and may provide licensees with various technical support, training and consulting services and sales and marketing support.

    Certain of our marketing activities are also aimed at system OEMs. Through targeted advertising and co-marketing programs with our licensees, we seek to increase awareness of the MIPS RISC architecture. We believe that these efforts will provide product differentiation that will generate demand for our technology from digital consumer product and business equipment manufacturers, thereby increasing demand from semiconductor manufacturers for our designs in their products.

    Because our past processor design efforts have primarily focused on serving the needs of Silicon Graphics, and although we have always maintained a sales and marketing staff to support our strategic relationships, our sales and marketing activities have not historically been central to our operations. Following the separation of our business from that of Silicon Graphics, our sales and marketing activities have become significantly more critical to our success, and our staff and related expenses are expected to increase as we seek to diversify our revenue base.

                             INTELLECTUAL PROPERTY

    We regard our patents, copyrights, mask work rights, trademarks, trade secrets and similar intellectual property as critical to our success, and rely on a combination of patent, trademark, copyright, mask work and trade secret laws to protect our proprietary rights. Our failure to obtain or maintain adequate protection of our intellectual property rights for any reason could have a material adverse effect on our business, results of operations and financial condition.


    Despite our efforts to protect our intellectual property rights, unauthorized parties may attempt to copy or otherwise use our technologies, including in the marketing and sale of unauthorized MIPS-based clones. We intend to vigorously protect our intellectual property rights through litigation and other means. However, there can be no assurance that we will be able to enforce our rights or prevent other parties from designing and marketing unauthorized MIPS-based products.


    We own 54 U.S. patents on various aspects of our technology, with expiration dates ranging from 2006 to 2017, 15 pending U.S. patent applications, as well as all foreign counterparts relating thereto. There can be no assurance that patents will issue from any patent applications we submitted, that any patents we hold will not be challenged, invalidated or circumvented or that any claims allowed from our patents will be of sufficient scope or strength to provide meaningful protection or any commercial advantage to us.

    In addition, there can be no assurance that third parties will not assert claims of infringement against us or against our licensees in connection with their use of our technology. Such claims, even those without merit, could be time consuming, result in costly litigation and/or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us, or at all.

    Moreover, the laws of certain foreign countries may not protect our intellectual property to the same extent as do the laws of the United States and, because of the importance of our intellectual property rights to our business, this could have a material adverse effect on our business, results of operations and financial condition.

    We also use licensing agreements and employee and third party nondisclosure and assignment agreements to limit access to and distribution of our proprietary information and to obtain ownership of technology prepared on a work-for-hire basis. There can be no assurance that the steps we have taken to protect our intellectual property rights will be adequate to deter misappropriation of such rights or that we will be able to detect unauthorized uses and take immediate or effective steps to enforce our rights. There can also be no assurance that the steps we have taken to obtain ownership of contributed intellectual property will be sufficient to assure our ownership of all proprietary rights.

    We also rely on unpatented trade secrets to protect our proprietary technology. No assurance can be given that others will not independently develop or otherwise acquire the same or substantially equivalent technologies or otherwise gain access to our proprietary technology or disclose such technology or that we can ultimately protect our rights to such unpatented proprietary technology. In addition, no assurance can be given that third parties will not obtain patent rights to such unpatented trade secrets, which patent rights could be used to assert infringement claims against us.

    From time to time we have entered, and in the future may enter, into cross licensing arrangements with others, pursuant to which we license certain of our patents in exchange for patent licenses from such licensees. Although these types of cross licensing arrangements are common in the semiconductor and processor industries, and do not generally provide for transfers of know-how or other proprietary information, such arrangements may facilitate the ability of such licensees, either alone or in conjunction with others, to develop competitive products and designs.

    We have entered into arrangements with Silicon Graphics pursuant to which certain intellectual property was assigned to us, subject to the grant of a license to Silicon Graphics; certain intellectual property was retained by Silicon Graphics, subject to the grant of a license to us; and certain intellectual property was retained by Silicon Graphics without any ongoing interest to us. Our inability to use Silicon Graphics' intellectual property in the future could have a material adverse affect on our business and results of operations.

    In the past, the MIPS Group has benefitted from its status as a division of Silicon Graphics in our access to the intellectual property of third parties through licensing arrangements or otherwise, and in the negotiation of the financial and other terms of any such arrangements. There can be no assurance that the separation of our business from that of Silicon Graphics will not adversely affect our ability to negotiate commercially attractive intellectual property licensing arrangements with third parties in the future.

    In addition, in connection with any future intellectual property infringement claims, we will not have the benefit of asserting counterclaims based on Silicon Graphics' intellectual property portfolio, nor will we be able to provide licenses to Silicon Graphics' intellectual property in order to resolve such claims.

                                  COMPETITION

    The market for embedded processors and cores is highly competitive and characterized by rapidly changing technological needs and capabilities. We believe that the principal competitive factors in the embedded processor market are performance, functionality, price, customizability and power consumption. Our processors and cores compete with those of ARM Holdings plc, Hitachi Semiconductor (America) Inc. and Power PC (an alliance between Motorola, Inc. and IBM Corporation). We also compete against certain semiconductor manufacturers whose product lines include processors for embedded and non-embedded applications, including Advanced Micro Devices, Inc., Intel Corporation, Motorola, Inc. and National Semiconductor Corporation. In addition, we may face competition from the producers of unauthorized MIPS-based clones and non-RISC based technology designs.

    In addition, we must continue to differentiate our processors, cores and related designs from those available or under development by the internal design groups of semiconductor manufacturers, including our current and prospective manufacturing licensees. Many of these internal design groups have substantial programming and design resources and are part of larger organizations, which have substantial financial and marketing resources. There can be no assurance that internal design groups will not develop products that compete directly with our processor and related designs or will not actively seek to participate as merchant vendors in the intellectual property component market by selling to third-party semiconductor manufacturers or, if they do, that we will be able to compete with them successfully. To the extent that these alternative technologies provide comparable performance at a lower or similar cost than our technology, semiconductor manufacturers may adopt and promote these alternative technologies. Certain of our competitors have greater name recognition and customer bases as well as greater financial and marketing resources than us, and such competition could adversely affect our business, results of operations and financial condition.

                                   EMPLOYEES

    As of December 31, 1998, we had 110 full time employees. Of this total, 75 were in research and development, 22 were in sales and marketing and 13 were in finance and administration. Our future success will depend in part on our ability to attract, retain and motivate highly qualified technical and management personnel who are in great demand in the semiconductor industry. We intend to hire additional highly skilled technical personnel to staff our anticipated research and development activities. None of our employees are represented by a labor union or subject to a collective bargaining agreement. We believe that our relations with our employees are good.

                                   LITIGATION

    On April 6, 1998, we filed an action against ArtX, Inc. and certain employees of ArtX, Inc. with Silicon Graphics in the Superior Court of the State of California alleging, among other things, misappropriation of trade secrets and breach of contractual and fiduciary duties in connection with the defendants' actions in developing graphics technology for Nintendo's next generation video game system. On April 23, 1998, Nintendo notified Silicon Graphics and us of its belief that the disclosure of certain information regarding the contract for the development of the Nintendo 64 video game system in our registration statement relating to our initial public offering filed with the Securities and Exchange Commission on April 21, 1998 constituted a breach of that contract. Silicon Graphics and we strongly disagree that any such breach has occurred. On May 27, 1998, we entered into a memorandum of understanding with Silicon Graphics, Nintendo and ArtX, Inc. pursuant to which Silicon Graphics and we have dismissed without prejudice the pending lawsuit against ArtX, Inc., and Nintendo has agreed that, in the absence of a lawsuit against Nintendo or ArtX, Inc., it will not assert any claim that the Nintendo 64 contract has been breached in connection with the filing of our registration statement.

    From time to time, we receive communications from third parties asserting patent or other rights covering our products and technologies. Based upon our evaluation, we may take no action or we may seek to obtain a license. There can be no assurance in any given case that a license will be available on terms we consider reasonable, or that litigation will not ensue. In addition, from time to time we evaluate possible patent infringement claims against third parties and may assert such claims if appropriate.

                                   FACILITIES

    Our executive, administrative and technical offices currently occupy approximately 27,500 square feet (with an option to increase to 55,000 square feet) in a building subleased from Silicon Graphics in Mountain View, California. Payments by us to Silicon Graphics under this sublease are equal to amounts payable by Silicon Graphics under its sublease for the property with a third party. This sublease will expire on May 31, 2002, subject to earlier termination in certain circumstances.

    In addition, we sublease approximately 9,000 square feet of office space from LSI Logic in Copenhagen, Denmark. The sublease is on a month-to-month basis until April 1999, and we have an option to assume the related lease at that time. If the lease is assumed, it will expire in February 2006, subject to our earlier termination. If the lease is not assumed, LSI Logic may terminate the sublease on 90 days notice.

    We believe that these facilities are adequate to meet our current needs but that we may need to seek additional space in the future.

                                   MANAGEMENT

                        EXECUTIVE OFFICERS AND DIRECTORS

    Our executive officers and directors

and their ages as of February 1, 1999, were as follows:

NAME                                           AGE                     POSITION(S)
-----------------------------------------  -----------  ------------------------------------------
John E. Bourgoin.........................          53   Chief Executive Officer, President and
                                                        Director

Lavi Lev.................................          42   Senior Vice President, Engineering

Kevin C. Eichler.........................          39   Vice President, Chief Financial Officer
                                                        and Treasurer

Derek Meyer..............................          38   Vice President, Sales and Marketing

Sandy Creighton..........................          45   Vice President, General Counsel and
                                                          Secretary

Dr. Forest Baskett(1)....................          55   Director

Kenneth L. Coleman(2)....................          56   Director

Fred M. Gibbons(1)(2)(3).................          49   Director

Anthony B. Holbrook(2)(3)................          59   Director

William M. Kelly(1)......................          45   Director

Teruyasu Sekimoto........................          59   Director

--------------

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

(3) Member of the Option Administration Committee.

    JOHN E. BOURGOIN has served as our Chief Executive Officer since February 1998 and our President since September 1996, and has served on our board of directors since May 1997. Mr. Bourgoin has also served as a Senior Vice President of Silicon Graphics from September 1996 through May 1998. Prior to joining Silicon Graphics, Mr. Bourgoin was Group Vice President, Computation Products Group at Advanced Micro Devices, Inc.

    LAVI LEV has served as our Senior Vice President -- Engineering since March 1998, and was Vice President -- Engineering of Silicon Graphics from 1996 to March 1998. From 1995 to 1996, he served as Vice President, Engineering at MicroUnity Systems Engineering and between 1992 and 1995 he was a manager at Sun Microsystems, Inc. Prior to joining Sun Microsystems, Inc., Mr. Lev was employed by Intel Corporation and was involved in the development of the Pentium processor.

    KEVIN C. EICHLER has served as our Vice President, Chief Financial Officer and Treasurer since May 1998. Prior to joining us and since 1996, Mr. Eichler served as Vice President, Finance, Chief Financial Officer, Treasurer and Secretary of Visigenic Software Inc., an independent provider of software tools for distributed object technologies for the Internet, Intranet and enterprise computing environments. From 1995 to 1996, he served as Executive Vice President, Finance and Chief Financial Officer of National Information Group, a provider of technology solutions for financial services companies. From 1991 to 1995, Mr. Eichler served as Executive Vice President, Finance and Chief Financial Officer of Mortgage Quality Management, Inc., a national provider of quality control services and technologies to residential mortgage lenders.

Prior to 1991, Mr. Eichler held management positions with NeXT Software and Microsoft.

    DEREK MEYER joined us in May 1996 as Director of Worldwide Marketing and Sales and became Vice President -- Sales and Marketing in March 1998. Prior to joining us and since 1994, Mr. Meyer served as marketing director for the TriMedia division of Philips Semiconductors and prior to that time he was director of SPARC marketing for Sun Microsystems, Inc.

    SANDY CREIGHTON joined us in June 1998 as Vice President, General Counsel and Secretary. Prior to joining us and since 1991, Ms. Creighton was Deputy General Counsel at Sun Microsystems, Inc.

    DR. FOREST BASKETT has served on our board of directors since January 1998. Since 1990, Dr. Baskett has served as Senior Vice President, Research and Development of Silicon Graphics, and since 1994, has also served as its Chief Technology Officer.

    KENNETH L. COLEMAN has served on our board of directors since January 1998. Since April 1997, Mr. Coleman has been Senior Vice President, Customer and Professional Services of Silicon Graphics. Prior to that time, he was Senior Vice President, Administration of Silicon Graphics.

    FRED M. GIBBONS has served on our board of directors since July 1998. Since 1999, Mr. Gibbons has been a partner with Concept Stage Venture Management, an investment firm based in California. From 1995 through 1998, Mr. Gibbons was also a lecturer at the Stanford University Graduate School of Engineering. In 1981, Mr. Gibbons founded Software Publishing Corporation based in San Jose, California, a company engaged in the development of software systems for personal computer applications, and was its Chief Executive Officer through 1994. Prior to 1981, Mr. Gibbons was employed as a product and marketing manager for Hewlett-Packard Company.

    ANTHONY B. HOLBROOK has served on our board of directors since July 1998. Mr. Holbrook retired as Chief Technical Officer of Advanced Micro Devices, Inc. in August 1994. Mr. Holbrook joined Advanced Micro Devices, Inc. in 1973 and served in a number of executive capacities. He was elected a corporate officer in 1978 and in 1982 was named Executive Vice President and Chief Operating Officer. In 1986, Mr. Holbrook was named President of Advanced Micro Devices, Inc. and was elected to the board of directors. In 1989, he moved from Chief Operating Officer to Chief Technical Officer and in 1990 from President to Vice Chairman, a position he held until April 1996. Prior to joining Advanced Micro Devices, Inc., Mr. Holbrook held engineering management positions with Fairchild Semiconductor and Computer Micro Technology Corporation. Mr. Holbrook is also a director of SDI, Inc., a solid state laser manufacturer.

    WILLIAM M. KELLY has served on our board of directors since January 1998. He joined Silicon Graphics in 1994 as Vice President, Business Development, General Counsel and Secretary and, since 1997, has been Senior Vice President, Corporate Operations of Silicon Graphics. During 1996, Mr. Kelly also served as Senior Vice President, Silicon Interactive Group of Silicon Graphics and he served as acting Chief Financial Officer of Silicon Graphics from May 1997 to February 1998. Prior to joining Silicon Graphics, Mr. Kelly was an attorney in private practice.

    TERUYASU SEKIMOTO has served on our board of directors since January 1998. Mr. Sekimoto joined Silicon Graphics in 1987 as representative director of Silicon Graphics Japan. He became Vice President, North Pacific Area in 1991 and Senior Vice President, East Asia in 1995.

    Ownership interests of our directors or officers in the common stock of Silicon Graphics or service as both our director and as an officer or employee of Silicon Graphics could create or appear to create potential conflicts of interest when directors and officers are faced with decisions that could have different implications for us and Silicon Graphics, such as potential acquisitions or financing transactions as well as other corporate opportunities that may be suitable for both us and Silicon Graphics. Our certificate of incorporation includes certain provisions relating to the allocation of business opportunities that may be suitable for both us and Silicon Graphics based on the relationship to us and Silicon Graphics of the individual to whom the opportunity is presented and the method by which is presented. See "Description of Capital Stock -- Corporate Opportunities". In addition, under Delaware law, our officers and directors have fiduciary duties to our stockholders.


CLASS OF THE BOARD OF DIRECTORS

    Our board of directors is divided into three classes of directors serving staggered three-year terms. The terms of office of the directors will expire as follows:

                            ANNUAL MEETING AT
                             WHICH TERM WILL
        DIRECTOR                 EXPIRE
------------------------  ---------------------
Mr. Bourgoin............             1999
Mr. Coleman.............             1999
Mr. Holbrook............             1999
Mr. Sekimoto............             2000
Mr. Gibbons.............             2000
Dr. Baskett.............             2001
Mr. Kelly...............             2001


    Silicon Graphics has the ability to change the size and composition of our board of directors. However, to ensure that there will be at least one Class A Director at all times, our board of directors may not consist of less than five members. In addition, the holders of the Class B common stock may not remove the Class A Director except for cause.


BOARD COMMITTEES

    Our board of directors has an Audit Committee, a Compensation Committee and an Option Administration Committee. The responsibilities of the Audit Committee include recommending to our board of directors the independent public accountants to be selected to conduct the annual audit of our accounts; reviewing the proposed scope of such audit and approving the audit fees to be paid; and reviewing the adequacy and effectiveness of our internal auditing, accounting and financial controls with the independent public accountants and our financial and accounting staff.

    The responsibilities of the Compensation Committee include developing performance criteria for and periodically evaluating the performance of our Chief Executive Officer, reviewing and recommending the salary, bonus and stock incentive compensation of our Chief Executive Officer and reviewing the salaries, bonuses and stock incentive compensation of our other officers as proposed by our Chief Executive Officer.

    The responsibilities of the Option Administration Committee include administering the Incentive Plan, reviewing and approving grants under the Incentive Plan (other than grants to the Chief Executive Officer) and approving other performance-based compensation which is intended to be excluded from the deductibility limitations imposed by Section 162(m) of the Internal Revenue Code of 1986.

    Our board of directors may, from time to time, establish certain other committees to facilitate the management of MIPS Technologies.

DIRECTOR COMPENSATION

    Directors who do not receive compensation as one of our officers or employees or any of our affiliates are paid an annual board membership fee. All directors are reimbursed for reasonable expenses incurred in attending our board of director or committee meetings.


    Our board of directors and Silicon Graphics approved our Director's Stock Option Plan in July 1998. The plan authorizes 600,000 shares of Class A common stock for issuance plus an annual increase each July 1 equal to the lesser of
(1) 100,000 shares, (2) the number of shares subject to option grants in the prior one-year period, or (3) a lesser amount determined by our board of directors. Upon a non-employee director's election or appointment to our board of directors, he or she will automatically receive an initial nonstatutory stock option to purchase 40,000 shares of Class A common stock. Each director who has been a non-employee director for at least six months will automatically receive an annual nonstatutory stock option to purchase 10,000 shares of Class A common stock each year on the date of the annual stockholder meeting. All stock options are granted with an exercise price equal to the fair market value of Class A common stock on the date of grant. Initial stock options vest 24% on the first anniversary of the grant date and 2% each month thereafter; annual stock option grants vest 2% each month over a 50-month period from the date of the grant. Pursuant to the terms of the director stock option plan, Messrs. Holbrook and Gibbons were each granted options to purchase 40,000 shares of Class A common stock upon commencement of their term as members of our board of directors.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth the compensation earned for services rendered to us and Silicon Graphics in all capacities for the fiscal years ended June 30, 1998 and 1997 by our Chief Executive Officer and our two other executive officers whose salary and bonus exceeded $100,000 during the fiscal year ended June 30, 1998. These officers are referred to as the Named Executive Officers.

                           SUMMARY COMPENSATION TABLE

                                                    ANNUAL COMPENSATION                     LONG-TERM COMPENSATION AWARDS
                                    ---------------------------------------------------  -----------------------------------
                                                                                           SECURITIES
                                                                        OTHER ANNUAL       UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION           YEAR      SALARY      BONUS     COMPENSATION (1)    OPTIONS/SARS    COMPENSATION (2)
----------------------------------  ---------  ---------  ---------  ------------------  --------------  -------------------
John E. Bourgoin .................       1998  $ 372,053  $      --      $   21,343           559,500         $   2,226
  Chief Executive Officer and            1997    280,000     89,086           9,382           125,000             1,200
  President

Lavi Lev .........................       1998  $ 245,542  $      --      $  309,228           298,400         $   1,880
  Senior Vice President,                 1997    215,192    106,550          83,024            64,000             2,400
  Engineering

Derek Meyer ......................       1998  $ 201,456  $      --      $   32,210           209,700(3)      $   1,793
  Vice President, Sales and              1997    182,215     25,987          36,543            12,000             2,079
  Marketing

--------------

(1) "Other Annual Compensation" for fiscal 1998 for the Named Executive Officers included, in addition to certain DE MINIMIS items which are not required to be separately described, (a) for Mr. Bourgoin: $11,348 for club membership fees and $5,538 for an automobile allowance; (b) for Mr. Lev: $150,000 in the form of a gross-up award related to a forgivable loan, $100,000 in monthly amortization of a forgivable loan from Silicon Graphics and $50,538 in relocation expenses and housing allowances; and (c) for Mr. Meyer; $32,210 on the sale of 2,500 restricted shares of Silicon Graphics common stock.

(2) Consists of matching contributions made by Silicon Graphics under its 401(k) plan.

(3) Consists of options exercisable to purchase 205,200 shares of MIPS Technologies' common stock, granted by us, and options exercisable to purchase 4,500 shares of Silicon Graphics' common stock, granted by Silicon Graphics. In connection with their acceptance of employment with us, our executive officers and employees that were previously employed by Silicon Graphics mutually agreed with Silicon Graphics to forfeit all unvested options to purchase Silicon Graphics common stock and all unvested restricted shares of Silicon Graphics common stock. In addition, such individuals had 30 or 90 days (depending on the terms of the option grant) to exercise any vested options to purchase Silicon Graphics common stock, and any vested options that remained unexercised at the end of that period were forfeited.

OPTION GRANTS


    The following tables set forth certain information with respect to option grants made by us to the Named Executive Officers covering our Class A common stock and by Silicon Graphics covering its common stock during the fiscal year ended June 30, 1998.


                                                                 MIPS TECHNOLOGIES, INC.
                                                               OPTION GRANTS IN FISCAL 1998
                                                                    INDIVIDUAL GRANTS                         POTENTIAL REALIZABLE
                                                ----------------------------------------------------------   VALUE AT ASSUMED ANNUAL
                                                NUMBER OF                                                        RATES OF STOCK
                                                SECURITIES     % OF TOTAL                                    PRICE APPRECIATION FOR
                                                UNDERLYING   OPTIONS GRANTED      EXERCISE                       OPTION TERM (1)
                                                 OPTIONS     TO EMPLOYEES IN       PRICE        EXPIRATION   -----------------------
NAME                                             GRANTED       FISCAL YEAR       PER SHARE         DATE          5%          10%
----------------------------------------------  ----------   ---------------   --------------   ----------   ----------  -----------
John E. Bourgoin..............................   559,500          18.67%           $12.00        05/22/08    $4,222,399  $10,700,387
Lavi Lev......................................   298,400           9.96             12.00        05/22/08     2,251,946    5,706,873
Derek Meyer...................................   205,200           6.85             12.00        05/22/08     1,548,590    3,924,431

                                                                                                               POTENTIAL
                                                              SILICON GRAPHICS, INC.                        REALIZABLE VALUE
                                                           OPTION GRANTS IN FISCAL 1998                        AT ASSUMED
                                                                 INDIVIDUAL GRANTS                          ANNUAL RATES OF
                                          ---------------------------------------------------------------     STOCK PRICE
                                             NUMBER OF        % OF TOTAL                                    APPRECIATION FOR
                                            SECURITIES      OPTIONS GRANTED                                 OPTION TERM (1)
                                            UNDERLYING      TO EMPLOYEES IN   EXERCISE PRICE   EXPIRATION   ----------------
NAME                                      OPTIONS GRANTED     FISCAL YEAR       PER SHARE         DATE        5%       10%
----------------------------------------  ---------------   ---------------   --------------   ----------   -------  -------
John E. Bourgoin........................          --               --            $    --              --    $    --  $    --
Lavi Lev................................          --               --                 --              --         --       --
Derek Meyer.............................       4,500(2)         *                  12.88        11/13/07     36,437   92,337

--------------

 *  Less than 1%.

(1) Potential realizable value assumes that the price of the applicable stock increases from the date of grant until the end of the option term (10 years) at the annual rates specified (5% and 10%). The 5% and 10% assumed annual rates of appreciation are mandated by rules of the Securities and Exchange Commission and do not represent an estimate or projection of the future price of the applicable stock. We do not believe that this method accurately illustrates the potential value of a stock option. Actual gains, if any, on stock option exercises depend upon the actual future price of the applicable stock and the continued employment of the option holders through the vesting period. Accordingly, the potential realizable values set forth in these tables may not be achieved.

(2) In connection with their acceptance of employment with us, executive officers and employees who were previously employed by Silicon Graphics mutually agreed with Silicon Graphics to forfeit all unvested options to purchase Silicon Graphics common stock and all unvested restricted shares of Silicon Graphics common stock. In addition, such individuals had 30 or 90 days (depending on the terms of the option grant) to exercise any vested options to purchase Silicon Graphics common stock, and any vested options that remained unexercised at the end of that period were forfeited.

OPTION EXERCISES AND OPTION VALUES

    The following tables set forth certain information with respect to stock option exercises by the Named Executive Officers during the fiscal year ended June 30, 1998 and stock options held by them at fiscal year-end.

                                                MIPS TECHNOLOGIES, INC.
                                               STOCK OPTION EXERCISES AND
                                          JUNE 30, 1998 FISCAL YEAR-END VALUES
                                --------------------------------------------------------
                                                                NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                                     OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                                                    JUNE 30, 1998               JUNE 30, 1998 (1)
                                SHARES ACQUIRED    VALUE     ---------------------------   ---------------------------
NAME                              ON EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
------------------------------  ---------------   --------   -----------   -------------   -----------   -------------
John E. Bourgoin..............         --            --            --          559,500           --        $ 804,002
Lavi Lev......................         --            --            --          298,400           --          428,801
Derek Meyer...................         --            --            --          205,200           --          294,872

--------------

(1) The amounts in this column reflect the difference between the closing market price of our common stock on June 30, 1998, which was $13.44, and the option exercise price. The actual value of unexercised options fluctuates with the market price of the underlying stock.

                                                 SILICON GRAPHICS, INC.
                                               STOCK OPTION EXERCISES AND
                                          JUNE 30, 1998 FISCAL YEAR-END VALUES
                                --------------------------------------------------------
                                                                NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                              OPTIONS AT JUNE 30, 1998       IN-THE-MONEY OPTIONS AT
                                                                         (1)                    JUNE 30, 1998 (2)
                                SHARES ACQUIRED    VALUE     ---------------------------   ---------------------------
NAME                              ON EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
------------------------------  ---------------   --------   -----------   -------------   -----------   -------------
John E. Bourgoin..............         --            --         50,000            --          $   --            --
Lavi Lev......................         --            --         21,734            --           3,828            --
Derek Meyer...................         --            --          4,548            --              --            --

--------------

(1) All options listed in this table were either exercised or forfeited within 30 days to 90 days (depending on the terms of the option grant) after the Named Executive Officers severed their employment relationships with Silicon Graphics and became one of our employees.

(2) The amounts in this column reflect the difference between the closing market price of the Silicon Graphics' common stock on June 30, 1998, which was $12.13, and the option exercise price. The actual value of unexercised options fluctuates with the market price of the underlying stock.

                         1998 LONG-TERM INCENTIVE PLAN


    At the time of our initial public offering, we adopted the MIPS Technologies, Inc. 1998 Long-Term Incentive Plan (the "Incentive Plan") in order to attract, retain and motivate our officers and other key employees and consultants, to compensate them for their contributions to our growth and profits and to encourage equity ownership. The Incentive Plan authorizes the issuance of various forms of stock-based awards to such individuals, including stock options, stock appreciation rights, stock awards (such as restricted stock), performance unit awards and other forms of equity-related awards which the Option Administration Committee, in its capacity as the administrator of the Incentive Plan, determines to be consistent with the purposes of the Incentive Plan and our interests. An aggregate of 6,600,000 shares of Class A common stock have been authorized for issuance under the Incentive Plan.


    Under the Incentive Plan awards may be granted to officers, key employees and consultants (including non-employee directors) as determined by the Option Administration Committee, although incentive stock options intended to qualify under Section 422 of the Internal Revenue Code may only be granted to employees. The Option Administration Committee has full discretion to determine the type of award, the number of shares related to each grant, and all other terms and conditions of awards, provided that stock options must have a minimum 12-month vesting period (subject to acceleration on a change in control or termination of employment as determined by the Option Administration Committee).

    As of December 31, 1998 there were outstanding options to purchase an aggregate of 4,037,000 shares of Class A common stock at exercise prices ranging from $12.00 to $22.13 per share, or a weighted average exercise price per share of $13.90 under the Incentive Plan and there were outstanding 15,000 shares of restricted stock, subject to repurchase.


                          EMPLOYEE STOCK PURCHASE PLAN


    At the time of our initial public offering, we also adopted the MIPS Technologies, Inc. Employee Stock Purchase Plan (the "Purchase Plan") in order to provide employees the opportunity to purchase our Class A common stock. Pursuant to the terms of the Purchase Plan, employees may purchase shares of our Class A common stock through payroll deductions at a 15% discount from the lower of its fair market value measured at the beginning of a pre-determined 24-month offering period and at the end of each of four six-month exercise periods within such offering period. An aggregate of 600,000 shares of Class A common stock, subject to an annual increase to be added each July 1, beginning July 1, 1999, equal to the lesser of 600,000 shares or 0.5% of the total number of our common stock outstanding on a fully diluted basis on the preceding June 30 (subject to an overall cap of 2% of the outstanding shares as of the end of the preceding fiscal year), have been authorized for issuance under the Purchase Plan. In order to encourage equity ownership by our employees and consultants overseas, we have implemented a supplemental stock purchase plan with terms substantially similar to the Purchase Plan for individuals based outside the United States. An aggregate of 60,000 shares of Class A common stock have been authorized for issuance under the Non-U.S. Purchase Plan.


                          CHANGE IN CONTROL AGREEMENTS

    At the time of our initial public offering we also agreed to enter into change in control agreements with our executive officers providing for certain benefits following (1) a change in control of us and (2) certain terminations of employment during the 24-month period following such a change in control. A "change in control" is generally defined in the agreements to encompass significant transactions resulting in a change in the corporate control of us, including, among other things, an acquisition of 30% of the class of our common stock entitled to elect a majority of our directors, the unapproved replacement of a majority of our directors and the reacquisition by Silicon Graphics of all or substantially all of our outstanding equity securities.

    In the event of a change in control, each of our executive's options and shares of restricted stock will become fully vested and the executive may elect, within six months following the change in control, to have his or her options "cashed out" at a price determined in the agreements. If an executive's employment is terminated other than for cause or if an executive resigns for good reason (as such terms are defined in the agreements), in either case within 24 months after a change in control, the executive will be entitled to receive a lump sum cash payment equal to 24 months' salary. Supplements to the change in control agreements provide the executives with certain benefits upon termination of employment in limited circumstances following a change in control of Silicon Graphics while Silicon Graphics is still our controlling stockholder.

                              RELATED TRANSACTIONS

    We have three outstanding loans to Mr. Lev. The first loan is a forgivable, non-interest bearing note with a principal amount outstanding at June 30, 1998 of approximately $258,000. The principal of this loan is forgiven (reduced) ratably on a periodic basis through December 2000, subject to Mr. Lev's continued employment. The second loan is a forgivable, non-interest bearing (except in certain limited circumstances) note with a principal amount outstanding at June 30, 1998 of $250,000. The principal of this loan is forgivable on March 1, 2002, subject to Mr. Lev's continued employment at all times prior to such date. The third loan bears interest at an annual rate of 7.19% and had a principal amount outstanding at June 30, 1998 of $275,000. The largest aggregate amount of these loans outstanding during the period since July 1, 1996 was approximately $900,000.

          ARRANGEMENTS BETWEEN MIPS TECHNOLOGIES AND SILICON GRAPHICS

                       RELATIONSHIP WITH SILICON GRAPHICS


    Silicon Graphics presently owns all of our issued and outstanding Class B common stock, representing approximately 85% of the outstanding Class A and Class B common stock. Upon completion of this offering, Silicon Graphics will own approximately 25,750,000 shares of Class B common stock, representing all of the issued and outstanding Class B common stock and 69% of the outstanding Class A and Class B common stock (67% if the underwriters' over-allotment option is exercised in full). For so long as Silicon Graphics continues to beneficially own all of the issued and outstanding Class B common stock, it will be able to direct the election of a majority of our directors and to exercise a controlling influence over our business and affairs, including any determinations with respect to mergers or other business combinations, the acquisition or disposition of assets, future issuances of debt and equity securities and the payment of dividends on our common stock. Similarly, for so long as Silicon Graphics continues to beneficially own in excess of 50% of the outstanding Class A and Class B common stock, it will have the power to determine matters submitted to a vote of stockholders without the consent of other stockholders, will have the power to prevent or cause a change in control of us and could take other actions that might be favorable to Silicon Graphics.



    On January 14, 1999, Silicon Graphics announced its intention to divest its interest in us by September 30, 2000. Silicon Graphics has advised us that this divestiture could be effected in one or more transactions and is expected to include a distribution of a significant portion of its interest in us to Silicon Graphics stockholders in a Tax-Free Distribution. Silicon Graphics could dispose of the shares of Class B common stock that it owns in one or more public or private offerings, in a dividend or other distribution to its stockholders, in an exchange offer for outstanding shares of its common stock, or otherwise. However, other than this offering, Silicon Graphics has not formulated any definitive plans regarding the divestiture of its interest in us. Accordingly, there can be no assurance as to the period of time that Silicon Graphics will continue to retain the shares of Class B common stock, except that, in connection with this offering and our initial public offering, Silicon Graphics has agreed not to sell or otherwise dispose of any shares of Class A or Class B common stock for 180 days after completion of this offering without the lead underwriter's prior written consent. This agreement does not apply to a distribution by Silicon Graphics of all of its interest in us if, in order to avoid the application of certain recently proposed tax legislation, such a distribution must be completed prior to the date that is 180 days after completion of this offering in order for Silicon Graphics to effect a Tax-Free Distribution.


    For a description of certain provisions of our certificate of incorporation concerning the allocation of business opportunities that may be suitable for both us and Silicon Graphics, see "Description of Capital Stock -- Corporate Opportunities".

    In connection with the recapitalization, we entered into the Exchange Agreement with Silicon Graphics, which imposes certain obligations on the parties relative to the recapitalization and a Tax-Free Distribution. In addition, for the purposes of governing certain of the relationships between the parties following the separation of their businesses and the initial public offering, we entered into the Separation Agreement with Silicon Graphics, the Corporate Agreement, the Technology Agreement, the Trademark Agreement, the Tax Sharing Agreement and the Management Services Agreement, each of which was effective as of the closing date of the initial public offering (the "Separation Documents"). Because the Separation Documents were entered into at a time when we were still a wholly owned subsidiary of

Silicon Graphics, they are not the result of arm's-length negotiations between the parties. The Exchange Agreement and the Separation Documents summarized below have been filed as exhibits to the Registration Statement of which this prospectus forms a part and the summaries are qualified in their entirety by reference to the full text of the agreements. See "Where You Can Find Additional Information".

                               EXCHANGE AGREEMENT


    Subject to the terms and conditions of the Exchange Agreement, if Silicon Graphics has not disposed of its entire interest in us (whether through a Tax-Free Distribution or otherwise) prior to December 31, 2000, Silicon Graphics will accrue an obligation to purchase, on a quarterly basis, a predetermined number of shares of Class A common stock and/or Class B common stock. This purchase obligation terminates in the quarter preceding the quarter in which Silicon Graphics disposes of its entire interest in us or exchanges its shares of Class B common stock for Class A common stock as a result of a Change in Tax Law (as defined below). We may waive all or part of Silicon Graphics' obligation to make any such purchase if our independent directors and Chief Executive Officer unanimously determine that such purchase is not in the interests of us and our stockholders other than Silicon Graphics. At its sole option, Silicon Graphics may satisfy its purchase obligation by purchasing newly issued shares of Class B common stock from us or issued and outstanding shares of Class A common stock in the public market or otherwise from a third party. Shares of Class A common stock purchased by Silicon Graphics in satisfaction of this obligation shall be exchanged for shares of Class B common stock. Silicon Graphics will have registration rights with respect to the shares of Class A and Class B common stock it purchases pursuant to this obligation.



    The Exchange Agreement also requires Silicon Graphics to exchange all of its shares of Class B common stock for shares of Class A common stock if, prior to a Tax-Free Distribution, the Internal Revenue Code is amended (a "Change in Tax Law") to provide in effect generally that in a tax-free spin-off of a subsidiary, the distributing company must hold not less than 80% of the value of the subsidiary's stock and such Change in Tax Law would apply to a Tax-Free Distribution by Silicon Graphics.


    Under the terms of the Exchange Agreement, Silicon Graphics has agreed to indemnify and hold harmless us and our affiliates, officers, directors, employees, agents, successors and assigns from and against any and all losses incurred by them with respect to third party claims, to the extent such claims arise out of the recapitalization or any distribution by Silicon Graphics of all of its interest in us.

    The Exchange Agreement also obligates the parties to enter into a Distribution Tax Indemnification Agreement prior to a Tax-Free Distribution that generally will limit our ability to take certain actions following a Tax-Free Distribution that would cause the distribution to become taxable to Silicon Graphics and, in some instances, its stockholders. In particular, under the Distribution Tax Indemnification Agreement, we will agree not to, among other things:

- issue capital stock in an acquisition or private or public offering within the 30-month period following the Tax-Free Distribution, except (1) pursuant to the exercise of employee, director or consultant stock options or awards and (2) the issuance of up to a cumulative amount of 10% of our stock that is outstanding at the time of the Tax-Free Distribution;


- amend our certificate of incorporation in a manner that affects the voting rights with respect to the Class B common stock or Class A common stock during the five-year period following the Tax-Free Distribution;



- exchange any shares of Class B common stock for Class A common stock, including pursuant to the MIPS Exchange Right, during the five-year period following the Tax-Free Distribution;

- knowingly and voluntarily take any other actions during the 30-month period following the Tax-Free Distribution which we believe will more likely than not result in the Tax-Free Distribution becoming taxable; or

- take any other action that would be a breach of certain reasonable covenants or representations related to us and that are within our reasonable control in the initial or any supplemental ruling request regarding a Tax-Free Distribution submitted to the Internal Revenue Service.

    Under the terms of the Distribution Tax Indemnification Agreement, we will be required to indemnify Silicon Graphics from any taxes imposed on Silicon Graphics due to a breach of the above covenants and any taxes resulting from an acquisition of more than 10% of our stock (taking into account permitted issuances described above) during the 30-month period following the Tax-Free Distribution, unless (1) a supplemental ruling is obtained from the Internal Revenue Service to the effect that such proposed action will not cause the Tax-Free Distribution to become taxable, (2) Silicon Graphics consents to such action or (3) we deliver to Silicon Graphics an opinion of nationally recognized tax counsel, reasonably satisfactory to Silicon Graphics, that such action will not cause the Tax-Free Distribution to become taxable.

    The limitations on the issuance of shares of our capital stock and other restrictions discussed above could have a negative impact on its financial flexibility following a Tax-Free Distribution.

                              SEPARATION AGREEMENT

    Pursuant to the Separation Agreement, Silicon Graphics transferred to us, or agreed to transfer to us, the Company Assets and we assumed or agreed to assume all Company Liabilities. Except as expressly set forth in the Separation Agreement or in another Separation Document, neither party made any representation or warranty as to the business, assets or liabilities transferred or assumed as part of the Separation, as to any consents or approvals required in connection therewith, as to the value of any of the assets transferred, as to the absence of any defenses or freedom from counterclaim with respect to any claim of any party, or as to the legal sufficiency of any assignment, document or instrument delivered to convey title to any asset transferred. Except as otherwise expressly set forth in the Separation Agreement or in another Separation Document, all assets were transferred on an "as is", "where is" basis, and we have agreed to bear the economic and legal risks that the conveyance is insufficient to vest in the transferee good and marketable title, free and clear of any security interest.

RELEASES AND INDEMNIFICATION

    The Separation Agreement provides for a full and complete release and discharge as of the closing date of the initial public offering of all Liabilities existing or arising from all acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or prior to such date, between us and Silicon Graphics (including any contractual arrangements or arrangements existing or alleged to exist between us and Silicon Graphics on or before such date), except as expressly set forth in the Separation Agreement.

    We have agreed to indemnify, defend and hold harmless Silicon Graphics and each of its subsidiaries (other than us) and each of their directors, officers and employees, from and against any and all Liabilities relating to, arising out of or resulting from (1) the failure of us or any other person to pay, perform or otherwise promptly discharge any Company Liabilities or any Company Contract in accordance with its terms; (2) the Company Business, any Company Liability or any Company Contract; (3) any breach by us of any Separation Document; and (4) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the prospectus or the registration statement relating to the initial public offering, subject to certain exceptions.

    Silicon Graphics has agreed to indemnify, defend and hold harmless us, each of our subsidiaries, and each of their directors, officers and employees, from and against any and all Liabilities relating to, arising out of or resulting from (1) the failure of Silicon Graphics or any other person to pay, perform or otherwise promptly discharge any liabilities of Silicon Graphics other than the Company Liabilities; (2) any Liability other than the Company Liabilities; and
(3) any breach by Silicon Graphics of any Separation Document.

DISPUTE RESOLUTION

    The Separation Agreement contains provisions that govern the resolution of disputes, controversies or claims that may arise between us and Silicon Graphics. These provisions contemplate that efforts will be made to resolve disputes, controversies and claims by escalation of the matter to senior management (or other mutually agreed representatives of the parties). If the matter is not resolved within a period of 90 days, then upon written notice by either party to the other, any unresolved matter shall be submitted to mediation conducted by a mediator mutually acceptable to the parties.

    Either party may apply to any court having jurisdiction and seek injunctive relief so as to maintain the status quo until such time as the mediation is concluded or the controversy is otherwise resolved. In the event that any dispute, controversy or claim is, or is reasonably likely to be, in excess of $30 million, subject to certain conditions, any party may submit such dispute, controversy or claim to a court of competent jurisdiction and the mediation provisions contained in the Separation Agreement will not apply.

TERMINATION; FURTHER ASSURANCES

    In addition to the actions specifically provided elsewhere in the Separation Agreement, we have agreed with Silicon Graphics to use our respective reasonable best efforts to take all actions reasonably necessary, proper or advisable under applicable laws, regulations and agreements, to consummate and make effective the transactions contemplated by the Separation Documents.

    Set forth below are certain defined terms contained in the Separation Agreement.

"Company Assets" generally means:

- all personal property, inventory, receivables, books and records, goodwill, sales material and governmental permits and licenses, in each case to the extent they relate to the Company Business,

- all intellectual property transferred or licensed pursuant to the Technology Agreement and the Trademark Agreement,

-  all Company Contracts (as defined in the Separation Agreement),

- any assets reflected in the Company Balance Sheet as our "Assets", subject to any dispositions of such assets subsequent to the date of the Company Balance Sheet, and

- any and all other assets, rights and claims held immediately prior to the closing date for the initial public offering by Silicon Graphics and used primarily in the Company Business, in each case other than assets that are expressly contemplated by the Separation Documents as assets to be retained by Silicon Graphics.

"Company Liabilities" generally means:

- all Liabilities expressly contemplated by the Separation Documents as Liabilities to be assumed by us, and all of our agreements, obligations and Liabilities under the Separation Documents;

- all Liabilities (other than income taxes) primarily relating to (a) the operation of the Company Business; (b) the operation of any business conducted by us or any of our subsidiaries at any time after the closing date of the initial public offering; and (c) any Company Assets; and

- all Liabilities reflected as "Liabilities" or our obligations in the Company Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the Company Balance Sheet, in each case other than liabilities that are expressly contemplated by the Separation Documents as liabilities to be retained or assumed by Silicon Graphics, and all agreements and obligations of Silicon Graphics under the Separation Documents.

"Company Business" means the business and operations of the various divisions and subsidiaries of Silicon Graphics engaged in the development and licensing of processor and related designs for the embedded market based on RISC architecture, consisting principally of Silicon Graphics' MIPS Group.

                              CORPORATE AGREEMENT

PRE-EMPTIVE RIGHT OF SILICON GRAPHICS TO PURCHASE SHARES OF CAPITAL STOCK

    Pursuant to the Corporate Agreement, we granted to Silicon Graphics a continuing option to purchase, under certain circumstances, additional shares of our common stock or shares of our non-voting capital stock (the "Stock Option"). The Stock Option may be exercised by Silicon Graphics simultaneously with the issuance of any of our equity security, with respect to the common stock, only to the extent necessary for Silicon Graphics to maintain (1) control of us (within the meaning of Section 368(a)(2)(H) and (c) of the Internal Revenue
Code) provided such control has theretofore been maintained; (2) our status as a member of the affiliated group of corporations (within the meaning of Section 1504 of the Internal Revenue Code) of which Silicon Graphics is the common parent, provided such status has theretofore been maintained or (3) its then-existing percentage of the total voting power and value of us, whichever percentage is highest, and, with respect to shares of non-voting capital stock, to the extent necessary to own 80% of each outstanding class of such stock. The purchase price of the shares of common stock purchased upon any exercise of the Stock Option will be based on the market price of the common stock at the time of such exercise, and the purchase price of non-voting capital stock will be the price at which such stock may be purchased by third parties. The Stock Option expires in the event that Silicon Graphics reduces its beneficial ownership of common stock to less than 50% of the outstanding shares of common stock.

REGISTRATION RIGHTS

    The Corporate Agreement also provides that, upon request of Silicon Graphics, we will use our best efforts to effect the registration under the applicable federal and state securities laws of any of our shares of common stock and non-voting capital stock beneficially owned by Silicon Graphics for sale in accordance with Silicon Graphics' intended method of disposition thereof, and will take such other actions as may be necessary to permit the sale thereof in other jurisdictions, subject to certain specified limitations. Silicon Graphics also has the right, subject to certain limitations, to include the shares of common stock and non-voting capital stock (and any other securities issued in respect of or in exchange for either of such securities) beneficially owned by it in certain other registrations of our common equity securities initiated by us on our own behalf or on behalf of our other stockholders. We have agreed to pay all out-of-pocket costs and expenses in connection with each such registration, except for underwriting discounts and commissions attributable to the shares of stock sold by Silicon Graphics. In connection with this offering, however, Silicon Graphics has agreed to waive this provision and will pay all related expenses.

    Until such time as Silicon Graphics ceases to beneficially own in excess of 50% of the outstanding common stock, it may request or participate in an unlimited number of such registrations. After such time, Silicon Graphics will be limited to a total of four demand and an unlimited number of "piggyback" registrations.

Subject to certain limitations specified in the Corporate Agreement, such registration rights will be assignable by Silicon Graphics and its assigns. The Corporate Agreement contains indemnification and contribution provisions by us for the benefit of Silicon Graphics in connection with such registrations.

COVENANT AGAINST CERTAIN ACTIONS

    The Corporate Agreement also provides that for so long as Silicon Graphics maintains beneficial ownership of a majority of the number of outstanding shares of common stock, we may not take any action or enter into any commitment or agreement which may reasonably be anticipated to result, with or without notice and with or without lapse of time, or otherwise, in a contravention (or an event of default) by Silicon Graphics of: (1) any provision of applicable law or regulation, including but not limited to provisions pertaining to the Internal Revenue Code or the Employee Retirement Income Security Act of 1974, as amended;
(2) any provision of Silicon Graphics' certificate of incorporation or by-laws;
(3) any credit agreement or other material instrument binding upon Silicon Graphics or any of its assets or (4) any judgment, order or decree of any governmental body, agency or court having jurisdiction over Silicon Graphics or any of its assets.

                              TECHNOLOGY AGREEMENT

    Under the Technology Agreement, Silicon Graphics assigned and licensed certain intellectual property rights to us, with a license back of certain rights to Silicon Graphics. This assignment by Silicon Graphics included all of its right, title and interest in and to 52 United States patents with expiration dates ranging from 2006 through 2015, 14 pending United States patent applications, and all foreign counterpart rights to the foregoing. In addition to these patent rights, Silicon Graphics assigned other related intellectual property rights, including various copyrights, mask work rights and trade secrets.

    This assignment provided us with Silicon Graphics' intellectual property related to the MIPS RISC processor architecture for use in embedded applications. Silicon Graphics also licensed other intellectual property rights to us for use in our business. Certain of these rights were licensed on a worldwide, royalty-free and exclusive basis solely for our use in the development and licensing of processor and related designs for embedded applications. We may in the future enter into with Silicon Graphics additional royalty-bearing licenses with respect to other Silicon Graphics intellectual property.

    Under the Technology Agreement, we granted to Silicon Graphics a worldwide, royalty-free, non-exclusive license with respect to the intellectual property assigned by Silicon Graphics to us. This license back to Silicon Graphics will be for its use in connection with the design and sale of Silicon Graphics systems and products. Under the Separation Agreement, we are generally obligated to indemnify Silicon Graphics for third-party claims relating to our intellectual property. The Technology Agreement excludes trademarks and trademark-related intellectual property, which is covered by the Trademark Agreement.

                              TRADEMARK AGREEMENT

    Pursuant to the Trademark Agreement, Silicon Graphics assigned to us all trademarks, service marks, trade dress, logos and related goodwill concerning the MIPS marks for processors and other semiconductor devices. This assignment included all domestic and foreign registrations, as well as common law rights throughout the world. We granted back to Silicon Graphics a worldwide, royalty-free, and non-exclusive license to use the MIPS marks in connection with Silicon Graphics' products that use processors embodying the MIPS architecture. The Trademark Agreement requires that Silicon Graphics comply with reasonable quality standards. Neither Silicon Graphics nor us has any indemnification obligations or warranties as to the trademarks and trademark-related rights as part of the Trademark Agreement.

                             TAX SHARING AGREEMENT

    We are presently included in Silicon Graphics' consolidated federal income tax group, and our federal income tax liability has been included in the consolidated federal income tax liability of the Silicon Graphics group. Under the terms of the Tax Sharing Agreement, we are obligated to make payments to Silicon Graphics such that, with respect to any period, the amount of taxes to be paid by us, subject to certain adjustments, is determined as though we were to file separate federal, state and local income tax returns.


    Following this offering, because Silicon Graphics will own less than 80% of our outstanding common stock, we will no longer be included in Silicon Graphics' consolidated federal income tax group, but will instead be required to file separate tax returns. However, under federal income tax laws, we will remain jointly and severally liable for the federal income tax liability of each other member of the Silicon Graphics' consolidated federal income tax group that arose during the period in which we were included in such group.


                         MANAGEMENT SERVICES AGREEMENT

    Under the Management Services Agreement, Silicon Graphics agreed to provide certain administrative and corporate support services to us on an interim or transitional basis following the initial public offering. Services available under the Management Services Agreement include accounting, treasury, tax, facilities and information services. Presently, Silicon Graphics provides certain tax and facilities services to us under this agreement.


    Specified charges for such services are generally intended to allow Silicon Graphics to recover the fully allocated direct costs of providing the services, plus all out-of-pocket costs and expenses, but without any profit. Silicon Graphics must provide any such services through the same or similarly qualified personnel and the same or similar facilities as it has in the past, but the selection of personnel to perform the various services shall be within the sole control of Silicon Graphics. Silicon Graphics is not required to increase the volume or quality of the services provided beyond the level at which they were performed for us in the past. The Management Services Agreement has a three-year term but will automatically terminate when Silicon Graphics ceases to own more than 50% of the outstanding Class A and Class B common stock. Either party may terminate the Management Services Agreement with respect to one or more of the services provided thereunder upon giving at least 30 days prior written notice to the other party.


                         FACILITIES LEASE ARRANGEMENTS

    We presently sublease from Silicon Graphics approximately 27,500 square feet (with an option to increase to 55,000 square feet) in one building in Mountain View, California. Payments by us to Silicon Graphics under this sublease are presently approximately $51,000 per month, increasing to approximately $67,000 per month by August 2001. The amounts we pay under this sublease are generally equal to the amounts payable by Silicon Graphics under its sublease for the property with a third party. This sublease will expire on May 31, 2002, subject to earlier termination in certain circumstances.

                       PRINCIPAL AND SELLING STOCKHOLDER

                                SILICON GRAPHICS


    Silicon Graphics presently owns approximately 85% of the total Class A and Class B common stock outstanding, consisting of all of the issued and outstanding shares of Class B common stock. Upon completion of this offering, Silicon Graphics will beneficially own approximately 69% of the total Class A and Class B common stock outstanding, consisting of all of the issued and outstanding shares of Class B common stock (67% if the underwriters' over-allotment option is exercised in full). For a description of the historical relationship between us and Silicon Graphics, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 1 of Notes to Financial Statements. In connection with the recapitalization, we entered into an exchange agreement with Silicon Graphics which governs certain matters between the parties following the recapitalization, and in connection with the separation of our business from the other businesses of Silicon Graphics and the initial public offering of our common stock in 1998, we entered into various agreements with Silicon Graphics intended to govern the relationship between the parties on a going-forward basis. For a description of these agreements, see "The Recapitalization" and "Arrangements Between MIPS Technologies and Silicon Graphics".


    Silicon Graphics is a leader in high-performance computing, providing a broad range of workstations and graphics servers that deliver advanced 3-D graphics and computing capabilities for engineering and creative professionals. Silicon Graphics and Cray Research-branded servers and supercomputers deliver advanced performance to technical computing professionals, with a growing presence in strategic business analysis, web service and media serving applications. Silicon Graphics provides solutions in several key industries, including manufacturing, government, entertainment, communication, energy, the sciences and education. The principal executive offices of Silicon Graphics are located at 2011 North Shoreline Blvd., Mountain View, California 94043.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY DIRECTORS, EXECUTIVE OFFICERS AND
  SILICON GRAPHICS


    The following table sets forth, as of February 26, 1999, certain information regarding the beneficial ownership of the Class A common stock and the Class B common stock prior to and after this offering (assuming no exercise of the underwriters' over-allotment option) by (1) Silicon Graphics, (2) each other person known by us to own beneficially more than 5% of either the Class A common stock or the Class B common stock, (3) each of our directors, (4) each Named Executive Officer and (5) all directors and executive officers as a group.


                                    CLASS A
                                  COMMON STOCK
                                ----------------             CLASS B COMMON STOCK
                                                   ----------------------------------------
                                                                                                   TOTAL COMMON STOCK
                                 OWNED PRIOR TO                                               -----------------------------
                                   AND AFTER         OWNED PRIOR TO         OWNED AFTER
                                 THIS OFFERING        THIS OFFERING       THIS OFFERING(1)         PERCENTAGE OF TOTAL
                                ----------------   -------------------   ------------------          COMMON STOCK(1)
                                         PERCENTAGE             PERCENTAGE           PERCENTAGE -----------------------------
                                           OF                     OF                   OF       PRIOR TO          AFTER
     NAME OF SHAREHOLDER        NUMBER    CLASS      NUMBER     CLASS     NUMBER     CLASS    THIS OFFERING   THIS OFFERING
------------------------------  -------  -------   -----------  ------   ---------   ------   -------------   -------------
Silicon Graphics, Inc.........      --      --      31,750,000    100%   25,750,000    100%       85.2%            69.0%
John E. Bourgoin (2)..........  17,168     *                --     --           --      --       *                *
Lavi Lev (3)..................   1,970     *                --     --           --      --       *                *
Derek Meyer...................   2,079     *                --     --           --      --       *                *
Dr. Forest Baskett............      --     *                --     --           --      --       *                *
Kenneth L. Coleman............   1,285     *                --     --           --      --       *                *
Fred M. Gibbons...............      --     *                --     --           --      --       *                *
Anthony B. Holbrook...........      --     *                --     --           --      --       *                *
William M. Kelly..............      --     *                --     --           --      --       *                *
Teruyasu Sekimoto.............      --     *                --     --           --      --       *                *
Directors and Executive
  Officers as a Group (11
  persons)....................  26,054     *                --     --           --      --       *                *

--------------

 * Less than 1%. None of the options held by the directors and executive officers were exercisable on February 26, 1999 or within 60 days thereafter.


(1) Assumes the underwriters' over-allotment option is not exercised.


(2) Includes restricted stock awards under the 1998 Long-Term Incentive Plan totaling 15,000 shares effective upon the completion of the initial public offering.

(3) Mr. Lev disclaims beneficial ownership of 1,000 of these shares.

                          DESCRIPTION OF CAPITAL STOCK


    Our certificate of incorporation was amended in connection with the recapitalization to include a variety of provisions regarding our dual class capital structure. The following table sets forth a general description of the relative rights of the holders of the Class A and Class B common stock as well as the various conversion and exchange provisions of our capital stock. The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our amended and restated certificate of incorporation filed with the Registration Statement of which this Prospectus forms a part.



AUTHORIZED CAPITAL
  STOCK.............  300,000,000 shares

  COMMON STOCK......  - 150,000,000 shares of Class A common stock
                      - 100,000,000 shares of Class B common stock

  PREFERRED STOCK...  - 50,000,000 shares of preferred stock, issuable in series

OUTSTANDING CAPITAL
  STOCK.............  As of the date hereof (without giving effect to this offering), there are 5,542,286 shares of Class A common stock outstanding, 31,750,000 shares of Class B common stock outstanding and no shares of preferred stock outstanding. All of the shares of Class A common stock are held by persons other than Silicon Graphics and its affiliates and all of the shares of Class B common stock are held by Silicon Graphics. All of the shares of Class A common stock and Class B common stock that will be outstanding following this offering will be validly issued, fully paid and nonassessable.

VOTING RIGHTS:

  ELECTION OF
    DIRECTORS.......  - Holders of Class A common stock, voting as a separate class, will be entitled to elect 20% of the directors, and in no event less than one director. Each share of Class A common stock has one vote in the election of such directors.
                      - Holders of Class B common stock, voting as a separate class, will be entitled to elect the remaining directors.
                      - After a Tax-Free Distribution, a person or group of persons acting in concert holding 10% or more of the Class B common stock must own at least an equal percentage of the Class A common stock to exercise its or their Class B common stock voting rights in the election of directors. This provision is designed to ensure that, following a
                        Tax-Free Distribution and for so long as the Class B common stock retains its special voting rights, a holder of such shares will not have voting rights with respect to the election of directors that are significantly disproportionate to its economic interest.
                      - Our certificate of incorporation does not provide for cumulative voting in the election of directors.
  ALL OTHER
    MATTERS.........  Each share of Class A common stock and Class B common stock is entitled to one vote, voting together as a single class, in all other matters submitted to a vote of stockholders (except as otherwise required by law).

DIVIDENDS...........  Holders of Class A common stock and Class B common stock will share, equally on a per share basis, in all dividends declared by the Board of Directors from time to time; provided that with respect to stock dividends, holders of

                      shares of Class A common stock will only receive shares of Class A common stock and holders of shares of Class B common stock will only receive shares of Class B common stock. The number of shares of Class
                      A common stock and Class B common stock so paid or distributed will be equal in number on a per share basis.

                      We may not subdivide or combine shares of either class of our common stock without at the same time proportionally subdividing or combining shares of the other class.

CONVERSION..........  Shares of Class B common stock are convertible into shares of Class A common stock upon the occurrence of the following events:

                      - Automatically if, prior to a Tax-Free Distribution, such shares are transferred to a person other than Silicon Graphics or one of its subsidiaries.
                      - Automatically if, prior to a Tax-Free Distribution, another entity acquires more than 50% of the voting power of Silicon Graphics in a merger, consolidation or tender offer.
                      - Automatically (1) upon the closing of any transaction prior to a
                      Tax-Free Distribution after which Silicon Graphics owns less than 50%
                        of the total number of shares of Class A common stock and Class B common stock outstanding, unless our independent directors and chief executive officer determine prior to any such transaction that such automatic conversion is not in our interests or the interests of our public stockholders, and (2) in any event if, prior to a Tax-Free
                        Distribution, Silicon Graphics owns less than 30% of the total number of shares of Class A common stock and Class B common stock outstanding. These provisions are intended to ensure that Silicon
                        Graphics retains control of our board of directors only if it has a substantial economic interest in us. These two automatic conversion provisions will not apply following a Tax-Free Distribution.
                      - Automatically immediately prior to the effectiveness of any merger or consolidation of us in which all or substantially all of our capital stock is exchanged for the stock of another entity and our stockholders immediately prior to the merger or consolidation own less than 50% of the outstanding shares of such other entity immediately after such merger or consolidation.
                      - Automatically at any time after the fifth anniversary of a Tax-Free
                      Distribution upon the approval of such conversion by the holders of a majority of the Class A common stock and Class B common stock, voting as a single class.

                      Automatic conversion pursuant to the last two provisions described above will not occur if the inclusion of such provisions in our certificate of incorporation would have a material adverse effect on
                      Silicon Graphics' ability to timely obtain a favorable ruling from the
                      Internal Revenue Service that the distribution to its stockholders of its interest in us would be tax-free. Silicon Graphics has advised us that, based on its discussions with the Internal Revenue Service to date, it is highly unlikely that the Internal Revenue Service would grant a favorable ruling regarding a Tax-Free Distribution if the last conversion provision described above were to remain operative. As a result, we expect that this provision will be rendered inoperative pursuant to its terms and, therefore, be unavailable to us to eliminate the dual class capital structure.

                      Shares of Class B common stock will not be automatically converted into shares of Class A common stock:

                      - in any transfer effected in connection with a distribution of shares of Class B common stock to stockholders of Silicon Graphics in a transaction intended to qualify as a Tax-Free Distribution, or
                      - in any transfer following a Tax-Free Distribution.

                      Following a Tax-Free Distribution, shares of Class B common stock shall be transferable as Class B common stock, subject to applicable laws.

                      Prior to a Tax-Free Distribution and for so long as Silicon Graphics or any of its subsidiaries owns any shares of Class B common stock, shares of Class A common stock acquired by Silicon Graphics or any of its subsidiaries will be automatically converted into shares of Class
                      B common stock.

                      All conversions will be effected on a one-for-one basis.

EXCHANGE............  Silicon Graphics will be obligated to exchange all of the outstanding shares of Class B common stock that it owns for shares of Class A common stock on a one-for-one basis if, prior to a Tax-Free
                      Distribution, the Internal Revenue Code is amended to provide, in effect, that, generally, in a tax-free spin-off or split-off of a subsidiary, the distributing company must hold at least 80% of the value of the subsidiary's stock (in addition to 80% of the voting power), and such amendment would apply to a Tax-Free Distribution by
                      Silicon Graphics of its interest in us.

                      At any time following a Tax-Free Distribution, we may exchange all
                      (but not less than all) of the outstanding shares of Class B common stock for shares of Class A common stock on a one-for-one basis;
                      provided, however, that this provision will have no force or effect if the inclusion of this provision in our certificate of incorporation would have a material adverse effect on Silicon Graphics' ability to timely obtain a favorable ruling from the Internal Revenue Service regarding the tax-free status of the Tax-Free Distribution. Silicon
                      Graphics has advised us that, based on its discussions with the
                      Internal Revenue Service to date, it is highly unlikely that the
                      Internal Revenue Service would grant a favorable ruling regarding a
                      Tax-Free Distribution if this exchange provision were to remain operative. As a result, we expect that this provision will be rendered inoperative pursuant to its terms and, therefore, be unavailable to us to eliminate the dual class capital structure.

                      Even if this exchange provision remains available, Silicon Graphics may limit our ability to effect such an exchange under the terms of the Distribution Tax Indemnification Agreement.
MERGERS AND
  REORGANIZATIONS...  All shares of Class A common stock and Class B common stock are entitled to receive equally on a per share basis the same kind and amount of consideration in the event of any merger, reorganization or consolidation of us with any other company; provided, however, that, in the event that all of the shares of Class B common stock have not been converted into or exchanged for shares of Class A common stock, in connection with a merger, reorganization or consolidation of us in which all or substantially all of our common stock will be exchanged for stock of another entity and the transaction is required to be accounted for by the "pooling-of-interests" method, the holders of
                      Class A common stock and Class B common stock will be entitled to receive shares of stock of the acquiring entity based on the relative fair value of a share of the Class A common stock and a share of Class
                      B common stock as of the announcement date for such transaction.

LIQUIDATION.........  All shares of Class A common stock and Class B common stock are entitled to receive equally on a per share basis all assets available for distribution to stockholders.
OTHER
  RIGHTS............  No shares of Class A or Class B common stock are subject to redemption or have preemptive or preferential rights to purchase additional shares of our common stock.

PREFERRED STOCK.....  The preferred stock is issuable either as a class without series or in one or more series and with such designations, rights, privileges, restrictions and conditions for each class or series as is stated in the resolutions providing for designation and issue of each such series adopted by our board of directors. Our board of directors is authorized to determine, among other things, the voting, dividend, redemption, conversion and liquidation powers, rights and preferences and the limitations thereon of such series. We believe that the ability of our board of directors to issue one or more series of preferred stock will provide us with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that may arise. The authorized shares of preferred stock will be available for issuance without further action by stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

                      Although our board of directors has no present plans to issue any preferred stock, it could issue a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors will make any determination to issue such shares based on its judgment as to our best interests and the best interests of our stockholders. Our board of directors could issue preferred stock with voting and other rights that could adversely effect the voting power of the holders of the Class A and Class B common stock, and that could discourage an acquisition attempt through which an acquiror may be able to change the composition of our board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.


                            CORPORATE OPPORTUNITIES
    Our certificate of incorporation provides that Silicon Graphics will have no duty to refrain from engaging in the same or similar activities or lines of business as we are engaged, and neither Silicon Graphics nor any officer or director thereof (except as provided below), will be liable to us or our stockholders for breach of any fiduciary duty by reason of any such activities of Silicon Graphics. In the event that Silicon Graphics acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both Silicon Graphics and us, Silicon Graphics will have no duty to communicate or offer such corporate opportunity to us and will not be liable to us or our stockholders for breach of any fiduciary duty as one of our stockholders by reason of the fact that Silicon Graphics pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to us.

    In the event that one of our directors or officers who is also a director or officer of Silicon Graphics acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both us and Silicon Graphics, our director or officer will have fully satisfied and fulfilled the fiduciary duty of such director or officer to us and our stockholders with respect to such corporate opportunity if such director or officer acts in a manner consistent with the following policy:

- a corporate opportunity offered to any person who is one of our officers, and who is also a director but not an officer of Silicon Graphics, will belong to us;

- a corporate opportunity offered to any person who is a director but not one of our officers, and who is also a director or officer of Silicon Graphics, will belong to us if such opportunity is expressly offered to such person in writing solely in his or her capacity as one of our directors, and otherwise it will belong to Silicon Graphics; and

- a corporate opportunity offered to any person who is an officer of both us and Silicon Graphics will belong to us if such opportunity is expressly offered to such person in writing solely in his or her capacity as one of our officers, and otherwise it will belong to Silicon Graphics.

    For purposes of the foregoing:

- any of our directors who is chairman of our board of directors or of a committee thereof will not be deemed to be one of our officers by reason of holding such position (without regard to whether such position is deemed an office under our by-laws), unless such person is one of our full-time employees; and

- the terms "we", "us" and "our" mean MIPS Technologies, Inc. and all corporations, partnerships, joint ventures, associations and other entities in which it beneficially owns (directly or indirectly) fifty percent or more of the outstanding voting stock, voting power, partnership interest or similar voting interests, and

- the term "Silicon Graphics" means Silicon Graphics, Inc. and all corporations, partnerships, joint ventures, associations and other entities (other than us) in which Silicon Graphics beneficially owns (directly or indirectly) fifty percent or more of the outstanding voting stock, voting power, partnership interests or similar voting interests.

    The foregoing provisions will expire on the date that Silicon Graphics ceases to own beneficially our common stock representing at least 20% of the total voting power of all classes of our outstanding common stock and no person who is one of our directors or officers is also a director or officer of Silicon Graphics or any of its subsidiaries (other than us).

    In addition to any vote of the stockholders required by our certificate of incorporation, until the time that Silicon Graphics ceases to own beneficially our common stock representing at least 20% of the total voting power of all classes of our outstanding common stock, the affirmative vote of the holders of more than 80% of the total voting power of all classes of outstanding common stock is required to alter, amend or repeal in a manner adverse to the interests of Silicon Graphics and its subsidiaries (other than us), or adopt any provision adverse to the interests of Silicon Graphics and its subsidiaries (other than us), or inconsistent with, the corporate opportunity provisions described above.

    Any person purchasing or otherwise acquiring our common stock will be deemed to have notice of, and to have consented to, the foregoing provisions regarding corporate opportunities.

      CERTIFICATE OF INCORPORATION AND BY-LAW PROVISIONS THAT MAY HAVE AN
                              ANTI-TAKEOVER EFFECT


    Certain provisions of our certificate of incorporation and by-laws summarized below may be deemed to have an anti-takeover effect and may delay, discourage or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest, including attempts that might result in a premium being paid over the market price of the Class A common stock.



BOARD OF DIRECTORS



    NUMBER OF DIRECTORS. The board of directors consists of not less than five and not more than 10 directors, with the exact number to be determined by the board of directors. The directors, other than those elected by the holders of preferred stock, will be classified, with respect to the time they hold office, into three classes, as nearly equal in number as possible. Each director will hold office until such person's successor is duly elected and qualified.



    FILLING VACANCIES. Our certificate of incorporation by-laws provide that, subject to any rights of holders of preferred stock, and unless our board of directors otherwise determines, newly created directorships resulting from any increase in the number of directors shall be filled by the vote of the majority of the directors then in office, provided that following such appointment, 20% (rounded down to the nearest whole number) of the number of the directors on our board of directors as so increased, excluding the number of directors whom the holders of any series of preferred stock have the right to elect, consists of directors elected by (or appointed on behalf of) the holders of Class A common stock. Any director so elected or appointed shall hold office for the remainder of the full term of the class of director in which the new directorship was created and until his or her successor is elected and qualified.


    Any vacancies on our board of directors created by the death, resignation, disqualification or removal of a director may be filled by the vote of the majority of the directors then in office elected by, or appointed on behalf of, the same class of stock that elected that director whose death, resignation or removal created the vacancy, unless there are no such directors, in which case such vacancy may be filled by the vote of the majority of all directors then in office, even if less than a quorum, or by the sole remaining director. Any vacancy on our board of directors created by the death, resignation, disqualification or removal of a director elected by (or appointed on behalf of) the holders of a class of stock may also be filled by a vote of the holders of such class of stock, unless there are no outstanding shares of such class of stock, in which case any such vacancy may be filled by a vote of the holders of the remaining class of stock. Any director elected to fill any such vacancy will hold office for the remainder of the full term of the director whose vacancy is being filled and until his or her successor is elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.


    REMOVAL OF DIRECTORS. Subject to the rights of any outstanding series of preferred stock, any director may be removed from office, with cause, by the affirmative vote of the holders of at least a majority of the outstanding Class A and Class B common stock, voting as a single class. Prior to a Tax-Free Distribution, any director elected by the holders of the Class B common stock may be removed, with or without cause, by the affirmative vote of the holders of at least a majority of the outstanding Class B common stock.


    The provisions of the corporate documents described above would preclude a third-party from removing incumbent directors and simultaneously gaining control of our board of directors by filling the vacancies created by removal with its own nominees. Under the classified board provision described above, it would take at least two elections of directors for any individual or group to gain control of our board of directors. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of us.

NO STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS


    As of the time at which Silicon Graphics and its affiliates cease to beneficially own an aggregate of at least a majority of the then outstanding shares of Class A and Class B common stock (the "Trigger Date"), any action required or permitted to be taken by the stockholders may be effected only at a duly called annual or special meeting of stockholders and may not be effected by a written consent in lieu of such a meeting. Effective as of the Trigger Date, except as otherwise required by law and subject to the rights of the holders of any preferred stock, special meetings of stockholders for any purpose may be called only by certain of our specified officers or by any officer at the request in writing of a majority of our board of directors and the power of stockholders to call a special meeting is specifically denied. Prior to the Trigger Date, will call a special meeting of stockholders promptly upon the request of Silicon Graphics.


    These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by our board of directors or certain specified officers.


ADVANCE NOTICE PROCEDURES


    An advance notice procedure for the nomination, other than by or at the direction of our board of directors, of candidates for election as directors, as well as for other stockholder proposals, to be considered at annual meetings of stockholders, must be followed to take such actions. In general, notice of intent to nominate a director or raise matters at such meetings will have to be received in writing by us not less than 60 nor more than 90 days prior to the anniversary of the previous year's annual meeting of stockholders, and must contain certain information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal. If the chairman of a meeting determines that an individual was not nominated, or other business was not brought before the meeting, in accordance with the advance notice procedures, such individual will not be eligible for election as a director, or such business will not be conducted at such meeting, as the case may be.

    The advance notice procedures do not apply to Silicon Graphics and its affiliates prior to the Trigger Date.


CHARTER AMENDMENTS



    Our certificate of incorporation provides that the affirmative vote of the holders of at least 80% of the outstanding Class A and Class B common stock is required to amend, repeal or adopt any provision inconsistent with the foregoing charter provisions. Our certificate of incorporation further provides that certain provisions of our by-laws may be altered, amended or repealed by the affirmative vote of directors constituting not less than a majority of our entire board of directors (if effected by action of our board of directors) or by the affirmative vote of the holders of at least 80% of the voting power of all classes of outstanding capital stock, voting together as a single class (if effected by action of the stockholders).


                SECTION 203 OF DELAWARE GENERAL CORPORATION LAW

    Section 203 of the Delaware General Corporation Law provides that, subject to certain exceptions specified therein, an "interested stockholder" of a Delaware corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the date that such stockholder becomes an interested stockholder unless (1) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares), or
(3) on or subsequent to
such date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the corporation which is not owned by the interested stockholder. Except as otherwise specified in Section 203, an interested stockholder is defined to include (a) any person that is the owner of 15% or more of the outstanding voting securities of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination and (b) the affiliates and associates of any such person.

    Under certain circumstances, Section 203 makes it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. We have not elected to be exempt from the restrictions imposed under Section 203. However, Silicon Graphics and its affiliates are excluded from the definition of "interested stockholder" pursuant to the terms of Section 203. The provisions of Section 203 may encourage persons interested in acquiring us to negotiate in advance with our board of directors, since the stockholder approval requirement would be avoided if a majority of the directors then in office approves either the business combination or the transaction which results in any such person becoming an interested stockholder. Such provisions also may have the effect of preventing changes in our management. It is possible that such provisions could make it more difficult to accomplish transactions which our stockholders may otherwise deem to be in their best interests.

                            LIMITATION OF LIABILITY

    Our certificate of incorporation provides that any of our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by the DGCL as amended from time to time, for liability (1) for breach of the director's duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, which concerns unlawful payments of dividends, stock purchases or redemptions, or (4) for any transaction from which the director derived an improper personal benefit. Neither the amendment or repeal of such provision will eliminate or reduce the effect of such provision in respect of any matter occurring, or any cause of action, suit or claim that, but for such provision, would accrue or arise prior to such amendment or repeal. While our certificate of incorporation provides directors with protection from monetary damages for breaches from their duty of care, it does not eliminate such duty. Accordingly, our certificate of incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care.

                                    LISTING


    In connection with our recapitalization, our existing common stock will be redesignated as Class A common stock on the Nasdaq National Market under the symbol "MIPS".


                          TRANSFER AGENT AND REGISTRAR


    The Transfer Agent and Registrar for the Class A common stock is Boston EquiServe Limited Partnership located at 150 Royall Street, Canton, Massachusetts. Its phone number is (781) 575-2000.

                        SHARES AVAILABLE FOR FUTURE SALE


    Upon completion of this offering, we will have 37,292,286 shares of common stock issued and outstanding consisting of 11,542,286 shares of Class A common stock and 25,750,000 shares of Class B common stock. All of the shares of Class A common stock sold in this offering will be freely tradeable without restriction or further registration under the Securities Act of 1933, unless purchased by one of our "affiliates" (as that term is defined in Rule 144 under the Securities Act), in which case such shares will be subject to the resale limitations of Rule 144. The shares of Class B common stock outstanding following this offering, all of which will be beneficially owned by Silicon Graphics, have not been registered under the Securities Act and may not be sold in the absence of an effective registration statement under the Securities Act other than in accordance with Rule 144 or another exemption from registration.



    In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated) who has beneficially owned shares of common stock for at least one year, including a person who may be deemed an "affiliate", is entitled to sell in any three-month period, a number of shares that does not exceed the greater of 1% of the class of stock being sold or the average weekly trading volume of the class of stock being sold during the four calendar weeks immediately preceding such sale. A person who is not deemed one of our "affiliates" at any time during the three months preceding a sale and who has beneficially owned shares for at least two years is entitled to sell such shares under Rule 144 without regard to the volume limitations described above. As defined in Rule 144, an "affiliate" of an issuer is a person that directly or indirectly through the use of one or more intermediaries controls, is controlled by, or is under common control with, such issuer. Rule 144A under the Securities Act provides a non-exclusive safe harbor exemption from the registration requirements of the Securities Act for specified resales of restricted securities to certain institutional investors. In general, Rule 144A allows unregistered resales of restricted securities to a "qualified institutional buyer", which generally includes an entity, acting for its own account or for the account of other qualified institutional buyers, that in the aggregate owns or invests at least $100 million in securities of unaffiliated issuers. Rule 144A does not extend an exemption to the offer or sale of securities that, when issued, were of the same class as securities listed on a national securities exchange or quoted on an automated quotation system. The shares of Class B common stock outstanding as of the date of this prospectus would be eligible for resale under Rule 144A because such shares, when issued, were not of the same class as any listed or quoted securities. The foregoing summary of Rule 144 and Rule 144A is not intended to be a complete description thereof.



    Silicon Graphics is not obligated to retain or dispose of the shares of Class B common stock that it owns, except that it has agreed not to sell or otherwise dispose of any shares of Class A or Class B common stock for a period of 180 days after completion of this offering without the consent of Goldman, Sachs & Co. This agreement does not apply to a distribution by Silicon Graphics, in certain limited circumstances, of all of the shares of Class B common stock that it owns in a Tax-Free Distribution.



    Silicon Graphics has recently announced its intention to dispose of its interest in us by September 30, 2000. Subject to the above restriction and applicable federal securities laws, Silicon Graphics may dispose of all or a portion of the shares of Class B common stock that it owns in one or more transactions, including a public or private offering, a distribution of the shares to its stockholders, an offer to exchange the shares for outstanding shares of its common stock, or otherwise. Although it has not formulated definitive plans to do so, Silicon Graphics expects that its divestiture will include a distribution of a significant number of shares of Class B common stock to its stockholders in a Tax-Free Distribution. Silicon Graphics has registration rights with respect to its shares of Class B common stock which would facilitate any future disposition. See "Arrangements Between MIPS Technologies and Silicon Graphics".



    There can be no assurance as to the period of time that Silicon Graphics will retain its shares of Class B common stock following this offering. Moreover, the United States Treasury Department has recently proposed tax legislation which, if enacted, could result in a distribution by Silicon Graphics of all of its Class B common stock shortly after the completion of this offering. See "The Recapitalization -- Proposed Tax Legislation". No prediction can be made as to the effect, if any, that market sales of outstanding shares of common stock owned by Silicon Graphics, or the availability of such shares for sale, will have on the market price of the Class A common stock prevailing from time to time. Nevertheless, the disposition by Silicon Graphics of substantial amounts of Class A or Class B common stock in the public market, including through a Tax-Free Distribution, or the perception that any sale or other disposition could occur, could adversely affect the prevailing market price of the Class A common stock. See "Risk Factors". In addition, as of December 31, 1998, there were outstanding options to purchase 4,117,000 shares of Class A common stock which will be eligible for sale in the public market from time to time subject to vesting. Our directors and certain of our officers have agreed with the Underwriters not to dispose of or hedge any of their Class A common stock or securities convertible into or exchangeable for shares of Class A common stock during the period from the date of this prospectus continuing through the date that is two trading days after the date of our public announcement of our 1999 fourth quarter operating results (the date of such announcement is currently expected to be July 20, 1999). As of February 26, 1999, such directors and officers owned 11,054 shares of our common stock that may be sold, and held options to purchase approximately 465,000 shares of common stock that will be exercisable, on July 23, 1999 or within 30 days thereafter. These stock options generally have exercise prices below the current market price of the Class A common stock. The possible sale of a significant number of such shares by the holders thereof may have an adverse effect on the price of the Class A common stock.


                       CERTAIN UNITED STATES FEDERAL TAX
                  CONSIDERATIONS FOR NON-UNITED STATES HOLDERS


    The following is a general discussion of certain United States federal income and estate tax consequences of the ownership and disposition of Common Stock that may be relevant to you if you are a non-U.S. Holder. In general, a "non-U.S. Holder" is any holder of Class A common stock other than:



    - a citizen or resident of the United States;



    - a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any state (other than any partnership treated as foreign under U.S. Treasury regulations);



    - an estate, the income of which is includable in gross income for United States federal income tax purposes regardless of its source; or


    - a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States persons have the authority to control all substantial decisions of the trust.


    This discussion is based on current law and is for general information only. This discussion does not address aspects of United States federal taxation other than income and estate taxation and does not address all aspects of income and estate taxation, nor does it consider any specific facts or circumstances that may apply to a particular non-U.S. Holder (including certain United States expatriates). ACCORDINGLY, OFFEREES OF CLASS A COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISERS REGARDING THE UNITED

STATES FEDERAL, STATE, LOCAL AND NON-UNITED STATES INCOME AND OTHER TAX CONSEQUENCES OF HOLDING AND DISPOSING OF SHARES OF CLASS A COMMON STOCK.



    If you are an individual, you may, subject to certain exceptions, be deemed to be a United States resident (as opposed to a non-resident alien) by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). In addition, an alien may be treated as a resident alien if he or she (1) meets a lawful permanent residence test or (2) elects to be treated as a United States resident and meets the test in the immediately preceding sentence in the immediately following year. Resident aliens are subject to United States federal income tax as if they were United States citizens.


                                   DIVIDENDS


    If dividends are paid on the Class A common stock, as a non-U.S. Holder, you will be subject to United States withholding tax at a 30% rate (or a lower rate prescribed by an applicable tax treaty) unless the dividends are either (1) considered effectively connected with a trade or business carried on by you within the United States, or alternatively, (2) if certain tax treaties apply, considered attributable to a permanent establishment in the United States maintained by you if certain income tax treaties apply.



    Under currently effective United States Treasury regulations (the "Current Regulations"), if we have no definitive knowledge regarding your tax status, we must withhold tax at the rate of 30% on all dividend payments if your address is outside the United States. For these purposes, under the Current Regulations, dividends paid to an address in a foreign country generally are presumed to be paid to a resident of that country absent knowledge to the contrary. The Final Regulations eliminate this presumption. Further, to claim the benefit of an applicable treaty rate, you will be required to file the appropriate United States Internal Revenue Service form 1001 or form W-8BEN (or substitute form) with the United States. In addition, under the Final Regulations, in the case of Class A common stock held by a foreign partnership, (1) the certification requirement will generally be applied to the partners of the partnership and (2) the partnership will be required to provide certain information, including a United States taxpayer Identification number. The Final Regulations also provide look-through rules for tiered partnerships. If you are eligible for a reduced rate of United States withholding tax pursuant to a tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.



    Dividends that are considered effectively connected with a United States trade or business or attributable to a United States permanent establishment generally will not be subject to United States withholding tax if you file the appropriate U.S. Internal Revenue Service form 4224 or W-8ECI (or substitute form) with us (which form, under United States Treasury regulations generally effective for payments made after December 31, 1999 ("Final Regulations"), will require you to provide a United States taxpayer identification number). You will be taxed on such dividends for United States federal income tax purposes on a net income basis, in the same manner as if you were a resident of the United States. If you are a corporation, you may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable treaty).


                          SALE OF CLASS A COMMON STOCK


    As a non-U.S. Holder, you will not be subject to United States federal income tax on any gain realized upon the disposition of such holder's shares of Class A common stock unless: (1)(a) the gain is considered effectively connected with a trade or business carried on by you within the United States, or alternatively, (b) if certain tax treaties apply, is considered attributable to a permanent establishment in the United States maintained by you (and in either case, the branch profits tax discussed above may also apply if you are a corporation); (2) you are an individual who holds shares of Class A common stock as a capital asset and you are present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met; or (3) we are or have been a United States real property holding corporation (a "USRPHC") for United States federal income tax purposes (which we do not believe that we currently are or are likely to become) at any time within the shorter of the five-year period preceding such disposition or your holding period. If we are or were to become a USRPHC at any time during this period, gains realized upon a disposition of Class A common stock by you would not be subject to United States federal income tax, provided you did not directly or indirectly own more than 5% of the Class A common stock during this period generally and that the Class A common stock had been regularly traded on an established securities market.


                                   ESTATE TAX


    If you are an individual who is not a citizen or resident (as defined for United States federal estate tax purposes) of the United States at the time of death, Class A common stock will be includable in your gross estate for United States federal estate tax purposes (unless an applicable estate tax treaty provides otherwise), and therefore may be subject to United States federal estate tax.


   BACKUP WITHHOLDING, INFORMATION REPORTING AND OTHER REPORTING REQUIREMENTS


    We must report annually to the Internal Revenue Service and to each of you the amount of dividends paid to, and the tax withheld with respect to, each of you. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information also may be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the non-U.S. Holder resides or is established.



    Under the Current Regulations, United States backup withholding tax (which generally is imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the United States information reporting requirements) and information reporting requirements (other than those discussed above) generally will not apply to dividends paid on Class A common stock if you have an address outside the United States. Backup withholding and information reporting generally will apply to dividends paid on shares of Class A common stock to a non-U.S. Holder if you have an address in the United States, or if you fail to establish an exemption or to provide certain other information to the payor. Under the Final Regulations, however, if you fail to certify your status in accordance with the requirements of the Final Regulations, you may be subject to United States backup withholding on payments of dividends.



    The payment of proceeds from the disposition of Class A common stock to or through a United States office of a broker will be subject to information reporting and backup withholding unless you, under penalties of perjury, certify, among other things, your status as a non-U.S. Holder or otherwise establishes an exemption. The payment of proceeds from the disposition of Class A common stock to or through a non-U.S. office of a non-U.S. broker generally will be subject to information reporting, but not backup withholding, if the broker is a United States person, a "controlled foreign corporation" for United States federal income tax purposes or a foreign person 50% or more of whose gross income from certain periods is effectively connected with a United States trade or business. Information reporting and not backup withholding will not apply if the broker has documentary evidence in its files that the owner is a non-U.S. Holder (and the broker has no actual knowledge of the country).



    Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to you will be refunded or credited against the your United States federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service.

                                 LEGAL MATTERS


    The validity of the Class A common stock offered hereby will be passed upon for us by Shearman & Sterling, Menlo Park, California, and for the Underwriters by Venture Law Group, A Professional Corporation, Menlo Park, California.


                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited our financial statements as of June 30, 1997 and 1998 and for each of the three years in the period ended June 30, 1998, as set forth in their report. We have included our financial statements in this prospectus in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

    We have filed with the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act with respect to the Class A Common Stock offered in this offering. This prospectus, filed as part of that Registration Statement, does not contain all the information in the Registration Statement and the exhibits and schedules thereto. For further information with respect to us and the Class A Common Stock, you should refer to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements in this prospectus regarding the contents of any contract or any other document are not necessarily complete and you should refer to the copy of such contract or document filed as an exhibit to the Registration Statement for additional information.

    The Registration Statement, including exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Registration Statement is also publicly available through the Commission's web site at http://www.sec.gov.

    As a result of our initial public offering, we became subject to the informational requirements of the Exchange Act and have filed periodic reports and other information with the Securities and Exchange Commission. We will furnish to our stockholders annual reports containing consolidated financial statements audited by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited consolidated financial information.

                                 --------------


    MIPS, R3000, R4000, R5000, R8000 and R10000 are registered trademarks, and MIPS 16, R4300i and the MIPS logo are trademarks of the Company. Silicon Graphics and Cray are registered trademarks of Silicon Graphic, Inc. and Cray Research, Inc., respectively. Sony is used with permission from Sony Computer Entertainment America. PlayStation and the PlayStation logos are registered trademarks of Sony Computer Entertainment Inc. WebTV and the WebTV logo are trademarks of WebTV Networks, Inc. Certain images on page 2 are courtesy of Nintendo of America Inc. -C-1998 Nintendo. This prospectus contains other trademarks and registered trademarks of the Company and other companies.

                            MIPS TECHNOLOGIES, INC.
                              FINANCIAL STATEMENTS
                       INDEX TO THE FINANCIAL STATEMENTS

                                                                                         PAGE
                                                                                      -----------
Report of Independent Auditors......................................................         F-2
Balance Sheets......................................................................         F-3
Statements of Operations............................................................         F-4
Statement of Stockholders' Equity (Deficit).........................................         F-5
Statements of Cash Flows............................................................         F-6
Notes to Financial Statements.......................................................         F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


Board of Directors and Stockholders
MIPS Technologies, Inc.


    We have audited the accompanying balance sheets of MIPS Technologies, Inc. (the "Company") as of June 30, 1997 and 1998, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MIPS Technologies, Inc. at June 30, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1998 in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

San Jose, California
July 20, 1998

                            MIPS TECHNOLOGIES, INC.

                                 BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                             JUNE 30,         DECEMBER 31,
                                                       --------------------  --------------
                                                         1997       1998          1998
                                                       ---------  ---------  --------------
                                                                              (unaudited)
                                          ASSETS

Current assets:
  Cash...............................................  $      --  $      45    $   26,052
  Accounts receivable................................        381        250         2,602
  Prepaid expenses and other current assets..........      2,775        618           453
                                                       ---------  ---------  --------------
    Total current assets.............................      3,156        913        29,107
Equipment and furniture, net.........................     15,190      2,787         3,155
Other assets.........................................      1,328        996         1,027
                                                       ---------  ---------  --------------
                                                       $  19,674  $   4,696    $   33,289
                                                       ---------  ---------  --------------
                                                       ---------  ---------  --------------

                      LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Accounts payable...................................  $   5,834  $   3,087    $    3,661
  Accrued liabilities................................      5,437      2,356         6,381
  Current portion of capital lease obligations.......        331         --            --
                                                       ---------  ---------  --------------
    Total current liabilities........................     11,602      5,443        10,042
Deferred revenue, less current portion...............         --         --           375
Stockholders' equity (deficit):
  Common stock, $0.001 par value: 150,000,000 shares
    authorized. Issued and outstanding: 36,000,000
    shares at June 30, 1997 and June 30, 1998 and
    37,292,286 shares at December 31, 1998...........         36         36            37
Additional paid-in capital...........................    129,236    120,041       136,235
Accumulated deficit..................................   (121,200)  (120,824)     (113,400)
                                                       ---------  ---------  --------------
    Total stockholders' equity (deficit).............      8,072       (747)       22,872
                                                       ---------  ---------  --------------
                                                       $  19,674  $   4,696    $   33,289
                                                       ---------  ---------  --------------
                                                       ---------  ---------  --------------

                            See accompanying notes.

                            MIPS TECHNOLOGIES, INC.

                            STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                              SIX MONTHS ENDED
                                                 YEAR ENDED JUNE 30,            DECEMBER 31,
                                           -------------------------------  --------------------
                                             1996       1997       1998       1997       1998
                                           ---------  ---------  ---------  ---------  ---------
                                                                                (unaudited)
Royalties................................  $  19,716  $  37,192  $  55,980  $  26,759  $  24,854
Contract revenue.........................     17,327      3,115        830        827      2,400
                                           ---------  ---------  ---------  ---------  ---------
    Total revenue........................     37,043     40,307     56,810     27,586     27,254
Costs and expenses (see Note 11 regarding
  related party transactions with Silicon
  Graphics):
Cost of contract revenue.................      5,580      1,345        375        375        125
Research and development.................     48,402     68,827     43,446     35,127      9,223
Sales and marketing......................      6,026      6,170      5,307      2,910      3,019
General and administrative...............      4,601      4,750      4,685      2,295      2,956
Restructuring charge.....................         --         --      2,614      2,614         --
                                           ---------  ---------  ---------  ---------  ---------
    Total costs and expenses.............     64,609     81,092     56,427     43,321     15,323
                                           ---------  ---------  ---------  ---------  ---------
Operating income (loss)..................    (27,566)   (40,785)       383    (15,735)    11,931
Interest income (expense)................        (99)       (50)        (7)       (11)       438
                                           ---------  ---------  ---------  ---------  ---------
Income (loss) before income taxes........    (27,665)   (40,835)       376    (15,746)    12,369
Provision for income taxes...............         --         --         --         --      4,948
                                           ---------  ---------  ---------  ---------  ---------
Net income (loss)........................  $ (27,665) $ (40,835) $     376  $ (15,746) $   7,421
                                           ---------  ---------  ---------  ---------  ---------
                                           ---------  ---------  ---------  ---------  ---------
Net income (loss) per basic share........  $   (0.77) $   (1.13) $    0.01  $   (0.44) $    0.20
Net income (loss) per diluted share......      (0.77)     (1.13)      0.01      (0.44)      0.19
Common shares outstanding-basic..........     36,000     36,000     36,000     36,000     37,225
Common shares outstanding-diluted........     36,000     36,000     36,033     36,000     38,239

                            MIPS TECHNOLOGIES, INC.

                  STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

                                 (IN THOUSANDS)

                                                                                   TOTAL
                                  COMMON        ADDITIONAL     ACCUMULATED     STOCKHOLDERS'
                                   STOCK      PAID-IN-CAPITAL    DEFICIT      EQUITY (DEFICIT)
                               -------------  --------------  -------------  ------------------
Balances at June 30, 1995....    $      36      $   48,928     $   (52,700)      $   (3,736)
  Net loss...................           --              --         (27,665)         (27,665)
  Net financing provided from
    Silicon Graphics.........           --          35,254              --           35,254
                                       ---    --------------  -------------        --------
Balances at June 30, 1996....           36          84,182         (80,365)           3,853
  Net loss...................           --              --         (40,835)         (40,835)
  Net financing provided from
    Silicon Graphics.........           --          45,054              --           45,054
                                       ---    --------------  -------------        --------
Balances at June 30, 1997....           36         129,236        (121,200)           8,072
  Net income.................           --              --             376              376
  Net financing returned to
    Silicon Graphics.........           --          (1,965)             --           (1,965)
  Net equipment transferred
    to Silicon Graphics......           --          (7,230)             --           (7,230)
                                       ---    --------------  -------------        --------
Balances at June 30, 1998....           36         120,041        (120,824)            (747)
  Net income (unaudited).....           --              --           7,421            7,421
  Common stock issued under
    employee stock option and
    purchase plans
    (unaudited)..............           --             323              --              323
  Currency translation
    adjustment (unaudited)...           --              --               3                3
  Shares issued in initial
    public offering, net of
    issuance costs of $1,628
    (unaudited)..............            1          15,871              --           15,872
                                       ---    --------------  -------------        --------
Balances at December 31, 1998
  (unaudited)................    $      37      $  136,235     $  (113,400)      $   22,872
                                       ---    --------------  -------------        --------
                                       ---    --------------  -------------        --------

                            See accompanying notes.

                            MIPS TECHNOLOGIES, INC.

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)


                                                                               SIX MONTHS ENDED
                                                  YEAR ENDED JUNE 30,            DECEMBER 31,
                                            -------------------------------  --------------------
                                              1996       1997       1998       1997       1998
                                            ---------  ---------  ---------  ---------  ---------
                                                                                 (unaudited)
Operating activities:
  Net income (loss).......................  $ (27,665) $ (40,835) $     376  $ (15,746) $   7,421
  Adjustments to reconcile net income to
    cash provided by (used in) operations:
    Depreciation..........................      8,201      7,343      5,044      3,063        997
    Restructuring charge..................         --         --      2,114      2,614         --
    Other non-cash charges................         28         99        362        116        133
    Changes in operating assets and
      liabilities:
      Accounts receivable.................       (218)       146        131         --     (2,352)
      Accounts payable....................        753      1,899     (2,747)      (381)       574
      Other assets and liabilities........     (8,267)    (3,385)      (832)       (91)     4,401
                                            ---------  ---------  ---------  ---------  ---------
        Net cash flow provided by (used
          in) operating activities,
          excluding Silicon Graphics
          financing.......................    (27,168)   (34,733)     4,448    (10,425)    11,174

Investing activities -- capital
  expenditures............................     (7,257)    (9,913)    (2,107)      (452)    (1,365)
Financing activities:
  Net proceeds from issuance of common
    stock.................................         --         --         --         --     16,195
  Payments on capital lease obligations...       (829)      (408)      (331)      (218)        --
  Net financing provided from (returned
    to) Silicon Graphics..................     35,254     45,054     (1,965)    11,095         --
                                            ---------  ---------  ---------  ---------  ---------
        Net cash provided by (used in)
          financing activities............     34,425     44,646     (2,296)    10,877     16,195

Effect of exchange rate changes on cash...         --         --         --         --          3
                                            ---------  ---------  ---------  ---------  ---------

Net increase in cash......................         --         --         45         --     26,007
Cash and cash equivalents, beginning of
  period..................................         --         --         --         --         45
                                            ---------  ---------  ---------  ---------  ---------
Cash and cash equivalents, end of
  period..................................  $      --  $      --  $      45  $      --  $  26,052
                                            ---------  ---------  ---------  ---------  ---------
                                            ---------  ---------  ---------  ---------  ---------
Supplemental disclosures of cash flow
  information:
    Net equipment transferred to Silicon
      Graphics............................  $      --  $      --  $   7,230  $      --  $      --
                                            ---------  ---------  ---------  ---------  ---------
                                            ---------  ---------  ---------  ---------  ---------
    Interest paid.........................  $      99  $      50  $      13  $      --  $      10
                                            ---------  ---------  ---------  ---------  ---------
                                            ---------  ---------  ---------  ---------  ---------


                            See accompanying notes.

                            MIPS TECHNOLOGIES, INC.

                         NOTES TO FINANCIAL STATEMENTS

          INFORMATION AS OF DECEMBER 31, 1998 FOR THE SIX MONTHS ENDED

                    DECEMBER 31, 1997 AND 1998 IS UNAUDITED

NOTE 1. FORMATION AND DESCRIPTION OF BUSINESS

    FORMATION OF MIPS TECHNOLOGIES, INC. (THE "COMPANY"). MIPS Technologies' predecessor, MIPS Computer Systems, Inc., was founded in 1984 and was engaged in the design and development of RISC processors for the computer systems and embedded markets. Silicon Graphics adopted the MIPS architecture for its computer systems in 1988 and acquired MIPS Computer Systems, Inc. in 1992. Following the acquisition, Silicon Graphics continued the MIPS processor business through its MIPS Group (a division of Silicon Graphics), which focused primarily on the development of high-performance processors for Silicon Graphics' workstations and servers. Until the last few years, cost considerations limited the use of MIPS RISC processors in high-volume digital consumer products. However, as the cost to manufacture processors based on the MIPS technology decreased, the MIPS Group sought to penetrate the consumer market, both through supporting and coordinating the efforts of the MIPS semiconductor licensees and, most notably, by partnering with Nintendo in its design of the Nintendo 64 video game player and related cartridges. Revenues related to sales of Nintendo 64 video game players and related cartridges currently account for the substantial majority of the Company's revenue. In order to increase the focus of the MIPS Group on the design and development of processor applications dedicated to the embedded market, in December 1997, Silicon Graphics initiated a plan to separate the business of the MIPS Group from its other operations.

    In April 1998, the Board of Directors of the Company approved a transaction pursuant to which Silicon Graphics transferred to the Company the assets and liabilities related to the design and development of processor intellectual property for embedded market applications (the "Separation"). In connection with the Separation, the Company and Silicon Graphics entered into a Corporate Agreement that provides for certain pre-emptive rights of Silicon Graphics to purchase shares of the Company's capital stock, registration rights related to shares of the Company's capital stock owned by Silicon Graphics and covenants against certain actions by the Company for as long as Silicon Graphics owns a majority of the Company's outstanding common stock. Furthermore, the Company and Silicon Graphics entered into a Management Services Agreement pursuant to which Silicon Graphics currently provides certain services to the Company on an interim or transitional basis.

    Since the closing of the Company's initial public offering (the "Offering") on July 6, 1998, the Company has been a majority owned subsidiary of Silicon Graphics.

    MIPS Technologies International A.G., a wholly owned subsidiary of the Company, was incorporated in Switzerland on November 20, 1998. MIPS Denmark Development Center located in Copenhagen, Denmark, a branch of the Swiss subsidiary, was opened on December 1, 1998. The development center will work on product development as well as provide support and design expertise for the Company's European-based customers.

    BASIS OF PRESENTATION. The accompanying financial statements for periods prior to June 30, 1998 reflect the operations of the Company's predecessor, the MIPS Group. The balance sheets as of June 30, 1997 and 1998 have been prepared using the historical basis of accounting and include all of the assets and liabilities specifically identifiable to the Company and, for certain liabilities that are not specifically identifiable, estimates have been used to allocate a portion of Silicon Graphics' liabilities to the Company. Until June 30, 1998, cash management for the Company was done by

                            MIPS TECHNOLOGIES, INC.

          INFORMATION AS OF DECEMBER 31, 1998 FOR THE SIX MONTHS ENDED

                    DECEMBER 31, 1997 AND 1998 IS UNAUDITED

Silicon Graphics on a centralized basis and all cash provided by Silicon Graphics was recorded as interest-free financing from Silicon Graphics in these financial statements.

    The statements of operations include all revenue and costs attributable to the Company, including a corporate allocation of the costs of facilities and employee benefits. Additionally, incremental corporate administration, finance and management costs are allocated to the Company based on certain methodologies that management believes are reasonable under the circumstances (see Note 11).

    Subsequent to June 30, 1998, the Company operated as a stand-alone company, MIPS Technologies, Inc. The consolidated financial statements include the accounts of the Company and its wholly owned Swiss subsidiary, MIPS Technologies International A.G., after elimination of intercompany transactions and balances.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    INTERIM FINANCIAL INFORMATION. The financial information as of December 31, 1998, and for the six months ended December 31, 1997 and 1998 are unaudited but include all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for a fair presentation of the financial position at such date and the operating results and cash flows for those periods. Results for the six months ended December 31, 1998 are not necessarily indicative of the results to be expected for the entire year.

    USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results inevitably will differ from those estimates, and such differences may be material to the financial statements.

    REVENUE RECOGNITION. The Company derives revenue from fees for the transfer of proven and reusable intellectual property components or the performance of engineering services to customer specifications. The Company enters into licensing agreements that provide licensees the right to incorporate the Company's intellectual property components in their products with terms and conditions that have historically varied by licensee. Generally these agreements include one or more of the following elements: (1) royalty payments, which are payable upon the sale of a licensee's products, (2) nonrefundable technology license fees, which are payable upon the transfer of intellectual property and
(3) engineering service fees, which generally are payable upon the Company's achievement of defined milestones. No upgrades or modifications to a licensed product are provided.

    The Company classifies all revenue that involves the future sale of a licensee's products as royalty revenue. Royalty revenue generally is recognized in the quarter in which a report is received from a licensee detailing the shipments of products incorporating the Company's intellectual property components (i.e., in the quarter following the sale of licensed product by the licensee). The Company classifies all revenue that does not involve the future sale of a licensee's products, primarily license fees and engineering service fees, as contract revenue. License fees are recognized upon the execution of the license agreement and transfer of intellectual property,

                            MIPS TECHNOLOGIES, INC.

          INFORMATION AS OF DECEMBER 31, 1998 FOR THE SIX MONTHS ENDED

                    DECEMBER 31, 1997 AND 1998 IS UNAUDITED

provided no further significant performance obligations exist. Engineering services, which are performed on a best efforts basis, are recognized as revenue when the defined milestones are completed and the milestone payment is probable of collection. Milestones have historically been formulated to correlate with the estimated level of effort and related costs.

    COSTS OF CONTRACT REVENUE. Cost of contract revenue consists mainly of sublicence fees which are recognized as the obligation is incurred. Prior to fiscal 1998, such costs also included non recurring engineering service costs directly related to a development agreement with a specific licensee which were expensed as incurred over the period of services.

    RESEARCH AND DEVELOPMENT EXPENSES. Costs incurred with respect to internally developed technology and engineering services are included in the research and development expense as they are not directly related to any particular licensee, license agreement or license fees. Such costs are expensed as incurred.

    Certain license agreements provide for limited product support that consists of an identified customer contact at the Company and telephonic or e-mail product support. Such support arrangements have been insignificant to date.

    EQUIPMENT AND FURNITURE. Equipment and furniture is stated at cost and depreciation is computed using the straight-line method. Useful lives of three to seven years are used for equipment and furniture and fixtures.

    PREPAID EXPENSES AND OTHER CURRENT ASSETS. Prepaid expenses and other current assets consist principally of amounts paid by the Company in advance for maintenance contracts on its computer-aided software design tools. These contracts typically cover a one-year period, over which the cost is amortized.

    STOCK-BASED COMPENSATION. Certain employees of the Company were granted options to purchase Silicon Graphics common stock and were awarded restricted shares of Silicon Graphics common stock while employed by Silicon Graphics. In addition, certain employees of the Company purchased Silicon Graphics common stock through the Silicon Graphics stock purchase plan. In connection with their acceptance of employment with the Company, all unvested options to purchase Silicon Graphics common stock and unvested restricted shares of Silicon Graphics common stock held by employees of the Company that were previously employed by Silicon Graphics were forfeited. In addition, such individuals had 30 or 90 days (depending on the terms of the option grant) to exercise any vested options to purchase Silicon Graphics common stock, and any vested options that remained unexercised after that date were forfeited.

    The Company has adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123, Accounting for Stock-based Compensation ("SFAS 123"). As allowed by SFAS 123, the Company accounts for stock-based employee compensation arrangements under the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. As a result, no expense was recognized for options to purchase common stock of Silicon Graphics (prior to the Separation) or the Company (following its initial public offering) that were granted with an exercise price equal to fair market value at the date of grant, and no expense was recognized in connection with purchases under the Silicon Graphics' employee stock purchase plan prior to the Separation. For Silicon Graphics stock options that were

                            MIPS TECHNOLOGIES, INC.

          INFORMATION AS OF DECEMBER 31, 1998 FOR THE SIX MONTHS ENDED

                    DECEMBER 31, 1997 AND 1998 IS UNAUDITED

granted and for restricted Silicon Graphics and Company common stock issued at discounted prices, the Company recognizes compensation expense over the vesting period for the difference between the exercise or purchase price and the fair market value on the measurement date.

    EARNINGS PER SHARE. The Company follows the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"). SFAS 128 requires the presentation of basic and fully diluted earnings per share. Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares that were outstanding during the period. Diluted earnings per share is computed giving effect to all dilutive potential common shares that were outstanding for any periods presented in these financial statements. The Company effected a 360,000-for-one split of its Common Stock on June 5, 1998 and the share and earnings per share data in the financial statements give effect to that split.

    The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share amounts):

                                                                              SIX MONTHS ENDED
                                                 YEAR ENDED JUNE 30,            DECEMBER 31,
                                           -------------------------------  --------------------
                                             1996       1997       1998       1997       1998
                                           ---------  ---------  ---------  ---------  ---------
                                                                                (unaudited)
Net income (loss)........................  $ (27,665) $ (40,835) $     376  $ (15,746) $   7,421
                                           ---------  ---------  ---------  ---------  ---------
                                           ---------  ---------  ---------  ---------  ---------

Weighted-average shares outstanding --
  basic..................................     36,000     36,000     36,000     36,000     37,225

Effect of dilutive securities employee
  stock options..........................         --         --         33         --      1,014
                                           ---------  ---------  ---------  ---------  ---------

Weighted-average shares outstanding --
  diluted................................     36,000     36,000     36,033     36,000     38,239
                                           ---------  ---------  ---------  ---------  ---------
                                           ---------  ---------  ---------  ---------  ---------

Net income (loss) per share -- basic.....  $   (0.77) $   (1.13) $    0.01  $   (0.44) $    0.20

Net income (loss) per share -- diluted...      (0.77)     (1.13)      0.01      (0.44)      0.19

    COMPREHENSIVE INCOME. During fiscal 1999, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). There was no impact to the Company as a result of the adoption of SFAS 130, and there is no material difference between the Company's reported net income (loss) and the comprehensive net income (loss) under SFAS 130 for the periods presented.

    RECENT ACCOUNTING PRONOUNCEMENTS. In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). The Company is required to adopt SFAS 131 in fiscal 1999. SFAS 131 requires disclosure of certain information regarding operating segments, products and services, geographic areas of operation and major customers. The adoption of SFAS 131 is

                            MIPS TECHNOLOGIES, INC.

          INFORMATION AS OF DECEMBER 31, 1998 FOR THE SIX MONTHS ENDED

                    DECEMBER 31, 1997 AND 1998 IS UNAUDITED

expected to have no impact on the Company's financial position, results of operations or cash flows.

    In March 1998, FASB issued Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" ("SFAS 132"). SFAS 132 does not change the recognition or measurement of pension or postretirement benefit plans, but revises and standardizes disclosure requirements for pensions and other postretirement benefits. The adoption of SFAS 132 in fiscal 1999 will have no impact on the Company's results of operations or financial condition.

    In June 1998, FASB issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Financial Instruments and for Hedging Activities ("SFAS 133"), which provides comprehensive and consistent standards for the recognition and measurement of derivatives and hedging activities. The Company is required to adopt SFAS 133 in fiscal 2000. It is not anticipated to have an impact on the Company's results of operations or financial condition when adopted because the Company currently does not hold any derivative financial instruments and does not expect to engage in hedging activities in the near future.

NOTE 3. BUSINESS RISK AND CUSTOMER CONCENTRATION

    The Company operates in the intensely competitive semiconductor industry which has been characterized by price erosion, rapid technological change, short product life cycles, cyclical market patterns and heightened foreign and domestic competition. Significant technological changes in the industry could affect operating results adversely. Due to the Company's focus on processor designs dedicated to the embedded market, including digital consumer products, the Company can be expected to experience seasonal fluctuations in its revenue and operating results.

    The Company markets and licenses its technology to a limited number of customers and generally does not require collateral. At June 30, 1997 and 1998, one customer accounted for 100% of accounts receivable. During the year ended June 30, 1996, revenue from three customers represented an aggregate of 72% of total revenue and during the years ended June 30, 1997 and 1998, revenue from two customers represented an aggregate of 88% and 85% of total revenue, respectively. The Company expects that a significant portion of its future revenue will continue to be generated by a limited number of customers. The nonrenewal or expiration of contracts between the Company and its current customers could adversely affect near-term future operating results.

    A substantial portion of the Company's revenue is derived from outside the United States (see Note 13). The Company anticipates that revenue from international customers will continue to represent a substantial portion of its total revenue. To date, substantially all of the revenue from international customers has been denominated in U.S. dollars. However, to the extent that sales to digital consumer product manufacturers by the Company's manufacturing partners are denominated in foreign currencies, royalties received by the Company on such sales could be subject to fluctuations in currency exchange rates. In addition, if the effective price of the technology sold by the Company to its partners were to increase as a result of fluctuations in foreign currency exchange rates, demand for the Company's technology could fall which would, in turn, reduce the Company's royalties. The relative significance of the Company's international operations exposes it to a number of additional risks including political and economic instability,

                            MIPS TECHNOLOGIES, INC.

          INFORMATION AS OF DECEMBER 31, 1998 FOR THE SIX MONTHS ENDED

                    DECEMBER 31, 1997 AND 1998 IS UNAUDITED

longer accounts receivable collection periods and greater difficulty in collection of accounts receivable, reduced or limited protection for intellectual property, export license requirements, tariffs and other trade barriers and potentially adverse tax consequences. There can be no assurance that the Company will be able to sustain revenue derived from international customers or that the foregoing factors will not have a material adverse effect on the Company's business, operating results and financial condition.

NOTE 4. RESTRUCTURING CHARGE

    The restructuring charge recorded in fiscal 1998 includes $500,000 in severance and related costs (17 employees, a majority of which supported research and development activities) and $2.1 million in fixed asset write-downs related to the Company's shift in strategic direction. All severance and related costs were paid and 16 employees were terminated as of September 30, 1998.

NOTE 5. EMPLOYEE NOTES RECEIVABLE

    The Company has loans outstanding to employees and an officer. Such loans are payable upon maturity, which ranges from three to five years from issuance. Employee loans are included in other assets in the accompanying balance sheet and approximated $1.3 million and $1.0 million at June 30, 1997 and 1998, respectively. Approximately $776,000 and $432,000 of these loans at June 30, 1997 and 1998, respectively, relate to loans which are forgiven by the Company on a periodic basis as the employee or officer remains employed by the Company. Loan forgiveness charged to expense was $28,000, $99,000 and $240,000 in fiscal 1996, 1997 and 1998, respectively. Upon termination of employment, the unamortized balance of the loan becomes due. Such forgivable loans bear no interest. The balance of the loans bear interest at rates ranging from 7.19% to 7.25% and are due on dates ranging from September 1999 to March 2002.

NOTE 6. EQUIPMENT AND FURNITURE

    The components of equipment and furniture are as follows (in thousands):

                                                                JUNE 30,
                                                          --------------------
                                                            1997       1998
                                                          ---------  ---------
Equipment...............................................  $  45,918  $   7,990
Equipment under capital lease...........................      1,198         --
Furniture and fixtures..................................        516        421
                                                          ---------  ---------
                                                             47,632      8,411
Accumulated depreciation................................    (32,442)    (5,624)
                                                          ---------  ---------
Equipment and furniture, net............................  $  15,190  $   2,787
                                                          ---------  ---------
                                                          ---------  ---------

                            MIPS TECHNOLOGIES, INC.

          INFORMATION AS OF DECEMBER 31, 1998 FOR THE SIX MONTHS ENDED

                    DECEMBER 31, 1997 AND 1998 IS UNAUDITED

NOTE 7. ACCRUED LIABILITIES

    The components of accrued liabilities are as follows (in thousands):

                                                                   JUNE 30,
                                                             --------------------
                                                               1997       1998
                                                             ---------  ---------
Accrued compensation and employee-related expenses.........  $   4,163  $     194
Development and marketing funds............................      1,053      1,555
Other accrued liabilities..................................        221        607
                                                             ---------  ---------
                                                             $   5,437  $   2,356
                                                             ---------  ---------
                                                             ---------  ---------

                            MIPS TECHNOLOGIES, INC.

          INFORMATION AS OF DECEMBER 31, 1998 FOR THE SIX MONTHS ENDED
                    DECEMBER 31, 1997 AND 1998 IS UNAUDITED

NOTE 7. ACCRUED LIABILITIES (CONTINUED)

    Accrued compensation and employee related expenses at June 30, 1997 include approximately $1.6 million in accrued vacation and $1.2 million in accrued employee relocation expenses. The development and marketing funds represent amounts received from certain of the Company's licensees to be used in joint development and marketing programs. In connection with the separation, all accrued vacation amounts as of May 31, 1998 were paid to employees. The amount accrued at June 30, 1998 represents accrued vacation costs from June 1, 1998 to June 30, 1998.

NOTE 8. CAPITAL LEASE OBLIGATIONS

    The Company leased equipment under capital lease obligations that matured in fiscal 1998.

NOTE 9. INCOME TAXES

    The net losses incurred for the fiscal years ended June 30, 1996, 1997 and 1998 are attributable to the operations of the Company as a division of Silicon Graphics and were included in the income tax returns filed by Silicon Graphics. In light of both historical losses incurred, as well as the fact that, by operation of the tax sharing agreement, the Company will not receive any benefit for losses incurred or have any tax liability for any income earned up to the closing date of the initial public offering, no income tax provision or benefit has been reflected for the years ended June 30 1996, 1997 and 1998.

    As a member of Silicon Graphics' consolidated group for federal income tax purposes, the Company is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. The Company is also jointly and severally liable for pension and benefit funding termination liabilities of other group members, as well as certain benefit plan taxes.

    At June 30, 1997 and 1998, the Company's deferred tax assets and the related valuation allowance were immaterial.

    Subsequent to the initial public offering, the Company, while still a part of Silicon Graphics' consolidated group for federal income tax purposes, is responsible for its income taxes through a tax sharing agreement with Silicon Graphics. Therefore, to the extent the Company produces taxable income, loss or credits, it will make or receive payments as though it filed separate federal, state and local income tax returns. The Company recorded a provision for income taxes of $4.9 million for the first six months of fiscal 1999. This provision was based on an estimated federal and state combined rate of 40% on income before taxes.

    In general, the Company will be included in Silicon Graphics' consolidated group for federal income tax purposes for so long as Silicon Graphics beneficially owns at least 80% of the total voting power and value of the outstanding Common Stock.

NOTE 10. STOCKHOLDERS' EQUITY

    In May 1998, the Board of Directors of the Company authorized and the Company's stockholder later approved a 360,000-for-one stock split of the Company's common stock and an amendment to the Company's Certificate of Incorporation increasing the number of authorized

                            MIPS TECHNOLOGIES, INC.

          INFORMATION AS OF DECEMBER 31, 1998 FOR THE SIX MONTHS ENDED
                    DECEMBER 31, 1997 AND 1998 IS UNAUDITED

shares of common stock to 150,000,000 shares. All prior year financial statements have been restated to effect the stock split.

    PREFERRED STOCK. The Company has 50,000,000 shares of preferred stock, par value $0.001 per share, authorized for issuance. No shares of preferred stock have been issued.

    1998 LONG-TERM INCENTIVE PLAN. The 1998 Long-Term Incentive Plan (the "1998 Plan") was adopted by the Board of Directors of the Company and approved by the Company's stockholder in May 1998. The 1998 Plan authorized the issuance of various forms of stock-based awards including incentive and non-qualified stock options, stock appreciation rights, stock awards and performance unit awards to officers and other key employees and consultants. Stock options and stock appreciation rights are generally granted at an exercise price of not less than the fair value on the date of grant; the prices of other stock awards are determined by the Option Administration Committee of the Board of Directors. An aggregate of 6,600,000 shares of common stock may be issued under the 1998 Plan and are reserved for future issuance.

    The stock option activity under the 1998 Plan is summarized as follows:

                                                                OUTSTANDING OPTIONS
                                                       --------------------------------------
                                    SHARES AVAILABLE    NUMBER OF       WEIGHTED AVERAGE
                                        FOR GRANT        SHARES     EXERCISE PRICE PER SHARE
                                    -----------------  -----------  -------------------------
Balance at July 1, 1997...........              --             --           $      --
Shares authorized for issuance....       6,600,000             --                  --
Options granted in fiscal 1998....      (2,996,900)     2,996,900               12.00
                                    -----------------  -----------            -------
Balance at June 30, 1998..........       3,603,100      2,996,900           $   12.00
                                    -----------------  -----------            -------
                                    -----------------  -----------            -------

    At June 30, 1998, the weighted average contractual life of the options outstanding was 10 years. There were no options exercisable at June 30, 1998.

    EMPLOYEE STOCK PURCHASE PLAN. The Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors of the Company and approved by the Company's stockholder in May 1998. The purpose of the Purchase Plan is to provide employees of the Company who participate in the Purchase Plan with an opportunity to purchase common stock of the Company through payroll deductions. Under the Purchase Plan, eligible employees may purchase stock at 85% of the lower of the fair market value of the Company's common stock (a) on the date of commencement of the offering period or (b) the applicable exercise date within such offering period. A 24-month offering period commences every six months, generally on May 1 and November 1 of each year. The offering period is divided into four six-month exercise periods. The exercise date is the last day of the particular six-month exercise period within the offering period. If the fair market value of the Company's common stock on the first day of any exercise period is less than such value on the first day of that offering period, all employees participating in the Purchase Plan on the first day of such exercise period will be deemed to have withdrawn from the offering period on the first day of such exercise period and to have enrolled in the new offering period commencing on that date. Purchases are limited to 10% of each employee's eligible compensation. As of June 30, 1998, no shares have been issued to employees of the Company under the Purchase Plan. Presently 600,000 shares of the Company's common stock are reserved for future

                            MIPS TECHNOLOGIES, INC.

          INFORMATION AS OF DECEMBER 31, 1998 FOR THE SIX MONTHS ENDED
                    DECEMBER 31, 1997 AND 1998 IS UNAUDITED

issuance under the Purchase Plan, and on July 1 of each year the amount reserved for issuance will be increased by the lesser of one-half of one percent of the outstanding shares of the Company's common stock on a fully diluted basis or 600,000 shares, or such lesser amount determined by the Board of Directors of the Company.

    DIRECTORS' STOCK OPTION PLAN. The Board of Directors of the Company adopted and the Company's stockholder approved the Directors' Stock Option Plan (the "Director Plan") on July 2, 1998. The plan authorizes 600,000 shares of the Company's common stock for issuance plus an annual increase each July 1 equal to the lesser of (1) 100,000 shares, (2) the number of shares subject to option granted in the prior one year period, or (3) a lesser amount determined by the Board of Directors of the Company. Upon a non-employee director's election or appointment to the Board, he or she will automatically receive a non-statutory stock option to purchase 40,000 shares of the Company's common stock. Each director who has been a non-employee director for at least six months will automatically receive a non-statutory stock option to purchase 10,000 shares of the Company's common stock each year on the date of the annual meeting of stockholders. All stock options are granted an exercise price equal to the fair market value of the Company's common stock on the date of grant. Stock options generally vest over a 50-month period from the date of the grant. As of June 30, 1998, no shares had been issued to directors of the Company under the Director Plan.

    NON-U.S. STOCK PURCHASE PLAN. The Non-U.S. Stock Purchase Plan (the "Non-U.S. Purchase Plan") was adopted by the Board in July 1998. The purpose of the Non-U.S. Purchase Plan is to provide employees and consultants of the Company who do not provide services in the United States and who participate in the Non-U.S. Purchase Plan with an opportunity to purchase the Company's common stock at the same discount and subject to the same general rules as the Purchase Plan. The Non-U.S. Purchase Plan has 24-month offering periods commencing every six months and each offering period is divided into four six-month exercise periods. Purchases are limited to ten percent of each employee's and consultant's eligible compensation. As of June 30, 1998, no shares had been issued to employees or consultants of the Company under the Non-U.S. Purchase Plan and 60,000 shares of the Company's common stock were reserved for issuance.

    SILICON GRAPHICS STOCK AWARD PLANS. Certain employees of the Company were granted options to purchase Silicon Graphics common stock and were awarded restricted shares of Silicon Graphics common stock while employed by Silicon Graphics. In addition, certain employees of the Company purchased Silicon Graphics common stock through the Silicon Graphics stock purchase plan. In connection with their acceptance of employment with the Company, all unvested options to purchase Silicon Graphics common stock and unvested restricted shares of Silicon Graphics common stock held by employees of the Company previously employed by Silicon Graphics were forfeited. In addition, such individuals had 30 or 90 days from May 29, 1998 (depending on the terms of the option grant) to exercise any vested options to purchase Silicon Graphics common stock, and any vested options that remained unexercised after that date were forfeited.

    Silicon Graphics has various stock award plans, which provide for the grant of incentive and nonstatutory stock options and the issuance of restricted stock to employees. Incentive stock options are granted at not less than the fair market value on the date of grant; the prices of nonstatutory stock option grants and restricted stock were determined by the board of directors of

                            MIPS TECHNOLOGIES, INC.

          INFORMATION AS OF DECEMBER 31, 1998 FOR THE SIX MONTHS ENDED
                    DECEMBER 31, 1997 AND 1998 IS UNAUDITED

Silicon Graphics. Under the plans, options and restricted stock generally vest over a fifty-month period from the date of grant.

    Silicon Graphics stock option activity related to employees of the Company is summarized as follows:

                                                     OUTSTANDING OPTIONS
                                                 ----------------------------
                                                  NUMBER OF    WEIGHTED AVG.
                                                   SHARES     EXERCISE PRICE
                                                 -----------  ---------------
Balance at June 30, 1995.......................   1,717,720      $   17.94
Options granted................................     772,440          26.98
Options exercised..............................     (52,039)          9.97
Options canceled...............................    (649,967)          7.40
                                                 -----------
Balance at June 30, 1996.......................   1,788,154          22.26
Options granted................................   1,641,064          21.00
Options exercised..............................    (148,748)         10.56
Options canceled...............................  (1,705,085)         23.90
                                                 -----------
Balance at June 30, 1997.......................   1,575,385          18.17
Options granted................................     161,861          12.85
Options exercised..............................    (113,427)         10.77
Options canceled...............................  (1,493,260)         18.02
                                                 -----------
Balance at June 30, 1998.......................     130,559          19.62
                                                 -----------
                                                 -----------

    Additional information about outstanding options to purchase Silicon Graphics common stock held by employees of the Company at June 30, 1998 is as follows:

                                        OPTIONS OUTSTANDING AND EXERCISABLE
                                  -----------------------------------------------
                                                   WEIGHTED
                                                    AVERAGE          WEIGHTED
                                    NUMBER        CONTRACTUAL         AVERAGE
RANGE OF EXERCISE PRICE            OF SHARES    LIFE (IN YEARS)   EXERCISE PRICE
--------------------------------  -----------  -----------------  ---------------
$8.06-$11.69....................      11,577            6.94         $   10.99
$12.63-$18.88...................      53,430            7.86             18.14
$20.00-$30.13...................      65,552            8.02             22.35
                                  -----------
$8.06-$30.13....................     130,559            7.86             19.62
                                  -----------
                                  -----------

    Shares of restricted Silicon Graphics common stock awarded to employees of the Company in fiscal 1996, 1997 and 1998 were 40,000 shares, 83,500 shares and 27,000 shares, respectively.

    At June 30, 1996, 1997 and 1998, options to purchase 856,711 shares, 480,629 shares and 130,559 shares, respectively, of Silicon Graphics common stock were held by employees of the Company. At June 30, 1996, 1997 and 1998, there were 35,000 shares, 50,125 shares and no shares, respectively, of restricted Silicon Graphics stock held by employees of the Company that were subject to repurchase.

                            MIPS TECHNOLOGIES, INC.

          INFORMATION AS OF DECEMBER 31, 1998 FOR THE SIX MONTHS ENDED
                    DECEMBER 31, 1997 AND 1998 IS UNAUDITED

    SILICON GRAPHICS STOCK PURCHASE PLAN. Silicon Graphics has an employee stock purchase plan under which eligible employees may purchase stock at 85% of the lower of the closing price for the stock at the beginning of a twenty four-month offering period or the end of each six-month purchase period. The purchase periods generally begin in May and November. Purchases are limited to 10% of each employee's compensation. Shares issued to employees of the Company under this plan in fiscal 1996, 1997 and 1998 were 76,084 shares, 135,808 shares and 101,292 shares, respectively. Former employees of Silicon Graphics are not eligible to participate in this plan.

    GRANT DATE FAIR VALUES. The weighted average estimated fair value of Silicon Graphics employee stock options granted at grant date market prices during fiscal 1996, 1997 and 1998 was $11.32 per share, $8.08 per share and $6.02 per share, respectively. The weighted average exercise price of Silicon Graphics employee stock options granted at grant date market prices during fiscal 1996, 1997 and 1998 was $29.66 per share, $20.70 per share and $14.89 per share, respectively. The weighted average estimated fair value of Silicon Graphics employee stock options granted at below grant date market prices during fiscal 1996 and 1997 was $17.07 per share and $13.09 per share, respectively. The weighted average exercise price of Silicon Graphics employee stock options granted at below grant date market prices during 1996 and 1997 was $21.35 per share and $15.65 per share, respectively. There were no Silicon Graphics options granted at below grant date market price during fiscal 1998. The weighted average estimated fair value of Silicon Graphics restricted stock granted during fiscal 1996, 1997 and 1998 was $27.30 per share, $23.37 per share and $24.37 per share, respectively. The weighted average estimated fair value of shares granted under the Silicon Graphics stock purchase plan during fiscal 1996, 1997 and 1998 was $15.09 per share, $7.85 per share and $6.88 per share, respectively.

    The weighted average estimated fair value of the Company's employee stock options granted at grant date market prices during fiscal 1998 was $8.71 per share.

    The weighted average fair value of Silicon Graphics options granted has been estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions:

                                                      EMPLOYEE STOCK OPTIONS               STOCK PURCHASE PLAN SHARES
                                               -------------------------------------  -------------------------------------
                                                            YEAR ENDED                             YEAR ENDED
                                                             JUNE 30,                               JUNE 30,
                                               -------------------------------------  -------------------------------------
                                                  1996         1997         1998         1996         1997         1998
                                                  -----        -----        -----        -----        -----        -----
Expected life (in years).....................         3.8          2.7          2.7          0.5          0.5          0.5
Risk-free interest rate......................        5.18%        6.38%        5.74%        5.49%        5.45%        5.72%
Volatility...................................        0.45         0.50         0.61         0.45         0.57         0.79
Dividend yield...............................           0%           0%           0%           0%           0%           0%

                            MIPS TECHNOLOGIES, INC.

          INFORMATION AS OF DECEMBER 31, 1998 FOR THE SIX MONTHS ENDED
                    DECEMBER 31, 1997 AND 1998 IS UNAUDITED

    The weighted average fair value of Company options granted has been estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for the activity under the Company's plans:

                                                                                 YEAR ENDED
                                                                                JUNE 30, 1998
                                                                              -----------------
Expected life (in years)....................................................            5.0
Risk-free interest rate.....................................................           5.66%
Volatility..................................................................           0.70
Divided yield...............................................................              0%

    PRO FORMA INFORMATION. The Company has elected to follow APB 25 in accounting for its employee stock options because the alternative fair value accounting provided for under SFAS 123 requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, no compensation expense is recognized in the Company's financial statements except in connection with the granting of restricted shares or unless the exercise price of the Company's employee stock options is less than the market price of the underlying stock on the date of grant. Total compensation expense recognized in the Company's financial statements for stock-based awards under APB 25 for fiscal 1996, 1997 and 1998 was $0.5 million, $1.7 million and $1.0 million, respectively.

    Pro forma information regarding net income and earnings per share has been determined as if the Company had accounted for its employee stock options and employee stock purchase plan under the fair value method prescribed by SFAS 123. For purposes of pro forma disclosures, the estimated fair value of the stock awards is amortized to expense over the vesting periods. The Company's pro forma information is as follows (in thousands, except per share amounts):

                                                                           YEAR ENDED
                                                                            JUNE 30,
                                                                 -------------------------------
                                                                   1996       1997       1998
                                                                 ---------  ---------  ---------
Pro forma net loss.............................................  $ (30,041) $ (46,288) $    (738)
Pro forma basic and diluted net loss per share.................  $   (0.83) $   (1.28) $   (0.02)

    The historical pro forma impact of applying the fair value method prescribed by SFAS 123 is not representative of the impact that may be expected in the future due to changes resulting from the Separation and the establishment of the Company's plans during 1998.

NOTE 11. RELATED PARTY TRANSACTIONS

    FUNDING. Prior to the separation, the Company utilized Silicon Graphics' centralized cash management services and processes related to receivables, payables, payroll and other activities and the Company's net cash requirements were funded by Silicon Graphics. Net financing provided to the Company by Silicon Graphics in fiscal 1996 and 1997 was approximately $35 million and $45 million, respectively. There was a net return of capital to Silicon Graphics by the Company of approximately $9.2 million and zero in fiscal 1998. The average balance due Silicon Graphics

                            MIPS TECHNOLOGIES, INC.

          INFORMATION AS OF DECEMBER 31, 1998 FOR THE SIX MONTHS ENDED
                    DECEMBER 31, 1997 AND 1998 IS UNAUDITED

during fiscal 1996, 1997 and 1998 was approximately $67 million, $107 million and $125 million, respectively.

    At December 31, 1998, accounts payable includes approximately $207,000 payable to Silicon Graphics related to certain administrative and corporate support services provided by Silicon Graphics on behalf of the Company and approximately $2.7 million taxes payable to Silicon Graphics under the tax sharing agreement with Silicon Graphics. The tax sharing agreement provides that the Company and Silicon Graphics will make payments to each other such that, with respect to any period, the amount of taxes to be paid by the Company, subject to certain adjustments, will be determined as though the Company were to file separate federal, state and local income tax returns.

    CORPORATE SERVICES. Silicon Graphics allocates a portion of its domestic corporate expenses to its divisions, including the Company. In addition, in accordance with Staff Accounting Bulletin No. 55, certain additional allocations have been reflected in these financial statements. These expenses have included corporate communications, management, compensation and benefits administration, payroll, accounts payable, income tax compliance, treasury and other administration and finance overhead. Allocations and charges were based on either a direct cost pass-through or a percentage allocation for such services provided based on factors such as net sales, headcount and relative expenditure levels. Such allocations and corporate charges totaled $9.0 million, $11.0 million, $9.0 million, $6.2 million and zero for the years ended June 30, 1996, 1997 and 1998 and for the six-month periods ended December 31, 1997 and December 31, 1998, respectively.

    In June 1998, the Company and Silicon Graphics entered into the Management Services Agreement, pursuant to which Silicon Graphics will provide certain administrative and corporate support services to the Company on an interim or transitional basis, including accounting, treasury, tax, facilities and information services. Specified charges for such services are generally intended to allow Silicon Graphics to recover the fully allocated direct costs of providing the services, plus all out-of-pocket costs and expenses, but without any profit. The Management Services Agreement will have a three-year term and will be subject to automatic termination at such time as Silicon Graphics' beneficial ownership interest in the Company's outstanding common stock ceases to exceed 50%. In addition, either Silicon Graphics or the Company may terminate the Management Services Agreement with respect to one or more of the services provided thereunder upon giving at least 30 days prior written notice to the other party.

    Management believes that the basis used for allocating corporate services is reasonable. While the terms of these transactions may differ from those that would result from transactions among unrelated parties, management does not believe such differences would be material.

    FACILITIES. The Company's executive, administrative and technical offices currently occupy space in a building subleased from Silicon Graphics in Mountain View, California. Payments by the Company to Silicon Graphics under this sublease are expected to be $611,000, $743,000, $776,000 and $741,000 in fiscal years 1999, 2000, 2001 and 2002, respectively. The sublease will terminate on May 31, 2002, subject to earlier termination in certain circumstances.

                            MIPS TECHNOLOGIES, INC.

          INFORMATION AS OF DECEMBER 31, 1998 FOR THE SIX MONTHS ENDED
                    DECEMBER 31, 1997 AND 1998 IS UNAUDITED

NOTE 12. CONTINGENCIES

    From time to time, the Company receives communications from third parties asserting patent or other rights covering the Company's products and technologies. Based upon the Company's evaluation, it may take no action or it may seek to obtain a license. There can be no assurance in any given case that a license will be available on terms the Company considers reasonable, or that litigation will not ensue.

    Management is not aware of any pending disputes that would be likely to have a material adverse effect on the Company's business, results of operations or financial condition.

NOTE 13. INDUSTRY AND GEOGRAPHIC SEGMENT INFORMATION

    The Company operates in one industry segment. The Company's revenue by geographic area is as follows (in thousands):

                                                                       YEAR ENDED JUNE 30,
                                                                 -------------------------------
                                                                   1996       1997       1998
                                                                 ---------  ---------  ---------
United States..................................................  $   6,123  $   5,066  $   5,621
Export:
  Japan........................................................     22,620     35,241     50,939
  Europe.......................................................      6,300         --        250
  Rest of World................................................      2,000         --         --
                                                                 ---------  ---------  ---------
    Total revenue..............................................  $  37,043  $  40,307  $  56,810
                                                                 ---------  ---------  ---------
                                                                 ---------  ---------  ---------

NOTE 14. SUBSEQUENT EVENT (UNAUDITED)

    On March 1, 1999, the Company filed a definitive proxy statement with the U.S. Securities and Exchange Commission relating to a special meeting of its stockholders called for the purpose of approving a proposal to recapitalize the authorized capital stock of the Company, including (i) the approval and adoption of an amended and restated certificate of incorporation and by-laws of the Company pursuant to which each issued and outstanding share of the Company's common stock, par value $0.001 per share, will be redesignated as one share of newly created and issued Class A common stock, par value $0.001 per share, of the Company and (ii) the exchange by Silicon Graphics, Inc. of each share of Class A Common Stock it will own for one share of newly created and issued Class B common stock, par value $0.001 per share, of the Company. The recapitalization was designed to permit an orderly, multi-step increase in the number of shares of MIPS Technologies common stock that are publicly traded while preserving Silicon Graphics' ability to divest of its interest in MIPS Technologies in a transaction intended to qualify generally as a tax-free distribution under the Internal Revenue Code.

                                  UNDERWRITING


    Silicon Graphics and the underwriters for the offering named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Credit Suisse First Boston Corporation and BancBoston Robertson Stephens Inc. are the representatives of the underwriters.



                       Underwriter                         Number of Shares
---------------------------------------------------------  -----------------
Goldman, Sachs & Co......................................
Credit Suisse First Boston Corporation...................
BancBoston Robertson Stephens Inc........................

                                                           -----------------
  Total..................................................       6,000,000
                                                           -----------------
                                                           -----------------


                                 --------------


    If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 900,000 shares from Silicon Graphics to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.



    The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by Silicon Graphics. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 900,000 additional shares.


                          Paid by Silicon Graphics
-----------------------------------------------------------------------------
                                            No Exercise       Full Exercise
                                          ----------------   ----------------
Per Share...............................      $                  $
Total...................................      $                  $


    Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $      per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to
certain other brokers or dealers at a discount of up to $      per share from
the initial public offering price. If all the shares are not sold at the initial offering price, the representatives may change the offering price and the other selling terms.



    We and Silicon Graphics have agreed with the underwriters not to dispose of or hedge any of their Class A or Class B common stock or securities convertible into or exchangeable for shares of Class A or Class B common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the
representatives.   This agreement does not apply to existing employee benefit plans or to a distribution by Silicon Graphics of all of the Class B common stock that it owns if, in order to avoid the application of certain recently proposed tax legislation, such a distribution must be made prior to the date that is 180 days after completion of this offering in order for Silicon Graphics to effect a Tax-Free Distribution.



    In addition, our directors and certain of our officers have agreed with the underwriters not to dispose of or hedge any of their Class A common stock or securities convertible into or exchangeable for shares of Class A common stock during the period from the date of this prospectus continuing through the date that is two trading days after the date of our public announcement of our 1999 fourth quarter operating results (the date of such announcement is currently expected to be July 20, 1999). As of February 26, 1999, such directors and officers owned 11,054 shares of our common stock that may be sold, and held options to purchase approximately 465,000 shares of common stock that will be exercisable, on July 23, 1999 or within 30 days thereafter.



    In connection with this offering, the underwriters may purchase and sell shares of Class A common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Class A common stock while the offering is in progress.



    The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.



    These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the Class A common stock. As a result, the price of the Class A common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq Stock Market, in the over-the-counter market or otherwise.


    Silicon Graphics will pay all expenses incurred by us in connection with the offering. The total expenses of the offering, excluding underwriting discounts
and commissions, are estimated to be $        .


    We and Silicon Graphics have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.



    In connection with this offering, certain underwriters and selling group members (if any) who are qualified market makers on The Nasdaq National Market may engage in passive market making transactions in the common stock on The Nasdaq National Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934 during the business day prior to the pricing of the offering before the commencement of offers or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as such. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid of such security; if all independent bids are lowered below the passive market makers' bid, however, such bid must then be lowered when certain purchase limits are exceeded.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                               ------------------

                               TABLE OF CONTENTS


                                                    PAGE
                                                    -----
Prospectus Summary.............................           3
Risk Factors...................................           6
Use of Proceeds................................          17
Price Range of Common Stock....................          17
Dividend Policy................................          17
Corporate Information..........................          17
The Recapitalization...........................          18
Capitalization.................................          20
Selected Consolidated Financial Data...........          21
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations....................................          22
Business.......................................          33
Management.....................................          45
Arrangements Between MIPS Technologies and
 Silicon Graphics..............................          52
Principal and Selling Stockholder..............          59
Description of Capital Stock...................          61
Shares Available for Future Sale...............          69
Certain United States Federal Tax
 Considerations for Non-United States
 Holders.......................................          70
Legal Matters..................................          73
Experts........................................          73
Where You Can Find Additional Information......          73
Index to Financial Statements..................         F-1
Underwriting...................................         U-1


                                6,000,000 Shares

                                     [LOGO]

                              Class A Common Stock

                                 -------------

                                   PROSPECTUS

                                 -------------

                              GOLDMAN, SACHS & CO.

                           CREDIT SUISSE FIRST BOSTON

                         BANCBOSTON ROBERTSON STEPHENS

                      Representatives of the Underwriters

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Company in connection with the sale of the Common Stock being registered. which will be paid by Silicon Graphics, Inc. All of the amounts shown are estimates except for the SEC registration fee, the NASD filing fee and the Nasdaq National Market Application Fee.


SEC Registration Fee.............................................  $  81,284
NASD Filing Fee..................................................     29,739
Blue Sky Qualification Fees and Expenses.........................      5,000
Printing and Engraving Expenses..................................    130,000
Legal Fees and Expenses..........................................    450,000
Accounting Fees and Expenses.....................................    150,000
Miscellaneous....................................................     16,000
                                                                   ---------
  Total..........................................................  $ 837,023
                                                                   ---------
                                                                   ---------


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer or director of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of criminal proceedings, had no reasonable cause to believe his or her conduct was illegal. A Delaware corporation may indemnify officers and directors against expenses (including attorneys' fees) in connection with the defense or settlement of an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against expenses which such officer or director actually and reasonably incurred. The Amended and Restated Certificate of Incorporation of the Registrant provides for indemnification of the officers and directors of the Registrant to the full extent permitted by applicable law.

    In accordance with Delaware law, the Amended and Restated Certificate of Incorporation of the Registrant contains a provision to limit the personal liability of directors of the Registrant for violations of their fiduciary duty. This provision eliminates each director's liability to the Registrant or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence. In addition, the Registrant has agreed by contract to indemnify the directors and certain officers of the Registrant for certain liabilities incurred by such person by reason of the fact that such is a director or officer, provided such person was acting in good faith.

    Pursuant to the underwriting agreement between the Registrant, Silicon Graphics and the underwriters filed as an exhibit to this Registration Statement, the underwriters a party thereto have agreed to indemnify each officer and director of the Registrant and Silicon Graphics, Inc. and each person, if any, who controls the Company and Silicon Graphics, Inc. within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), against certain liabilities, including liabilities under said Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Within the past three years, the Registrant has not issued or sold any unregistered securities.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits


 1.1       Form of Underwriting Agreement*
 3.1       Form of Amended and Restated Certificate of Incorporation of the Registrant**
 3.2       Form of Amended and Restated By-Laws of the Registrant**
 4.1       Form of Class A Common Stock Certificate**
 5.1       Opinion of Shearman & Sterling**
10.1       Separation Agreement**
10.2       Corporate Agreement**
10.3       Management Services Agreement**
10.4       Tax Sharing Agreement**
10.5       Technology Agreement**
10.6       Trademark Agreement**
10.7       Form of Exchange Agreement**
10.8.1     Joint Development and License Agreement between Nintendo Co., Ltd. and Nintendo of
             America Inc. on the one hand and Silicon Graphics, Inc. and MIPS Technologies,
             Inc. on the other hand (the "Joint Development and License Agreement")+**
10.8.2     First Addendum to the Joint Development and License Agreement+**
10.8.3     Second Addendum to the Joint Development and License Agreement+**
10.8.4     Fourth Addendum to the Joint Development and License Agreement+**
10.9       MIPS Technologies, Inc. 1998 Long-Term Incentive Plan**
10.10      Employee Stock Purchase Plan**
10.11      Non-US Employee Stock Option Plan**
10.12      Directors' Stock Option Plan**
10.13      Form of Change in Control Agreement*
10.14      Form of Indemnification Agreement**
21.1       Subsidiaries of the Registrant**
23.1       Consent of Ernst & Young LLP, Independent Auditors
23.3       Consent of Shearman & Sterling (included in Exhibit 5.1)**
24.1       Power of Attorney**


--------------

  * To be filed by amendment.

 ** Previously filed

 + Portions of this Exhibit have been omitted pursuant to an order granting confidential treatment issued by the Securities and Exchange Commission on June 29, 1998.

    (b) Financial Statement Schedules

    Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 17. UNDERTAKINGS

(a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b) The undersigned Registrant hereby undertakes that:

     (i) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

    (ii) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on the 29th day of March, 1999.


                                MIPS TECHNOLOGIES, INC.

                                By:             /s/ JOHN E. BOURGOIN
                                       --------------------------------------
                                Name:              John E. Bourgoin
                                Title:          CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:


          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

     /s/ JOHN E. BOURGOIN       Chief Executive Officer
------------------------------    and Director (Principal     March 29, 1999
       John E. Bourgoin           Executive Officer)

     /s/ KEVIN C. EICHLER
------------------------------  Principal Financial and       March 29, 1999
       Kevin C. Eichler           Accounting Officer

              *
------------------------------  Director                      March 29, 1999
        Forest Baskett

              *
------------------------------  Director                      March 29, 1999
       Kenneth Coleman

              *
------------------------------  Director                      March 29, 1999
       Fred M. Gibbons

              *
------------------------------  Director                      March 29, 1999
     Anthony B. Holbrook

              *
------------------------------  Director                      March 29, 1999
       William M. Kelly

              *
------------------------------  Director                      March 29, 1999
      Teruyasu Sekimoto


By:      /s/ SANDY CREIGHTON
      -------------------------  Attorney-in-Fact
           Sandy Creighton

                                 EXHIBIT INDEX


  EXHIBIT
  NUMBER
-----------
       1.1   Form of Underwriting Agreement*
       3.1   Form of Amended and Restated Certificate of Incorporation of the Registrant**
       3.2   Form of Amended and Restated By-Laws of the Registrant**
       4.1   Form of Class A Common Stock Certificate**
       5.1   Opinion of Shearman & Sterling**
      10.1   Separation Agreement**
      10.2   Corporate Agreement**
      10.3   Management Services Agreement**
      10.4   Tax Sharing Agreement**
      10.5   Technology Agreement**
      10.6   Trademark Agreement**
      10.7   Form of Exchange Agreement**
    10.8.1   Joint Development and License Agreement between Nintendo Co., Ltd. and Nintendo of America Inc. on the
               one hand and Silicon Graphics, Inc. and MIPS Technologies, Inc. on the other hand (the "Joint
               Development and License Agreement")+**
    10.8.2   First Addendum to the Joint Development and License Agreement+**
    10.8.3   Second Addendum to the Joint Development and License Agreement+**
    10.8.4   Fourth Addendum to the Joint Development and License Agreement+**
      10.9   MIPS Technologies, Inc. 1998 Long-Term Incentive Plan**
     10.10   Employee Stock Purchase Plan**
     10.11   Non-US Employee Stock Purchase Plan**
     10.12   Directors' Stock Option Plan**
     10.13   Form of Change in Control Agreement*
     10.14   Form of Indemnification Agreement**
      21.1   Subsidiaries of the Registrant**
      23.1   Consent of Ernst & Young LLP, Independent Auditors
      23.3   Consent of Shearman & Sterling (included in Exhibit 5.1)**
      24.1   Power of Attorney**


--------------

  * To be filed by amendment.

 ** Previously filed.

 + Portions of this Exhibit have been omitted pursuant to an order granting confidential treatment issued by the Securities and Exchange Commission on June 29, 1998.